Exhibit T3E

The information in this preliminary exchange offer memorandum is not complete and may be changed. This preliminary exchange offer memorandum is not an offer to exchange these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

PRIVILEGED AND CONFIDENTIAL

PRELIMINARY EXCHANGE OFFER MEMORANDUM

RAGHSA S.A.

Offer to Exchange in Respect of

Any and All of its Outstanding U.S.$58,342,000 Principal Amount of its 8.50% Notes due 2027

(CUSIP Nos. 750645 AF0 and P79849 AD0)

(ISIN Nos. US750645AF04 and USP79849AD07)

(Common Code Nos. 216931599 and 216931602)

FOR

U.S. Dollar-denominated 8.50% Notes due 2032

THE EXCHANGE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON DECEMBER [•], 2024 (THE “ORIGINAL EXPIRATION DATE”), UNLESS EXTENDED BY US (THE ORIGINAL EXPIRATION DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”). EXISTING NOTES VALIDLY TENDERED AT ANY TIME ON, OR PRIOR TO, THE EXPIRATION DATE MAY BE WITHDRAWN ON, OR PRIOR TO, THE EXPIRATION DATE BUT NOT THEREAFTER (UNLESS WE EXTEND WITHDRAWAL RIGHTS OR ARE REQUIRED BY LAW TO PERMIT WITHDRAWAL).

RAGHSA S.A. (the “Company,” “we,” “us” or “our”), a sociedad anónima organized under the laws of the Republic of Argentina (“Argentina”), is offering to holders of its 8.50% Notes due 2027 (the “Existing Notes”), on the terms and conditions set forth in this offer to exchange memorandum (as it may be amended, modified or supplemented from time to time, this “Exchange Offer Memorandum”), the opportunity to exchange any and all of their Existing Notes for newly issued U.S. Dollar-denominated 8.50% Notes due 2032, to be issued by us (the “New Notes”), as set forth in the table below and as otherwise described herein (the “Exchange Offer”).

The exchange of Existing Notes for New Notes in the Exchange Offer is conditioned upon the General Conditions (as defined herein), any of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Subject to the terms and conditions set forth in this Exchange Offer Memorandum, if holders validly tender their Existing Notes at any time on or prior to the Expiration Date, do not validly withdraw their Existing Notes by the Expiration Date and such Existing Notes are accepted for exchange by us, holders will be eligible to receive for each U.S.$1.00 in outstanding principal amount of Existing Notes validly tendered, U.S$1.00 in principal amount of New Notes.

In addition to the exchange consideration referred to above, we will pay in cash accrued and unpaid interest on the Existing Notes accepted for exchange by us in the Exchange Offer to, but not including, the Settlement Date (as defined below). Interest will cease to accrue on the Settlement Date for all Existing Notes accepted in the Exchange Offer.

Tendering holders of Existing Notes must tender Existing Notes in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof. The New Notes will be issued in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof.

The New Notes will be issued pursuant to an indenture (the “New Indenture”) among us, The Bank of New York Mellon, as Trustee, Co-registrar, Principal Paying Agent and Transfer Agent (the “Trustee”), and Banco de Valores S.A., as Representative of the Trustee in Argentina (the “Representative of the Trustee in Argentina”), to be executed on or about December [•], 2024. The New Indenture will be available upon submitting a request to the Company.

The New Notes will constitute non-convertible obligaciones negociables under the Argentine Negotiable Obligations Law No. 23,576, as amended by the Argentine Productive Financing Law No. 27,440 (as further amended and supplemented from time to time, the “Negotiable Obligations Law”), will be entitled to the benefits set forth therein and subject to the procedural requirements established therein and will be placed in accordance with such law, Law No. 26,831, as amended by Argentine Productive Financing Law No. 27,440 (as further amended and supplemented from time to time, the “Argentine Capital Markets Law”) and the regulations of the Securities Commission of Argentina (the Comisión Nacional de Valores, or the “CNV”) (the “CNV Rules”), and any other applicable laws and regulation of Argentina.

The establishment of the program under which the New Notes will be issued has been authorized by the CNV pursuant to Resolution No. 16.441 dated October 29, 2010. The extension of the term of the program has been granted by the CNV pursuant to Resolution No. 17,797 dated February 25, 2016 and a further extension of the term, increase of the size and amendment of certain terms and conditions of the program has been authorized by the CNV pursuant to Resolution No. DI-2020-50APN-GE#CNV dated November 2, 2020.The CNV’s authorization means only that the information requirements of the CNV have been satisfied. Offers of the New Notes to the public in Argentina will be made by a prospectus and a pricing supplement in the Spanish language in accordance with the CNV Rules and a Spanish translation of the Exchange Offer Memorandum. The CNV has not rendered any opinion in respect of the accuracy of the information contained in the Argentine Offering Memorandum.

The information contained in this Exchange Offer Memorandum is exclusively our responsibility and has neither been reviewed or authorized by the CNV or any other securities commission or regulatory authority of any country, nor has the CNV or any such commission or authority passed upon the merits or fairness of the Exchange Offer Memorandum or passed upon the accuracy or adequacy of this Exchange Offer Memorandum or any of the other documents delivered herewith. We have not filed with the CNV a request for authorization or registration of this Exchange Offer Memorandum. In making a decision, all Holders must rely on their own review and examination of the Company.

We have applied to have the New Notes listed on the Bolsas y Mercados Argentinos S.A. or the entity that in the future replaces it (the “BYMA”) through the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) acting in accordance with the authority delegated by the BYMA and to have the New Notes admitted to trading on the Mercado Abierto Electrónico S.A. (“MAE”).

Delivery of the New Notes issued pursuant to the Exchange Offer is expected to be made in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about December [•], 2024 subject to the extension of the Original Expiration Date, if extended.

The New Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are offered by the Company to U.S. persons (as defined in Rule 902(k) under the Securities Act, “U.S. Persons”) in the United States (as defined in Rule 902(l) under the Securities Act, “United States”) in reliance on Section 3(a)(9) of the Securities Act. Offers and issuances of the New Notes outside the United States will be made in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

In any member state of the European Economic Area (“EEA”) or in the United Kingdom (“UK”), this communication is only addressed to and is only directed at qualified investors in that member state within the meaning of Regulation (EU) 2017/1129 (“Prospectus Regulation”). The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investors in the EEA or in the UK. For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) 1286/2014 (the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore otherwise offering or selling the New Notes or otherwise making them available to retail investors in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

The date of this Exchange Offer Memorandum is November [•], 2024.

i

IMPORTANT INFORMATION ABOUT THIS EXCHANGE OFFER MEMORANDUM

The Exchange Offer described herein is not being made to, and any offers to exchange will not be accepted from, or on behalf of, holders of the Existing Notes in any jurisdiction in which the making of such Exchange Offer would not be in compliance with the laws or regulations of such jurisdiction.

The New Notes have not been and will not be registered under the Securities Act, or any state securities laws, and are being offered by the Company to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act. Offers and issuances of the New Notes outside the United States will be made in offshore transactions in reliance on Regulation S under the Securities Act.

In any member state of the EEA or in the UK, this communication is only addressed to and is only directed at qualified investors in that member state within the meaning of the Prospectus Regulation. The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investors in the EEA or in the UK. For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the New Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore otherwise offering or selling the New Notes or otherwise making them available to retail investors in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

The New Notes are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

Existing Notes validly tendered on, or prior to, the Expiration Date may be withdrawn on or prior to the Expiration Date, but not thereafter (unless we extend withdrawal rights or are required by law to permit withdrawal), by following the procedures described herein.

The Exchange Offer and the issuance and offer of the New Notes have not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission in the United States or any other U.S. regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Exchange Offer or the accuracy or adequacy of this Exchange Offer Memorandum. Any representation to the contrary is a criminal offence in the United States.

This Exchange Offer Memorandum contains important information which should be read carefully before any decision is made to participate in the Exchange Offer. If holders of Existing Notes are in any doubt as to the action they should take, holders should seek their own financial advice, including in respect of any tax consequences, immediately from their stockbroker, bank manager, accountant or other independent financial adviser. Any individual or company whose Existing Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to accept the Exchange Offer in respect of such Existing Notes. None of Accuratus Tax and CA Services LLC (trading as Bondholder Communications Group), in its capacity as information and exchange agent (the “Information and Exchange Agent”), or we make any recommendation as to whether or not holders of Existing Notes should accept to exchange their Existing Notes, and no person has been authorized by any of us to make any such recommendation. The Information and Exchange Agent is our agent and owes no duty to any holder of Existing Notes. Holders must make their own decision as to whether to, and in what amount they shall, tender Existing Notes in exchange for New Notes. No person has been authorized to give any information or to make any representations other than those contained in this Exchange Offer Memorandum, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Information and Exchange Agent. You must decide whether to tender your Existing Notes into the Exchange Offer, and, if so, the aggregate amount of Existing Notes to tender.

This Exchange Offer Memorandum may have been sent to holders in electronic form. Holders are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither we nor the Information and Exchange Agent nor any person who controls any of the

Information and Exchange Agent, or any director, officer, employee or agent of any of the Information and Exchange Agent or any affiliate, accepts any liability or responsibility whatsoever in respect of any difference between this Exchange Offer Memorandum distributed to you in electronic format and this Exchange Offer Memorandum in its original form.

We have submitted this Exchange Offer Memorandum only to holders of Existing Notes solely for them to consider whether to exchange their Existing Notes for New Notes. We have not authorized its use for any other purpose and have not submitted it to anybody other than holders of Existing Notes. This Exchange Offer Memorandum may neither be copied or reproduced in whole or in part. This Exchange Offer Memorandum may not be distributed, nor may its contents be disclosed, except to holders of Existing Notes to whom it is provided. By accepting delivery of this Exchange Offer Memorandum, holders agree to all of the restrictions referred to above.

This Exchange Offer Memorandum is based on information provided by us and by other sources that we believe are reliable. This Exchange Offer Memorandum summarizes certain documents and other information, and we refer holders to them for a more complete understanding of the summary contained in this Exchange Offer Memorandum. In making a decision regarding the Exchange Offer, holders must rely on their own examination of us and the terms of the Exchange Offer and the New Notes, including the merits and risks involved.

In making a decision of whether or not to participate in the Exchange Offer, holders should rely only on the information contained in this Exchange Offer Memorandum. We have not authorized any person to provide holders with additional, different or inconsistent information. If anyone provides holders with additional, different or inconsistent information, holders should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. Holders should assume that the information contained in this Exchange Offer Memorandum is accurate only as of its date.

We are not making any representation to any participant in the Exchange Offer regarding the legality of an investment in the New Notes by the participant under any legal investment or similar laws or regulations. Holders should not consider any information in this Exchange Offer Memorandum to be legal, business or tax advice. Holders should consult their own attorney, business adviser and tax adviser for legal, business and tax advice regarding acquiring the New Notes. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. Holders of New Notes should be aware that the exchange of Existing Notes for New Notes in the Exchange Offer is conditioned upon the General Conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We may, in our sole discretion, amend, terminate or withdraw the Exchange Offer if the conditions to the Exchange Offer are not satisfied (or waived by us) on the Expiration Date and may, in our sole discretion, waive each and any of the conditions to the Exchange Offer. If we amend the terms of the Exchange Offer, we will give holders notice of such amendment as may be required by law and, in any case, so as to allow them, in our reasonable judgment, sufficient time to respond to such amendment. In the event of a termination of the Exchange Offer, all Existing Notes validly tendered pursuant to the Exchange Offer will be promptly released to the tendering holders.

Notwithstanding anything in this Exchange Offer Memorandum to the contrary, except as reasonably necessary to comply with applicable securities laws, each holder (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of this Exchange Offer and all materials of any kind that are provided to holders relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the Exchange Offer.

Unless otherwise specified or the context requires, references herein to “Pesos” or “Ps.” are to Argentine Pesos, the legal currency of Argentina, and references to “U.S. Dollars,” “Dollars,” “U.S.$” or “$” are to U.S. Dollars, the legal currency of the United States.

Offers of the New Notes to the public in Argentina will be made by a prospectus and pricing supplement in Spanish language in accordance with the Argentine Capital Markets Law, the Negotiable Obligations Law and the CNV Rules and a Spanish translation of the Exchange Offer Memorandum.

The New Notes will initially be available in book-entry form only. We expect that the New Notes will be issued in the form of one or more registered global notes without coupons, registered in the name of a nominee of DTC, as depositary, for the accounts of its direct and indirect participants including Euroclear and Clearstream. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be effected only through, records maintained by DTC and its respective participants. After the initial issuance of the global New Notes, certificated New Notes will be issued in exchange for global New Notes only in the limited circumstances set forth in the New Indenture.

Holders should contact the Information and Exchange Agent with any questions about the Exchange Offer. Its contact information appears on the back cover page of this Exchange Offer Memorandum.

ENFORCEMENT OF CIVIL LIABILITIES

We are a sociedad anónima organized under the laws of Argentina. Substantially all of our assets are located outside the United States. Most of our directors, executive officers and controlling persons as well as certain of the experts named in this Exchange Offer Memorandum reside outside of the United States, and all or a substantial portion of their assets are also located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against us judgments predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of other jurisdictions.

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Articles 517 through 519 of the National Code of Civil and Commercial Procedure (if enforcement is sought before federal courts) are met, such as (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such property was transferred to Argentine territory during or after the prosecution of the foreign action, (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against such foreign action, (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law, (iv) the judgment does not violate the principles of public policy of Argentine law and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

We have been advised by our Argentine counsel, Bruchou & Funes de Rioja, that there is doubt as to whether the courts of Argentina would enforce in all respects, to the same extent and in as timely a manner as a United States or other non-Argentine court, an original action predicated solely upon the civil liability provisions of the federal securities laws of the United States or other non-Argentine laws; and that the enforceability in Argentine courts of judgments of United States or other non-Argentine courts predicated upon the civil liability provisions of the United States federal securities laws or other non-Argentine laws will be subject to compliance with certain requirements under Argentine law, including the condition that any such judgment does not violate Argentine public policy.

IMPORTANT DATES

Please take note of the following important dates and times in connection with the Exchange Offer. Each of the times and dates in the table below is indicative only and may be subject to change. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. References to times in the timetable are to New York City time.

Holders of Existing Notes wishing to participate in the Exchange Offer are also required to comply with the respective requirements and deadlines imposed by each of DTC, Euroclear and Clearstream for the submission of electronic instructions. See “The Exchange Offer—Procedures for Tendering Existing Notes in the Exchange Offer”

Date	Time/Calendar Date	Event
Commencement Date	November [•], 2024	The date on which the Exchange Offer and the coupon are announced.

Withdrawal Deadline	11:59 p.m. on December [•], 2024	The deadline for holders to validly withdraw tenders of Existing Notes shall be the Expiration Date, for Existing Notes tendered at any time after the Commencement Date but on or prior to the Expiration Date.

Original Expiration Date	11:59 p.m. on December [•], 2024	The deadline for holders to validly tender Existing Notes in order to qualify to receive the Exchange Consideration on the Settlement Date, unless extended by us or as required by law.

Expiration Date	11:59 p.m. on December [•], 2024	The Original Expiration Date, unless extended by us or as required by law.

Settlement Date	Promptly after the Expiration Date	The date the New Notes pursuant to the Exchange Offer will be issued in exchange for any Existing Notes validly tendered at any time on or prior to the Expiration Date, not validly withdrawn by the Withdrawal Deadline, and accepted for exchange by us.

RISK FACTORS

Risks Relating to the Exchange Offer

Upon consummation of the Exchange Offer, liquidity of the market for outstanding Existing Notes may be substantially reduced, and market prices for outstanding Existing Notes may decline as a result.

To the extent the Exchange Offer is consummated, the aggregate principal amount of outstanding Existing Notes will be reduced, and such reduction could be substantial. A reduction in the amount of outstanding Existing Notes would likely adversely affect the liquidity of the non-tendered or non-accepted Existing Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price of Existing Notes that are not tendered or not accepted may be adversely affected. A reduced float may also make the trading prices of Existing Notes that are not tendered or exchanged more volatile. None of the Company or the Information and Exchange Agent has any duty to make a market for any Existing Notes.

A decision to exchange your Existing Notes for New Notes would expose you to the risk of nonpayment for a longer period of time.

The Existing Notes mature sooner than the New Notes. If, following the maturity date of your Existing Notes, but prior to the maturity date of the New Notes, we were to default on any of our obligations or become subject to a bankruptcy or similar proceeding, or become subject to additional currency restrictions that inhibit, beyond the limitations in effect as of the date of this Exchange Offer Memorandum, our ability to repay our U.S. dollar-denominated obligations, there could exist a risk that Holders who exchanged their Existing Notes for New Notes would not be paid as holders who did not exchange their Existing Notes for New Notes. Any decision to tender your Existing Notes pursuant to the Exchange Offer should be made with the understanding that the lengthened maturity of the New Notes exposes you to the risk of nonpayment for a longer period of time.

We expressly reserve the right to purchase any Existing Notes that remain outstanding after the Expiration Date.

We expressly reserve the absolute right, in our sole discretion, from time to time to purchase any Existing Notes that remain outstanding after the Expiration Date through open market or privately negotiated transactions, one or more additional tender or exchange offer or otherwise, on terms that may differ from those of the Exchange Offer and could be for cash or other consideration, or to exercise any of our rights under the indenture governing the Existing Notes. Existing Notes not tendered or purchased in the Exchange Offer will remain outstanding.

You are responsible for complying with the procedures of the Exchange Offer.

Holders of Existing Notes are responsible for complying with all of the procedures for tendering Existing Notes for exchange. If the instructions are not strictly complied with, the “agent’s message” may be rejected.

For Existing Notes held through a financial institution or other intermediary, a beneficial owner must contact that financial institution or intermediary and instruct it to submit an agent’s message on behalf of the beneficial owner. The financial institution or intermediary may have earlier deadlines by which it must receive instructions in order to have adequate time to meet the deadlines of the clearing system through which instructions in respect of the Existing Notes are submitted. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of their instructions.

Any errors by or delays of the clearing systems, direct participants in the clearing system or custodians or other securities intermediaries may prejudice a beneficial owner’s ability to participate in the Exchange Offer and/or receive New Notes. Where applicable, after contacting and providing information to a custodian or other securities intermediary, a beneficial owner of Existing Notes will have to rely on this institution, any other relevant custodians and securities intermediaries, and on the relevant direct participant and clearing system to take the steps necessary for their tenders to be submitted properly and by the applicable deadline. If any person or entity commits an error in submitting a tender order, a beneficial owner of Existing Notes would have no claim to have their tenders taken into account. In addition, any error committed in identifying an account to which the New Notes will be credited or in a clearing system, direct participant or custodian or other securities intermediary in crediting the New Notes to the relevant account may result in delayed receipt of the New Notes, which may affect your ability to effect trades.

None of the Company or the Information and Exchange Agent assumes any responsibility for informing any Holder of Existing Notes of irregularities with respect to such Holder’s participation in the Exchange Offer.

Compliance with offer and distribution restrictions.

Holders of Existing Notes are referred to the restrictions in “Notice to Investors” and “Transfer Restrictions” the agreements, acknowledgements, representations, warranties and undertakings contained therein and in the Eligibility Letter, which Holders will make on submission of an agent’s message. Non-compliance with these could result in, among other things, the unwinding of trades and/or heavy penalties.

No recommendation is being made with respect to the Exchange Offer.

Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Exchange Offer and an investment in the New Notes.

None of the Company or the Information and Exchange Agent or their respective directors, employees or affiliates is acting for any Holder, or will be responsible to any Holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Exchange Offer, and accordingly none of the Company or the Information and Exchange Agent or their respective directors, employees and affiliates makes any recommendation whatsoever regarding the Exchange Offer, or any recommendation as to whether Holders should tender their Existing Notes for exchange pursuant to the Exchange Offer.

Holders may not withdraw their tendered Existing Notes on or after the Withdrawal Deadline, except as required by applicable law.

The Withdrawal Deadline is 11:59 p.m., New York City time, on December [•], 2024 unless extended. The Original Expiration Date is 11:59 p.m., New York City time, on December [•], 2024 unless extended, and on or following the Withdrawal Deadline withdrawal rights will only be provided as required by applicable law. As a result, there may be an unusually long period of time during which participating Holders may be unable to effect transfers or sales of their Existing Notes.

The consideration for the Exchange Offer does not reflect any independent valuation of the Existing Notes or the New Notes.

We have not obtained or requested a fairness opinion from any financial advisor as to the fairness of the Exchange Consideration offered to Holders in the Exchange Offer or the relative value of Existing Notes or the New Notes. The consideration offered to Holders in exchange for validly tendered and accepted Existing Notes does not reflect any independent valuation of the Existing Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Exchange Offer. If you tender your Existing Notes, you may or may not receive more or as much value as you would if you chose to keep them.

The Exchange Consideration may not reflect the market value of the New Notes. The prices of the New Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

Tendering Existing Notes will have Tax Consequences.

See “Taxation” for a discussion of certain U.S. federal income tax and Argentine tax considerations of the Exchange Offer to Holders of Existing Notes.

The rating of the New Notes or the Existing Notes may be lowered or withdrawn depending on various factors, including the rating agencies’ assessments of our financial strength and Argentina’s sovereign risk.

The rating of the New Notes and the Existing Notes addresses the likelihood of payment of principal at their maturity. The rating also addresses the timely payment of interest on each payment date. The rating of the New Notes and the Existing Notes is not a recommendation to purchase, hold or sell the New Notes or the Existing Notes, and the rating does not comment on market price or suitability for a particular investor.

Any downgrade in or withdrawal of our corporate or senior debt ratings may adversely affect the rating and price of the New Notes and the Existing Notes. We cannot assure holders of the New Notes or the Existing Notes that the ratings of the New Notes or the Existing Notes or our corporate rating will continue for any given period of time or that such rating will not be lowered or withdrawn. An assigned rating may be raised or lowered depending, among other things, on the respective rating agency’s assessment of our financial strength, as well as its assessment of Argentine sovereign risk generally. Any downgrade in or withdrawal of the rating of the New Notes or the Existing Notes or our corporate rating, may adversely affect the price of the New Notes and the Existing Notes.

The consummation of the Exchange Offer may be delayed or may not occur.

The Exchange Offer is subject to the satisfaction of certain conditions. See “Description of the Exchange Offer—Conditions to the Exchange Offer.” Even if the Exchange Offer is consummated, it may not be consummated on the schedule described in this Exchange Offer Memorandum. Accordingly, Holders participating in the Exchange Offer may have to wait longer than expected to receive their New Notes (or to have their Existing Notes returned to them in the event that we terminate the Exchange Offer), during which time such Holders will not be able to effect transfers or sales of their Existing Notes tendered in the Exchange Offer. In addition, subject to certain limits, we have the right to amend the terms of the Exchange Offer prior to the Expiration Date.

Until we announce whether we have accepted valid tenders of Existing Notes for exchange and the conditions of the Exchange Offer have been waived or fulfilled, no assurance can be given that the Exchange Offer will be completed. In addition, subject to applicable law and the limitations described elsewhere in this Exchange Offer Memorandum, we may, in our sole discretion, extend, amend, waive any condition of or, upon failure of a condition to be satisfied or waived prior to the Expiration Date or Settlement Date, as the case may be, terminate the Exchange Offer.

Holders of the Existing Notes who are Argentine Entity Offerees or Non-Cooperating Jurisdiction Offerees may be subject to certain tax withholdings resulting from the exchange of their Existing Notes.

Holders of the Existing Notes who are Argentine Entity Offerees or Non-Cooperating Jurisdiction Offerees (each as defined herein) may be subject to certain tax withholdings resulting from the exchange of their Existing Notes. See “Taxation— Argentine Federal Tax Considerations.” The Company will not be required to pay any additional amounts or other gross-up amounts in respect of such tax withholdings.

In the case of any tax withholding applicable in accordance with the preceding paragraph, the Issuer will deduct the relevant amount from the cash payments in respect of Accrued Interest payable to the Holders who validly tendered their Existing Notes. If the total amount of the cash payments is withheld by the Issuer for the purposes of the applicable tax withholding, any outstanding amounts thereunder will be deducted by the Issuer from the Exchange Consideration, first in cash, if applicable, and then in a principal amount of New Notes equal to the remaining amount of the applicable tax withholding. The aggregate principal amount of any such New Notes issued after such deduction will be rounded down to the nearest U.S.$1,000 principal amount.

Risk Relating to the New Notes

Foreign exchange controls and restrictions on remittances abroad may affect your ability to receive payments on the New Notes or to repatriate your investment in the New Notes.

In response to the significant depreciation of the Argentine Peso in the wake of the primary elections held in August 2019, on September 1, 2019, the Central Bank imposed certain exchange controls and transfer restrictions, limiting access to the Argentine foreign exchange market (the “FX Market”). Such provisions are effective as of the date of this Exchange Offer Memorandum.

Pursuant to the FX Market regulations currently in force, servicing of foreign financial debt (incurred after September 1, 2019), such as the New Notes, with access to the FX Market for the payment of principal and interest thereunder, is subject to prior compliance with the requirement that the proceeds of such foreign financial debt must be transferred to the Argentine financial system and liquidated through the FX Market, among other requirements. However, such requirement will not apply and the funds will not have to be settled for Argentine Pesos, in some cases if certain conditions are met.

As the New Notes are a refinancing of foreign financial indebtedness and they do not mature earlier than the debt being refinanced, under the current regulations, the Company would have access to the FX Market for the payment of principal and interest.

Moreover, the reporting of the relevant debt under Communication “A” 6401 of the Central Bank (as amended and supplemented from time to time), providing a unified regime applicable from December 31, 2017, is also a condition to access the FX Market to repay debt services.

The Central Bank’s regulations also prohibit Argentine residents from accessing the FX Market for the purposes of repaying foreign currency denominated debt obligations owed to other residents, with certain exceptions.

Argentina imposed exchange controls and transfer restrictions, substantially limiting the ability of companies to retain foreign currency or make payments abroad, requiring the Central Bank’s prior authorization for the transfer of funds abroad in order to pay principal and interest on debt obligations.

The Central Bank in the past has established additional requirements regarding access to the local exchange market for the payment of foreign financial indebtedness and debt denominated in foreign currency, in particular, a mandatory refinancing plan that had to be filed with the Central Bank. The mandatory refinancing plan provided that (i) only 40% of the principal amount owed and payable shall be paid through the local foreign exchange market; and (ii) the remaining 60% must be refinanced so the average life of the debt is increased for a minimum of two years. We cannot guarantee that the Central Bank will establish exchange controls similar to the mandatory refinancing plan in the future or will issue more restricted controls related to the payment of foreign financial indebtedness as the New Notes.

As the New Notes are a refinancing of foreign financial indebtedness and they do not mature earlier than the debt being refinanced, under the current regulations the Company would have access to the FX Market for the payment of principal and interest.

Furthermore, access to the FX Market must occur on a date that is not earlier than three (3) business days before the final maturity of the applicable principal or interest payment. Previous consent of the Central Bank is required for accessing the FX Market on an earlier date, unless the following conditions are met: (i) such prepayment is made simultaneously with funds settled as a result of new financial indebtedness disbursed on such date, (ii) the new indebtedness has an average life longer than the debt balance that is being prepaid, and (iii) the accumulated amount of principal of the new indebtedness at no time shall exceed the accumulated amount of principal that the debt that is being prepaid would have had. See “Exchange Controls” in this Exchange Offer Memorandum.

We cannot predict how the current restrictions on foreign transfers of funds may be increased or changed after the date hereof. Further restrictions may impede our ability to fulfill our commitments in general and, in particular, make payments of principal or interest on the New Notes.

There will be no proceeds from the portion of the New Notes that will be issued in exchange for Existing Notes to transfer and liquidate through the FX Market.

SUMMARY OF THE EXCHANGE OFFER

For a complete description of the terms of the Exchange Offer, see “The Exchange Offer—Terms of the Exchange Offer”.

The Exchange Offer

We are offering to holders of the Existing Notes the opportunity to exchange, upon the terms and conditions set forth in this Exchange Offer Memorandum, any and all of our Existing Notes for newly issued U.S. Dollar-denominated 8.50% Notes due 2032 as set forth on the front cover page of this Exchange Offer Memorandum.

The Existing Notes were issued under the indenture dated May 4, 2020 (the “Existing Notes Indenture”).

There are U.S.$58,342,000 aggregate principal amount of Existing Notes currently outstanding.

The New Notes	A summary of the New Notes is included in this Exchange Offer Memorandum. For a more complete understanding of the New Notes, including certain definitions of terms used in the summary, please refer to the sections “The New Notes” and “Description of the New Notes”.

Eligibility to Participate	We will conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. By exchanging Existing Notes in the Exchange Offer, holders of Existing Notes will be making a series of representations and warranties, which are set out below under “The Exchange Offer—Terms of the Exchange Offer.”

Purpose of the Exchange Offer	The primary purpose of the Exchange Offer is to extend the maturity of our outstanding financial debt.

Exchange Consideration

For each U.S.$1.00 in outstanding principal amount of Existing Notes validly tendered at any time after the Commencement Date but on, or prior to, the Expiration Date and not validly withdrawn by the Expiration Date, and accepted for exchange pursuant to the Exchange Offer, holders will be eligible to receive U.S.$1.00 in principal amount of New Notes. Tendering holders of Existing Notes must tender Existing Notes in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof.

Holders who tender their Existing Notes after the Expiration Date will not receive the Exchange Consideration.

Accrued and Unpaid Interest

Holders whose Existing Notes are accepted for exchange will receive in cash accrued and unpaid interest on the Existing Notes accepted for exchange by us in the Exchange Offer to, but not including, the Settlement Date, subject to any tax treatment applicable to Argentine Entity Offerees or to Non-Cooperative Jurisdictions Offerees. Interest will cease to accrue on the Settlement Date for all Existing Notes acquired by us in the Exchange Offer.

As used in this Exchange Offer Memorandum (i) “Argentine Entity Offerees” means holders of beneficial interests in the Existing Notes who are Argentine Entities and (ii) “Non-Cooperating Jurisdiction Offeree” means holders of beneficial interests in the Existing Notes who are foreign beneficiaries and (a) are residents of any jurisdiction other than a cooperating jurisdiction (jurisdicción cooperante) or any jurisdiction that has otherwise been designated as a non-cooperating jurisdiction (jurisdicción no cooperante), or (b) whose funds invested were originated or connected to a jurisdiction other than a cooperating jurisdiction (jurisdicción cooperante) or otherwise designated as a non-cooperating jurisdiction (jurisdicción no cooperante), in each case as determined under applicable Argentine law or regulation. See “Taxation–Argentine Federal Tax Considerations.”

Conditions of the Exchange Offer	The exchange of Existing Notes for New Notes in the Exchange Offer is conditioned upon the General Conditions. See “The Exchange Offer—Conditions to the Exchange Offer.”

Satisfaction or Waiver of Conditions to the Exchange Offer	The conditions to the Exchange Offer must be satisfied or waived by us in our sole discretion.

Withdrawal of Tenders	Holders who tender Existing Notes at any time on or prior to the Expiration Date may withdraw their tender of Existing Notes, but not thereafter (unless we extend withdrawal rights or are required by law to permit withdrawal), by complying with the procedures for withdrawal described in “The Exchange Offer—Withdrawal of Tenders.”. Any Existing Notes tendered on or prior to the applicable Withdrawal Deadline that are not validly withdrawn by the Withdrawal Deadline, may not be withdrawn after the Withdrawal Deadline.

Original Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on December [•], 2024, unless extended by us.

We reserve the right to extend the Original Expiration Date.

Expiration Date	The Original Expiration Date, unless extended by us or as required by law.

Settlement Date	The New Notes to be issued in the Exchange Offer are expected to be issued on December [•], 2024 in exchange for any Existing Notes validly tendered prior to the Expiration Date, not withdrawn by the Withdrawal Deadline and accepted by us.

Procedures for Participating in the Exchange Offer

If holders wish to participate in the Exchange Offer, and their Existing Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, holders must instruct that custodial entity to tender their Existing Notes on their behalf pursuant to the procedures of that custodial entity. Holders are encouraged to contact their custodial entity as soon as possible to give them sufficient time to meet the requested deadline.

•  Custodial entities that are participants in DTC must tender Existing Notes through the Automated Tender Offer Program (“ATOP”) maintained by DTC, by which tender the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the terms and conditions set forth herein.

•  Custodial entities that hold Existing Notes through Euroclear or Clearstream and wish to tender their Existing Notes, must instruct Euroclear or Clearstream, as the case may be, to tender such Existing Notes and block the account in respect of the tendered Existing Notes in accordance with the procedures established by Euroclear or Clearstream.

•  Any DTC participant acting as a custodian for either Euroclear or Clearstream must tender related Existing Notes through the facilities of DTC’s ATOP.

See “The Exchange Offer—Procedures for Tendering Existing Notes in the Exchange Offer.”

Acceptance of Existing Notes and Delivery of New Notes	Subject to the satisfaction or waiver by us of the conditions to the Exchange Offer, we intend to accept for exchange any and all of the Existing Notes, validly tendered prior to the Expiration Date and not withdrawn by the Withdrawal Deadline. The New Notes issued pursuant to the Exchange Offer will be issued and delivered promptly following the Expiration Date. We will instruct the release to holders of any Existing Notes not accepted by us for exchange for any reason without expense to such holders of Existing Notes promptly after the Expiration Date. See “The Exchange Offer—Acceptance of Existing Notes for Exchange.”

Resale of the New Notes	The New Notes have not been and will not be registered under the Securities Act, or any state securities laws, and are offered by the Company to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act. Any resale by holders of the New Notes must comply with the restrictions contained under “Transfer Restrictions.”

Certain Tax Considerations	For a summary of certain U.S. federal and Argentine tax consequences of the exchange of the Existing Notes for the New Notes pursuant to the Exchange Offer, see “Taxation.”

Consequences of Not Exchanging Existing Notes

Existing Notes that are not tendered or that are tendered but not accepted for exchange by us pursuant to the Exchange Offer will, following the completion of the Exchange Offer, remain outstanding and will be subject to the provisions of the Existing Notes Indenture.

Holders of Existing Notes that are not tendered or that are tendered but not accepted, will not be eligible to receive the Exchange Consideration.

Use of Proceeds	We will not receive any cash proceeds in connection with the Exchange Offer. See “Use of Proceeds.”

Extensions, Amendments and Termination

We reserve the right, in our sole discretion and subject to applicable law, regardless of whether the conditions for the Exchange Offer are satisfied, at any time and from time to time (1) to extend the Original Expiration Date or the Expiration Date, as applicable, and retain all tendered Existing Notes; (2) to terminate the Exchange Offer; and (3) to otherwise modify the terms of the Exchange Offer in any respect.

We reserve the right to terminate, withdraw or amend the Exchange Offer as described in this Exchange Offer Memorandum.

See “The Exchange Offer—Expiration Date; Extensions; Amendment; Termination.”

Information and Exchange Agent and Trustee

Accuratus Tax and CA Services LLC, trading as Bondholder Communications Group, is acting as Information and Exchange Agent for the Exchange Offer.

The Bank of New York Mellon is acting as Trustee under the New Indenture.

The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this Exchange Offer Memorandum.

Further Information	Any questions or requests for assistance concerning the Exchange Offer may be directed to the Information and Exchange Agent at the telephone number and e-mail address set forth on the back cover page of this Exchange Offer Memorandum. Subject to meeting eligibility requirements, additional copies of this Exchange Offer Memorandum may be obtained by contacting the Information and Exchange Agent at the telephone number and e-mail address set forth on the back cover page of this Exchange Offer Memorandum.

THE NEW NOTES

The following is a brief summary of some of the terms of the New Notes. For a more complete description of the terms of the New Notes, see “Description of the New Notes.” Dates included are indicative based on the expected issue date.

Issuer	Raghsa S.A.

New Notes offered	8.50% Notes due 2032.

Maturity Date	On or about December [•], 2032.

Payment of principal	Principal of the New Notes will be paid on the Maturity Date.

Interest payment dates	On or about June [•] and December [•] of each year, beginning on June [•], 2025.

Additional amounts	Except as required by law, we will make payments in respect of New Notes without withholding or deduction for any taxes or other governmental charges imposed by Argentina, or any political subdivision or any taxing authority thereof. In the event that such withholdings or deductions are required by law, we will, subject to certain exceptions, pay such additional amounts to ensure that the holders receive the same amount as the holders would otherwise have received in respect of payments on the New Notes in the absence of such withholdings or deductions. See “Description of the New Notes—Additional Amounts.”

Ranking	The New Notes will constitute our direct, unsecured and unsubordinated obligations and will rank pari passu in right of payment with all of our unsecured and unsubordinated obligations, except as otherwise provided by law. The New Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the assets securing such obligations. The New Notes will be structurally subordinated to the obligations of our subsidiaries, if any, that do not guarantee the New Notes. As of August 31, 2024, we had consolidated financial liabilities of Ps.251,669.8 million (U.S.$258.9 million), of which Ps.137,276.2 million (U.S.$141.2 million) were unsecured and Ps.114,393.6 million (U.S.$117.7 million) were secured.

Optional redemption with make-whole premium

At any time prior to December [•], 2025 we may redeem the New Notes, in whole but not in part, at a redemption price equal to the greater of (i) 100% of the principal amount outstanding and (ii) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), plus in each case accrued and unpaid interest on the New Notes to the date of redemption. We will give holders of New Notes notice of redemption in accordance with the New Indenture and inform the CNV thereof.

See “Description of the New Notes—Redemption and Repurchase—Optional Redemption with Make-Whole Premium.”

Optional redemption without make-whole premium	At any time and from time to time on and after December [•], 2025 we may redeem the New Notes, at our option, in whole or in part, at redemption prices described under “Description of the New Notes—Redemption and Repurchase—Optional Redemption without Make Whole Premium,” plus accrued and unpaid interest thereon, if any, to the date of redemption.

Optional redemption for taxation reasons	We may redeem the New Notes, in whole but not in part, at a price equal to 100% of the principal amount outstanding plus accrued and unpaid interest and any additional amounts, upon the occurrence of certain changes in Argentine tax law. We will give holders of New Notes notice of redemption in accordance with the New Indenture and inform the CNV thereof.

See “Description of the New Notes—Optional Redemption.”

Change of Control offer	Upon the occurrence of a Change of Control, we may be required to make an offer to purchase all or a portion of the New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase. See. The term “Change of Control” is defined under “Description of the New Notes—Change of Control.”

Certain covenants	The New Indenture governing the New Notes will limit our and our restricted subsidiaries’ ability to, among other things:

•  incur additional indebtedness;

•  pay dividends and make other restricted payments;

•  place limitations on dividends and other payments by our restricted subsidiaries;

•  incur liens;

•  make certain investments;

•  sell assets outside the ordinary course of business;

•  engage in transactions with affiliates; and

•  merge, consolidate or transfer all or substantially all our assets.

In addition, if the New Notes obtain investment grade ratings by at least one rating agency and no default has occurred and is continuing, certain of the foregoing covenants will cease to be in effect for so long as the New Notes maintain such rating.

These covenants are subject to important exceptions and qualifications. See “Description of the New Notes—Certain Covenants.”

Events of default	For a discussion of certain events of default that will permit acceleration of the principal of the New Notes plus accrued and unpaid interest, and any other amounts due with respect to the New Notes, see “Description of the New Notes—Events of Default.”

Notice to investors	We have not registered, and we are not required to and do not plan on registering in the future, the New Notes under the Securities Act and, unless so registered, the New Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable U.S. state securities laws. See “Notice to Investors” and “Transfer Restrictions.”

Book entry; form and denominations	The New Notes will be issued in the form of one or more global notes without coupons, registered in the name of a nominee of DTC, as depositary, for the accounts of its direct and indirect participants including Clearstream and Euroclear. The New Notes will be issued in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof. See “Description of the New Notes.”

Listing	We have applied to have the New Notes listed on the BYMA and trading on the MAE.

New Notes Exempt from Registration

The New Notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold within the United States, except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act. The New Notes are offered to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act and may be freely transferred to third parties, except by affiliates of the Company, because with respect to New Notes issued in exchange for the Existing Notes issued pursuant to Rule 144A of the Securities Act, the one-year holding period under Rule 144(d) will have been satisfied.

Offers of the New Notes to the public in Argentina will be made by a prospectus and pricing supplement in Spanish language in accordance with the Argentine Capital Markets Law, the Negotiable Obligations Law and the CNV Rules and a Spanish translation of the Exchange Offer Memorandum.

Governing law	The New Notes will be governed by the laws of the State of New York; provided that matters relating to the due authorization, execution, issuance and delivery of the New Notes, our capacity and matters relating to the legal requirements necessary in order for the New Notes to qualify as obligaciones negociables, as well as the meetings of the holders of the New Notes, will be governed by Argentine laws. See “Description of the New Notes—Governing Law, Judgments, Jurisdiction, Service of Process, Waiver of Immunities.”

Trustee, registrar, paying agent and transfer agent	The Bank of New York Mellon.

Representative of the Trustee in Argentina	Banco de Valores S.A.

USE OF PROCEEDS

WE WILL NOT RECEIVE ANY CASH PROCEEDS FROM THE ISSUANCE OF THE NEW NOTES UNDER THE EXCHANGE OFFER.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The primary purpose of the Exchange Offer is to extend the maturity of our outstanding financial debt.

Terms of the Exchange Offer

We are offering to holders, upon the terms and subject to the conditions set forth in this Exchange Offer Memorandum, the opportunity to exchange any and all of their Existing Notes for New Notes. Holders of Existing Notes will be eligible to receive the Exchange Consideration set forth under “—Exchange Consideration” below for Existing Notes validly tendered at any time after the Commencement Date and on, or prior to, the Expiration Date and not validly withdrawn by the Expiration Date. We will pay in cash accrued and unpaid interest on the Existing Notes accepted by us for exchange in the Exchange Offer to, but not including, the Settlement Date, subject to any tax treatment applicable to Argentine Entity Offerees or to Non-Cooperative Jurisdictions Offerees. Interest will cease to accrue on the Settlement Date for all Existing Notes accepted in the Exchange Offer.

The New Notes will be issued in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof. Tendering holders of Existing Notes must tender Existing Notes in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof.

The Information and Exchange Agent is our agent and owes no duty to any holder of Existing Notes. Holders must make their own decision as to whether to, and in what amount they shall, tender Existing Notes in exchange for New Notes. No person has been authorized to give any information or to make any representations other than those contained in this Exchange Offer Memorandum, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Information and Exchange Agent or the Argentine Dealer Manager.

Conditions to the Exchange Offer

Completion of the Exchange Offer is conditioned upon, and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer if, at any time prior to the acceptance for exchange of any Existing Notes validly tendered by holders, in our judgment, we determine that any of the following conditions has not been satisfied prior to the Settlement Date or waived by us on or prior to the Expiration Date:

(1) no action or event shall have occurred, been threatened, or may occur, and no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Existing Notes for New Notes under the Exchange Offer, by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a) challenges the making of the Exchange Offer or the exchange of Existing Notes for New Notes under the Exchange Offer, or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, the Exchange Offer or the exchange of Existing Notes for New Notes under the Exchange Offer, or

(b) in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or impair the contemplated benefits to us of the Exchange Offer and the exchange of Existing Notes for New Notes under the Exchange Offer;

(2) there shall not have occurred (a) any suspension or limitation of trading in securities generally on the BYMA or the New York Stock Exchange or minimum prices shall have been established on either such exchange, (b) any material adverse change in the prices of the Existing Notes that are the subject of the Exchange Offer, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or suspension of payments either by Argentine, U.S. federal or New York State authorities, (e) a material escalation or commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States or Argentina, if the effect of any such event, in our reasonable judgment, makes it impracticable or inadvisable to proceed with the Exchange Offer, (f) any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States, Argentina or elsewhere that, in the reasonable judgment of the Company, has or may have a material adverse effect on the market price of the Existing Notes or upon trading in the Existing Notes or upon the value of the Existing Notes to the Company or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

(3) the Trustee with respect to the Existing Notes Indenture and the trustee with respect to the New Indenture for the New Notes shall not have been directed by any holders of Existing Notes to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Existing Notes for New Notes under the Exchange Offer, nor shall either trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Existing Notes for New Notes under the Exchange Offer; and

(4) there shall not have occurred or be likely to occur any event affecting our business or financial affairs or access to the foreign exchange market in Argentina that would or is reasonable likely to prohibit, prevent, restrict or delay completion of the Exchange Offer or that will, or is reasonably likely to, impair the contemplated benefits to us of the Exchange Offer or might be material to holders in deciding whether to participate in the Exchange Offer.

The conditions set forth above (collectively, the “General Conditions”) are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion at any time on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed and ongoing right which may be asserted at any time and from time to time by us.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the Exchange Offer and instruct the release of all tendered Existing Notes to the respective tendering holders;

•	modify, extend or otherwise amend the Exchange Offer and retain all tendered Existing Notes until the Expiration Date, as extended subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the Exchange Offer and accept all Existing Notes tendered and not previously validly withdrawn prior to the Original Expiration Date.

Exchange Consideration

For each U.S.$1.00 principal amount of Existing Notes validly tendered at any time on or prior to the Expiration Date and not validly withdrawn by the Expiration Date, and accepted for exchange by us pursuant to the Exchange Offer, holders will be eligible to receive U.S.$1.00 in principal amount of New Notes, subject to proration arrangements as described in this Exchange Offer Memorandum.

Tendering holders of Existing Notes must tender Existing Notes in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof. Holders who do not tender their Existing Notes on or prior to the Expiration Date will not receive the Exchange Consideration.

Accrued and Unpaid Interest

Holders whose Existing Notes are accepted for exchange by us will receive in cash accrued and unpaid interest on their Existing Notes to, but not including, the Settlement Date. Interest will cease to accrue on the Settlement Date for all Existing Notes accepted in the Exchange Offer, subject to any tax treatment applicable to Argentine Entity Offerees or to Non-Cooperative Jurisdictions Offerees.

Securities Law Restrictions

Notice to Prospective Investors in the UK

This communication is only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The New Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area and the UK

In any member state of the EEA or in the UK, this communication is only addressed to and is only directed at qualified investors in the EEA or in the UK within the meaning of the Prospectus Regulation. This Exchange Offer Memorandum has been prepared on the basis that any offer of exchange consideration in any member state of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of exchange consideration. Accordingly, any person making or intending to make any offer in a EEA member state or in the UK of exchange consideration which is the subject of the offering contemplated in this Exchange Offer Memorandum may only do so (i) in circumstances in which no obligation arises for us to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. We have not authorized, nor do they or we authorise, the making of any offer of exchange consideration in circumstances in which an obligation arises for us to publish a prospectus for such offer.

The New Notes are not intended to be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investors in the EEA or in the UK. For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation.

Each person in a EEA member state or in the UK who receives any communication in respect of, or who acquires any exchange consideration under, the offers contemplated in this Exchange Offer Memorandum will be deemed to have represented, warranted and agreed to and with us that:

(a) it is a qualified investor within the meaning of the Prospectus Regulation; and

(b) in the case of any exchange consideration acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) the exchange consideration acquired by it in the offer has not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any member state of the EEA or in the UK other than qualified investors, as that term is defined in the Prospectus Regulation; or (ii) where exchange consideration has been acquired by it on behalf of persons in any EEA member state or in the UK other than qualified investors, the offer of the exchange consideration to it is not treated under the Prospectus Regulation as having been made to such persons; and

(c) if they are located in the UK, they are a relevant person (as this term is defined in “Notice to Prospective Investors in the United Kingdom”).

An “Eligible EEA and UK Investor” is an investor who is deemed to have satisfied the above conditions. For purposes of the foregoing paragraph, the expression an “offer” in relation to any exchange consideration, as the case may be, in any EEA member state or in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any exchange consideration to be offered so as to enable an investor to decide to purchase or subscribe for the exchange consideration and the term “offering” shall have a correlative meaning.

The New Notes have not been and will not be registered under the Securities Act, or any state securities laws, and are being offered to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act. Offers and issuances of the New Notes outside the United States will be made in offshore transactions in reliance on Regulation S under the Securities Act.

For a description of restrictions on the resale or transfer of the New Notes, if any, see “Transfer Restrictions.”

The information contained in this Exchange Offer Memorandum is exclusively our responsibility and has not been reviewed or authorized by the CNV or any other securities commission or regulatory authority of any country, nor has the CNV or any such commission or authority passed upon the merits or fairness of the Exchange Offer Memorandum or passed upon the accuracy or adequacy of this Exchange Offer Memorandum or any of the other documents delivered herewith. We have not filed with the CNV a request for authorization or registration of this Exchange Offer Memorandum. In making a decision, all Holders must rely on their own review and examination of the Company.

Expiration Date; Extensions; Amendment; Termination

For the purposes of this Exchange Offer, the term “Original Expiration Date” means 11:59 p.m., New York City time, on December [•], 2024 subject to our right to extend that time and date in our absolute discretion, in which case the Expiration Date in respect of the Exchange Offer shall be the latest time and date to which the Exchange Offer is extended.

We reserve the right, in our sole discretion and subject to applicable law, regardless of whether the conditions for the Exchange Offer are satisfied, at any time and from time to time, but prior to the Expiration Date:

•	to extend the Original Expiration Date or Expiration Date, as applicable, of the Exchange Offer;

•	to terminate the Exchange Offer; and

•	to otherwise modify the terms of the Exchange Offer in any respect.

We reserve the right to terminate, withdraw or amend the Exchange Offer as described in this Exchange Offer Memorandum. We will give holders of Existing Notes that are the subject of the Exchange Offer notice of any amendments. If the Exchange Offer is amended in a manner that constitutes a material change with respect to the Existing Notes, we will extend the relevant Expiration Date with respect to the Exchange Offer for a period of two to ten business days, or such other period as required by applicable law, depending upon the significance of the amendment and the manner of disclosure to such holders, if the relevant Expiration Date would otherwise have occurred during that period. In accordance with and subject to Rule 14e-1 under the Exchange Act, if we elect to decrease the amount of Existing Notes sought or increase or decrease the consideration offered, the Exchange Offer will remain open for at least ten business days from the date that the notice of such change is first published or sent to holders of the Existing Notes. Any change in the exchange amount of Existing Notes will be made available equally to all Existing Notes that are held by such holders of Existing Notes, including those that have been previously tendered. Without limiting the manner in which we may choose to make any public announcement, unless otherwise required by law or the rules and regulations of the national securities exchange where the Existing Notes are accepted to trading, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by delivering a notice to DTC and/or its respective participants for communication to holders. Any Existing Notes you have tendered that we have not accepted for exchange will be returned to you promptly after the termination or expiration of the Exchange Offer.

We will promptly announce any extension, amendment or termination of the Exchange Offer. We will give notice of any extension of the relevant Expiration Date no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination, other than by delivering a notice to DTC and/or its respective participants for communication to holders and as may be required by the CNV Rules or other applicable laws.

Settlement Date

The Settlement Date is the date on which payment of the exchange consideration is made for any Existing Notes that are validly tendered prior to the Expiration Date and not validly withdrawn by the Withdrawal Deadline, and that we accept for exchange for New Notes. We expect the Settlement Date will be December [•], 2024. No tenders will be valid if submitted after the Expiration Date.

Additional Purchases of Existing Notes

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any Existing Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, to purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offer could differ from the terms of the Exchange Offer. Any purchase or offer to purchase will be made in accordance with applicable law.

Procedures for Tendering Existing Notes in the Exchange Offer

The tender for exchange by a holder (and the subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between the holder and the Company in accordance with the terms and subject to the conditions set forth herein.

The Company believes that, as of the date of this Exchange Offer Memorandum, all holders hold their Existing Notes through clearing system accounts and that no Existing Notes are held in physical definitive form. Holders who hold Existing Notes through the clearing systems must tender for exchange Existing Notes through the procedures of the relevant clearing system participant and through the relevant clearing system procedures. Beneficial owners whose Existing Notes are held through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they wish to tender Existing Notes. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate.

Existing Notes held through DTC

The Information and Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for submission of tenders for exchange via ATOP with respect to book-entry notes held through DTC.

Custodial entities that are participants in DTC, must tender Existing Notes for exchange through DTC’s Automated Tender Offer Program, known as the “ATOP” system, the rules of which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting, agree to be bound. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an agent’s message to the Information and Exchange Agent. An “agent’s message” is a message transmitted by DTC, received by the Information and Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the holder that it has (i) received the documents relating to the Exchange Offer and (ii) will abide by the terms of the Exchange Offer.

Delivery of Agent’s Messages

If a holder of Existing Notes transmits its acceptance of this Exchange Offer through ATOP, delivery of an agent’s message must be timely received by the Information and Exchange Agent. If a holder desires to tender for exchange its Existing Notes by the Original Expiration Date, or if extended, the Expiration Date, such holder must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates. The Company will have the right, which may be waived, to reject the defective tender of Existing Notes as invalid and ineffective.

Agents’ messages must be transmitted to and received by the Information and Exchange Agent prior to the Original Expiration Date or, if extended, the Expiration Date, with respect to Existing Notes held via DTC. Existing Notes will not be deemed to have been tendered for exchange via DTC until an agent’s message is received by the Information and Exchange Agent.

Existing Notes held through participants of Euroclear and Clearstream

Custodial entities that are participants of Euroclear and Clearstream, and which desire to tender Existing Notes for exchange, held directly or indirectly at one of such clearing systems, must instruct either Euroclear or Clearstream (as relevant) to block the Existing Notes in their account and transmit a notice of acceptance in respect of the exchange with respect to the tendered Existing Notes, which must include a confirmation of blocking, disclosure of the clearing system participant entity name and account number, and an express acknowledgement from the holder that such holder has (i) received the documents relating to the Exchange Offer, (ii) will abide by the terms of the Exchange Offer, and (iii) has made the confirmations or affirmations which are set forth herein including a direction to the relevant DTC participant to submit ATOP instructions with respect to the Exchange Offer. Such notice of acceptance (including a confirmation of blocking) must be timely transmitted by Euroclear or Clearstream via their respective U.S. DTC custodians, via DTC’s ATOP with respect to the exchange.

Beneficial owners of Existing Notes held via Euroclear or Clearstream who are not direct participants of Euroclear or Clearstream must contact their custodian to arrange for their direct participants in the relevant clearing system through which they hold Existing Notes to submit the electronic acceptance and to give instructions to the relevant clearing system to block the relevant Existing Notes in accordance with the procedures of the relevant clearing system and the deadlines required by the relevant clearing system.

Euroclear or Clearstream may impose additional deadlines in order to properly process tender for exchange instructions. As part of tendering Existing Notes through Euroclear or Clearstream, holders should be aware of and comply with any such deadlines.

HOLDERS OF EXISTING NOTES SHOULD NOTE THAT EACH OF DTC, EUROCLEAR OR CLEARSTREAM IMPOSES DAILY DEADLINES FOR THE SUBMISSION OF ELECTRONIC INSTRUCTIONS. ACCORDINGLY, HOLDERS OF EXISTING NOTES WISHING TO PARTICIPATE IN THE EXCHANGE OFFER ARE ADVISED TO ENSURE THAT THEY SUBMIT, OR ARRANGE TO HAVE SUBMITTED ON THEIR BEHALF, ANY ELECTRONIC INSTRUCTION IN ADVANCE OF SUCH DEADLINES IMPOSED BY DTC, EUROCLEAR OR CLEARSTREAM, AS THE CASE MAY BE. IN ADDITION, HOLDERS OF EXISTING NOTES SHOULD CHECK WITH THE BANK, SECURITIES BROKER OR ANY OTHER INTERMEDIARY THROUGH WHICH THEY HOLD THEIR EXISTING NOTES WHETHER SUCH INTERMEDIARY APPLIES DIFFERENT DEADLINES TO PARTICIPATE IN THE EXCHANGE OFFER THAN SET OUT IN THIS EXCHANGE OFFER MEMORANDUM OR, AS THE CASE MAY BE, AS IMPOSED BY DTC, EUROCLEAR OR CLEARSTREAM, AS APPLICABLE, AND THEN SHOULD FOLLOW THOSE DEADLINES.

Acceptance of Existing Notes for Exchange

For the purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Existing Notes for exchange if and when we give oral (confirmed in writing) or written notice to DTC.

In all cases, issuance of New Notes for Existing Notes that are accepted for exchange will be made only:

•	upon satisfaction (or waiver by us) of the General Conditions;

•	in the case of Existing Notes held through DTC, after timely receipt by the Information and Exchange Agent of Agents’ Messages via DTC’s ATOP system;

•

in the case of Existing Notes held through Euroclear or Clearstream, timely confirmation that Existing Notes have been tendered and blocked in the relevant holders’ account(s) in Euroclear or Clearstream and further confirmed as to tender for exchange by such clearing system’s custodian in DTC (via DTC’s ATOP); and

•	all other required documents.

Holders may submit all or part of their Existing Notes currently held.

Withdrawal of Tenders

Existing Notes validly tendered in the Exchange Offer at any time on or prior to the Expiration Date may be withdrawn at any time prior to the Withdrawal Deadline. Any Existing Notes tendered at any time prior to the Expiration Date, may be withdrawn at any time prior to the Expiration Date, but not thereafter.

To be effective, a notice of withdrawal must be received by the Information and Exchange Agent through DTC’s ATOP and analogous procedures of either Euroclear or Clearstream not later than the Withdrawal Deadline.

This notice must specify:

•	the name and account number of the person or entity having tendered the Existing Notes to be withdrawn; and

•

the principal amount of Existing Notes to be withdrawn including the name and the participant account number of the participant entity at either DTC, Euroclear or Clearstream to be credited with the withdrawn Existing Notes.

Holders of Existing Notes are advised to inform themselves with the bank, securities broker, or any other intermediary through which they hold their Existing Notes whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Exchange Offer prior to the deadlines set out in this Exchange Offer Memorandum.

We will make a final and binding determination on all questions as to the validity, form, and eligibility (including time of receipt) of such notices. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Existing Notes tendered for exchange but not exchanged for any reason will be released to the holder pursuant to the book-entry transfer procedures described above and such Existing Notes will be credited to an account maintained with the relevant clearing system for the Existing Notes promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Information Reporting and Backup Withholding

Payments made to tendering holders may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, U.S. Holders (as defined under “Taxation—Certain U.S. Federal Income Tax Consequences”) that do not otherwise establish an exemption should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying that the holder is a U.S. person, that the taxpayer identification number provided is correct, and that the holder is not subject to backup withholding. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to the holder’s foreign status. IRS forms may be obtained from the IRS website, www.irs.gov.

Irregularities

All questions as to the validity, form, and eligibility (including time of receipt) of any instruction notice, offer to exchange Existing Notes or revocation or revision thereof or delivery of Existing Notes, will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all instruction notices not in proper form, in respect of an amount of Existing Notes offered for exchange for which any corresponding agreement by us to exchange would, in our opinion, be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or defects in instruction notices with regard to any Existing Notes.

None of the Exchange and Information Agent or we shall be under any duty to give notice to holders of Existing Notes of any irregularities in instruction notices, nor shall any of us incur any liability for failure to give such notice.

Representations, Warranties and Covenants of Holders of Existing Notes

Upon the agreement to the terms and conditions set forth herein pursuant to an agent’s message, a holder, or the beneficial holder of Existing Notes on behalf of which the holder has tendered, will, subject to that holders’ ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, agree, effective upon the acceptance, among other things, to:

(1) irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Existing Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Existing Notes arising under, from or in connection with those Existing Notes;

(2) waive any and all rights with respect to the Existing Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Existing Notes;

(3) release and discharge us and the Trustee under the Existing Notes Indenture and paying agent for the relevant Existing Notes from any and all claims that the holder may have, now or in the future, arising out of or related to the Existing Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive principal or interest payments with respect to the Existing Notes tendered thereby, other than accrued and unpaid interest on the Existing Notes or as otherwise expressly provided in this Exchange Offer Memorandum;

(4) acknowledge and agree that such Existing Notes tendered for exchange pursuant to the Exchange Offer are being transferred to us pursuant to an exemption from the registration requirements under the Securities Act.

In addition, by tendering each holder of Existing Notes shall represent, warrant and agree that:

(1) it has received and reviewed and accepts the terms of this Exchange Offer Memorandum;

(2) it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Existing Notes, and it has full power and authority to submit an instruction to tender Existing Notes;

(3) it is not an Excluded Foreign Beneficiary (as defined below);

(4) the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, if and when we accept the same;

(5) it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of the relevant tender of Existing Notes, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(6) the Exchange Offer is being conducted pursuant to (i) Section 3(a)(9) of the Securities Act with respect to U.S. Persons in the United States and (ii) Regulation S under the Securities Act outside the United States in offshore transactions and, accordingly, (A) with respect to the New Notes issued to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act, in exchange for the Existing Notes issued pursuant to Rule 144A of the Securities Act, such New Notes may be freely transferred to third parties, except by affiliates of the Company, because the one-year holding period under Rule 144(d) will have been satisfied and (B) with respect to the New Notes issued pursuant to Regulation S, such New Notes may not be re-offered, resold, pledged or otherwise transferred except (1) outside the United States in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S and (2) in accordance with all applicable securities laws of the states of the United States;

(7) it is not a person to whom it is unlawful to make an invitation under the Exchange Offer under applicable securities laws;

(8) it has observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance, in any jurisdiction and that it has not taken or omitted to take any action in breach of the representations or which will or may result in us or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Exchange Offer;

(9) it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Exchange Offer (except to the extent provided in this Exchange Offer Memorandum and terms of the New Notes) and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against us, the Information and Exchange Agent or any other person in respect of such taxes and payments;

(10) in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer, it has made its own independent appraisal of the matters referred to in this Exchange Offer Memorandum, and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us or the Information and Exchange Agent, other than those contained in this Exchange Offer Memorandum, as amended or supplemented through the Expiration Date;

(11) the instruction to tender Existing Notes shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this Exchange Offer Memorandum;

(12) the instruction to tender Existing Notes shall, subject to the terms and conditions of the Exchange Offer, constitute the irrevocable appointment of the Information and Exchange Agent and an irrevocable instruction to that agent to complete and execute all or any forms of transfer and other documents at the discretion of agent in relation to the Existing Notes tendered thereby in our favor or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the agent’s discretion and the certificates and other documents of title relating to the registration of Existing Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in us or our nominees those Existing Notes;

(13) either (a) such holder is not (i) an “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) an entity the underlying assets of which are considered to include “plan assets” of such plans or (b) such holder’s acquisition, holding and disposition of the New Notes either (i) are not a prohibited transaction under ERISA or the Code or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions; and

(14) you will indemnify us, the Information and Exchange Agent, the Trustee under the Existing Notes Indenture and the trustee under the New Indenture against any and all losses, costs, claims, liabilities, expenses, charges, actions or demands which any of us may incur or which may be made against any of us as a result of any breach of any of the terms of, or any of the acknowledgements, representations, warranties and/or undertakings given by holders pursuant to, the Exchange Offer.

The receipt from an holder of Existing Notes or a custodian bank, depository, broker, trust company or other nominee on its behalf, of an electronic instruction notice by the relevant clearing system will constitute instructions to debit the securities in such holder’s account on the Settlement Date in respect of all of the Existing Notes that such holder has submitted for exchange, upon receipt by the relevant clearing system of an instruction from the Information and Exchange Agent on our behalf to receive those Existing Notes for our account and against credit of New Notes and payment of accrued interest in respect of those Existing Notes, subject to the automatic withdrawal of those instructions in the event that the Exchange Offer is terminated by us prior to the Expiration Date or the withdrawal of such holders’ electronic instruction notice prior to the Withdrawal Deadline.

Each holder of Existing Notes that agrees to the terms and conditions set forth herein pursuant to an agent’s message will also represent, warrant and agree to the terms described under “Notice to Investors.”

The representations, warranties and agreements of a holder tendering Existing Notes or delivering consents will be deemed to be repeated and reconfirmed on and as of the Expiration Date, and the Settlement Date. For the purposes of this Exchange Offer Memorandum, the “beneficial owner” of any Existing Notes means any holder that exercises investment discretion with respect to those Existing Notes.

Governing Law

The Exchange Offer, and any documents delivered in connection therewith, will be governed by and construed in accordance with the laws of the State of New York. By submitting an instruction to tender a holder of Existing Notes irrevocably and unconditionally agrees for our benefit and for the benefit of the Information and Exchange Agent and the Argentine Dealer Manager that the federal or state courts of The Borough of Manhattan in the City and State of New York, United States of America shall have jurisdiction to settle any disputes which may arise out of or in connection with the Exchange Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

Notwithstanding the above, all matters relating to the due authorization, execution, issuance and delivery of the New Notes by us, the CNV’s authorization of the public offering of the New Notes in Argentina, matters relating to the legal requirements necessary in order for the New Notes to qualify as “obligaciones negociables” under Argentine law, and certain matters relating to the Noteholders’ Meeting, will be governed by the Negotiable Obligations Law, the Argentine Capital Markets Law and the Argentine Corporations Law, as amended, and other applicable Argentine laws and regulations, including without limitation, the CNV Rules.

Information and Exchange Agent

Bondholder Communications Group, LLC has been appointed as Information and Exchange Agent for the Exchange Offer and is receiving a customary fee therefor, as well as reimbursement for reasonable out-of-pocket expenses. Questions concerning tender procedures and requests for additional copies of this Exchange Offer Memorandum should be directed to the Information and Exchange Agent at the address and telephone numbers set forth on the back cover page of this Exchange Offer Memorandum. Holders of Existing Notes may also contact their custodian bank, depository, broker, trust company or other nominee for assistance concerning the Exchange Offer.

Other Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer other than the Argentine Dealer Manager with respect to the solicitation of tenders in the Exchange Offer outside the United States (as defined in Regulation S).

The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees and those of our affiliates.

Holders who tender their Existing Notes for exchange will not be required to pay any transfer taxes, except that holders who instruct us to register New Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be released to, a person other than the registered tendering holder will be responsible for paying any applicable transfer tax.

We have retained BCP Securities, Inc. to serve as our Financial Advisor (the “Financial Advisor”) in connection with the Exchange Offer. We will pay the Financial Advisor a fixed and non-contingent fee for its services and reimburse certain of its reasonable expenses. The Financial Advisor will assist with the analysis, structuring and effecting of the Exchange Offer but has not been retained to solicit any holders pursuant to the Exchange Offer or to render an opinion as to the fairness of the Exchange Offer to the Company or the holder of the Existing Notes.

We have retained Balanz Capital Valores S.A.U. to act as Argentine dealer manager (the “Argentine Dealer Manager”) exclusively in Argentina in connection with the Exchange Offer. We will pay the Argentine Dealer Manager a fixed and non-contingent fee for its services and reimburse certain of its reasonable expenses. The obligation of the Argentine Dealer Manager to perform its functions is subject to customary conditions.

From time to time, we or our affiliates may enter into other relationships with the Financial Advisor or the Argentine Dealer Manager and their affiliates, in the ordinary course of business for which they may receive, customary fees and commissions. At any given time, the Financial Advisor and Argentine Dealer Manager may trade the Existing Notes for their accounts or for accounts of their customers and, accordingly, hold a long or short position in the Existing Notes.

The Argentine Dealer Manager may solicit any holders of Existing Notes in connection with the Exchange Offer exclusively in Argentina. The Financial Advisor does not make any recommendation to holders of Existing Notes as to whether to exchange or refrain from exchanging their Existing Notes. We have not authorized any person (including the Financial Advisor and the Argentine Dealer Manager) to give any information or make any representations in connection with the Exchange Offer other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Information and Exchange Agent, the Financial Advisor, the Argentine Dealer Manager or any other person.

Transfer Taxes

We will pay all transfer taxes and any stamp taxes or duties or registration fees, if any, applicable to the exchange of Existing Notes under the Exchange Offer. Tendering holders, however, will be required to pay any transfer taxes, whether imposed on the holder or any other person, if:

•

certificates representing Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or Existing Notes or New Notes are to be issued in the name of, any person other than the holder of Existing Notes tendered;

•	Existing Notes tendered into the Exchange Offer are registered in the name of any person other than the person submitting the electronic instruction notices; or

•	a transfer tax is imposed for any reason other than the exchange of Existing Notes under the Exchange Offer.

If satisfactory evidence of payment of such taxes is not submitted with the electronic instruction notice, the amount of such transfer taxes will be billed to that tendering holder.

Other

•	We are not aware of any governmental or regulatory approvals that are required in order to complete the Exchange Offer.

•	Participation in the Exchange Offer is voluntary.

•	Holders of Existing Notes are urged to consult their financial and tax advisers in making their own decisions on what action to take. See “Taxation.”

COMPARISON OF THE NEW NOTES WITH THE EXISTING NOTES

The following description is a summary of, and does not purport to include all of the information that may be important to holders of Existing Notes and is qualified in its entirety by reference to, with respect to the Existing Notes, the Existing Notes Indenture, and with respect the New Notes, “Description of the New Notes.” Capitalized terms used herein have the meaning given to them in the New Indenture or in “Description of the New Notes.” as the case may be.

The terms of the New Notes shall be substantially similar to the terms of the Existing Notes except for the following selected terms, some of which are less restrictive in the New Notes Indenture than in the Existing Notes Indentures. Dates included are indicative based on the expected issue date:

	Existing Notes	New Notes
Final Maturity	May 4, 2027.	December [•], 2032.

Payment of Principal	Single payment at maturity on May 4, 2027.	Single payment at maturity in 2032.

Interest Payment Dates	November 4 and May 4 of each year, commencing on November 4, 2020	December [•] and June [•] of each year, commencing on June [•], 2025.

Limitation on Incurrence of Indebtedness	We (and our Restricted Subsidiaries) may not Incur any additional Indebtedness unless, among other conditions provided in the New Indenture, the ratio of (x) the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter to (y) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, would be no less than 2.0 to 1.0 and (iii) the Company’s Consolidated Interest Coverage Ratio would be no less than 1.5 to 1.0; provided that, after giving pro forma effect to any Incurrence by a Restricted Subsidiary under this paragraph and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of all Restricted Subsidiaries (other than any Subsidiary Guarantor) with any person other than the Company or any Subsidiary Guarantor shall not exceed the greater of (i) U.S.$100 million on any date thereafter, (ii) 30% of the consolidated Indebtedness of the Company and (ii) 12% of the Company’s Consolidated Tangible Assets.	We (and our Restricted Subsidiaries) may not Incur any additional Indebtedness unless, among other conditions provided in the New Indenture, the ratio of (x) the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter to (y) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, would be no less than 1.5 to 1.0 and (iii) the Company’s Consolidated Interest Coverage Ratio would be no less than 1.5 to 1.0.

“Permitted Indebtedness” includes:

(A) an acquisition debt basket is set at (x) in the case of otherwise non-recourse mortgage financings with limited recourse to the Company or any Restricted Subsidiary, the greater of (x) U.S.$90.0 million and (y) 15% of our total Consolidated Tangible Assets, and (y) in the case of recourse debt, the greater of (x) U.S.$75.0 million and (y) 12% of the Company’s total Consolidated Tangible Assets, in each of the cases of (x) and (y), not subject to receipt of any equity contributions, in each case calculated as of the end of the Latest Completed Quarter;

(B) Indebtedness consisting solely of Liens of Capital Stock or other securities of an Unrestricted Subsidiary that secure obligations of such Unrestricted Subsidiary or any of its subsidiaries;

(C) Indebtedness Incurred in connection with any Project Financing; and

(D) additional Indebtedness in an aggregate outstanding principal amount that does not exceed the greater of (x) U.S.$30.0 million and (y) 5% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter.

“Permitted Indebtedness” includes:

(A) an acquisition debt basket is set at (x) in the case of otherwise non-recourse mortgage financings with limited recourse to the Company or any Restricted Subsidiary, the greater of (x) U.S.$250.0 million and (y) 35% of our total Consolidated Tangible Assets, and (y) in the case of recourse debt, the greater of (x) U.S.$150.0 million and (y) 15% of the Company’s total Consolidated Tangible Assets, in each of the cases of (x) and (y), not subject to receipt of any equity contributions, in each case calculated as of the end of the Latest Completed Quarter;

(B) Indebtedness consisting solely of Liens of Capital Stock or other securities of an Unrestricted Subsidiary that secure obligations of such Unrestricted Subsidiary or any of its subsidiaries;

(C) Indebtedness Incurred in connection with any Project Financing; and

(D) additional Indebtedness in an aggregate outstanding principal amount that does not exceed the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter.

Permitted Debt Basket

“Permitted Indebtedness” includes: [ ]

(D) additional Indebtedness in an aggregate outstanding principal amount that does not exceed the greater of (x) U.S.$30.0 million and (y) 5% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter.

“Permitted Indebtedness” includes: [ ]

(D) additional Indebtedness in an aggregate outstanding principal amount that does not exceed the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter.

Limitation on Restricted Payments	The calculation of our Restricted Payment capacity is based on a calculation of Adjusted Consolidated Net Income that excludes any unrealized gain or loss from the revaluation of investment properties, any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, to the extent such gain or losses are non-cash items and any income taxes (including deferred taxes) to the extent in excess of cash payments made in respect of such income taxes, among others, including a general basket of Restricted Payments in an aggregate amount, when made, taken together with all other Restricted Payments made pursuant to such basket (in the case of Investments, at the time outstanding) not to exceed the greater of (x) U.S.$30.0 million and (y) 5% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter, among other Restricted Payments carve-outs.

The calculation of our Restricted Payment capacity is based on a calculation of Adjusted Consolidated Net Income that excludes any unrealized gain or loss from the revaluation of investment properties, any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, to the extent such gain or losses are non-cash items and any income taxes (including deferred taxes) to the extent in excess of cash payments made in respect of such income taxes, among others, including a general basket of Restricted Payments in an aggregate amount, when made, taken together with all other Restricted Payments made pursuant to such basket (in the case of Investments, at the time outstanding) not to exceed the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter, and the distribution, by dividend or otherwise, or any series or combination of contribution, distribution or other transfer or disposition, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents), among other Restricted Payments carve-outs.

For purposes of determining compliance with this covenant, in the event that all or a portion of a Restricted Payment or Investment meets the criteria of one or more of clauses (1) through (11) above or the definition of “Permitted Investments”, or is entitled to be made pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify and may later reclassify (based on circumstances existing on the date of such reclassification) all or a portion of such Restricted Payment or Investment as being made whole or in part under one or more of such clauses (1) through (11), such clauses of the definition of “Permitted Investments” and/or such first paragraph in a manner that complies with this covenant.

“Permitted Investments” include, among others, Investments by us or any of our Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) engaged in a Permitted Business; provided that we (or our Restricted Subsidiaries) (x) are primarily responsible for the development (to the extent the relevant real estate project is undeveloped) and/or management of the related real estate project(s), (y) maintain an equity ownership interest in such Person of no less than 20% of such Person’s total Capital Stock, or, if less than such percentage, to the extent such Investment, together with all other Investments incurred under clause (18)(i) of the definition of Permitted Investments, that are less than such percentage, do not exceed in aggregate at the time of such Investment the greater of (i) U.S.$75.0 million and (ii) 12% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (z) comply with the covenant set forth under “Certain Covenants— Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person and (iii) (A) Investments by us or any of our Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) engaged in a Permitted Business; provided that (x) such Investment, together with all other Investments incurred under clause (18)(ii) of the definition of Permitted Investments, do not exceed in the aggregate at the time of such Investment the greater of (i) U.S.$50.0 million and (ii) 8% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), (y) maintain an equity ownership interest in such Person of no less than 20% of such Person’s total Capital Stock and (z) comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person, and (B) Investments by us or any of our Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted	“Permitted Investments” include, among others Investments by us or any of our Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) engaged in a Permitted Business; provided that we (or our Restricted Subsidiaries) (x) are primarily responsible for the development (to the extent the relevant real estate project is undeveloped) and/or management of the related real estate project(s), (y) maintain an equity ownership interest in such Person of no less than 20% of such Person’s total Capital Stock, or, if less than such percentage, to the extent such Investment, together with all other Investments incurred under clause (18)(i) of the definition of Permitted Investments, that are less than such percentage, do not exceed in aggregate at the time of such Investment the greater of (i) U.S.$150.0 million and (ii) 30% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (z) comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person and (iii) (A) Investments by us or any of our Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) engaged in a Permitted Business; provided that (x) such Investment, together with all other Investments incurred under clause (18)(ii) of the definition of Permitted Investments, do not exceed in the aggregate at the time of such Investment the greater of (i) U.S.$150.0 million and (ii) 30% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), (y) maintain an equity ownership interest in such Person of no less than 20% of such Person’s total Capital Stock and (z) comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person, and (B) Investments by us or any of our Restricted Subsidiary in any Person (other than, for the

	Subsidiary); provided that (x) such Investment, together with all other Investments incurred under clause (18)(iii) of the definition of Permitted Investments, do not exceed in the aggregate at the time of such Investment the greater of (i) U.S.$30.0 million and (ii) 5% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (y) we and our Restricted Subsidiaries comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person.	avoidance of doubt, a Restricted Subsidiary); provided that (x) such Investment, together with all other Investments incurred under clause (18)(iii) of the definition of Permitted Investments, do not exceed in the aggregate at the time of such Investment the greater of (i) U.S.$100.0 million and (ii) 16% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (y) we and our Restricted Subsidiaries comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person.

Limitation on Designation of Unrestricted Subsidiaries	The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if, among others, the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph of Section 3.13 or as a Permitted Investment in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.	The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under the New Indenture (a “Designation”) only if, among others, the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to Section 3.13 or as a Permitted Investment in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.

Definition of Cash Equivalents	The definition of “Cash Equivalents” includes, among others: (i) money market investments, marketable securities, checks and deferred payment checks (cheques de pago diferido) and other similar instruments (a) by whomever issued which, by their terms, are payable or may be required to be paid in cash within 360 days of their issuance, or (b) issued by any Person with an Investment Grade Rating which by terms, are payable or may be required to be paid in cash within 18 months from date of acquisition thereof; and (ii) demand deposits, certificates of deposit, overnight deposits, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any	The definition of “Cash Equivalents” includes, among others: (i) money market investments, marketable securities, checks and deferred payment checks (cheques de pago diferido) and other similar instruments (a) by whomever issued which, by their terms, are payable or may be required to be paid in cash within 360 days of their issuance, or (b) issued by any Person which by their terms, are payable or may be required to be paid in cash within 18 months from date of acquisition thereof; (ii) demand deposits, certificates of deposit, overnight deposits, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District

	state thereof or the District of Columbia or any foreign branch of a U.S. bank each case, having at the date of acquisition thereof combined capital and surplus of not less than U.S.$500 million, or (b) Banco BBVA Argentina S.A., Banco Itaú Argentina S.A., Banco Santander Río S.A., HSBC Bank Argentina S.A., Industrial and Commercial Bank of China (Argentina) S.A., Citibank N.A., Banco Macro S.A., Banco de la Nación Argentina, Banco de la Ciudad de Buenos Aires, Banco de la Provincia de Buenos Aires, or any of the top five banks in terms of deposits (as reported by the Argentine Central Bank) organized under the laws of Argentina.	of Columbia or any foreign branch of a U.S. bank, or (b) any bank organized under the laws of Argentina and authorized by the Argentine Central Bank; and (iii) corporate obligations that at the time of acquisition thereof have a local market credit rating of at least “BBB” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s.

Permitted Liens	Permitted Liens include, among others, (A) a general basket for Liens securing Indebtedness in an aggregate principal amount outstanding not exceeding the greater of (x) U.S.$30.0 million and (y) 5% of the Company’s Consolidated Tangible Assets, and (B) Liens securing or providing for the payment of Indebtedness Incurred in connection with any Project Financing, in accordance with the New Indenture.
Permitted Liens include, among others, (A) a general basket for Liens securing Indebtedness in an aggregate principal amount outstanding not exceeding the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets, and (B) Liens securing or providing for the payment of Indebtedness Incurred in connection with any Project Financing, in accordance with the New Indenture.

Events of Default	Events of Default include, among others, (A) (x) failure to pay when due principal of or interest on any of our or such Restricted Subsidiary’s Indebtedness in an aggregate principal amount of at least U.S.$15.0 million (or the equivalent thereof at the time of determination) and such failure continues after the grace period, if any, applicable thereto, or (y) occurrence of any other event of default under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least U.S.$15.0 million (or the equivalent thereof at the time of determination), and such other event of default results in the acceleration of the maturity of such Indebtedness, and (B) one or more final judgments or decrees for the payment of money in excess of U.S.$15.0 million (or the equivalent thereof at the time of determination) in the aggregate.	Events of Default include, among others, (A) (x) failure to pay when due principal of or interest on any of our or such Restricted Subsidiary’s Indebtedness in an aggregate principal amount of at least U.S.$30.0 million (or the equivalent thereof at the time of determination) and such failure continues after the grace period, if any, applicable thereto, or (y) occurrence of any other event of default under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least U.S.$30.0 million (or the equivalent thereof at the time of determination), and such other event of default results in the acceleration of the maturity of such Indebtedness, and (B) one or more final judgments or decrees for the payment of money in excess of U.S.$30.0 million (or the equivalent thereof at the time of determination) in the aggregate.

Events of Default	Events of Default include, among others, (A) (x) failure to pay when due principal of or interest on any of our or such Restricted Subsidiary’s Indebtedness in an aggregate principal amount of at least U.S.$15.0 million (or the equivalent thereof at the time of determination) and such failure continues	Events of Default include, among others, (A) (x) failure to pay when due principal of or interest on any of our or such Restricted Subsidiary’s Indebtedness in an aggregate principal amount of at least U.S.$30.0 million (or the equivalent thereof at the time of determination) and such failure continues

	after the grace period, if any, applicable thereto, or (y) occurrence of any other event of default under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least U.S.$15.0 million (or the equivalent thereof at the time of determination), and such other event of default results in the acceleration of the maturity of such Indebtedness, and (B) one or more final judgments or decrees for the payment of money in excess of U.S.$15.0 million (or the equivalent thereof at the time of determination) in the aggregate.	after the grace period, if any, applicable thereto, or (y) occurrence of any other event of default under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least U.S.$30.0 million (or the equivalent thereof at the time of determination), and such other event of default results in the acceleration of the maturity of such Indebtedness, and (B) one or more final judgments or decrees for the payment of money in excess of U.S.$30.0 million (or the equivalent thereof at the time of determination) in the aggregate.

Meetings, Modification and Waiver	The New Indenture contains provisions for convening meetings of Holders of Notes and modifying and waiving the New Indenture or the Notes.

The New Indenture contains provisions for convening meetings of Holders of New Notes and modifying and waiving the New Indenture or the New Notes.

Meetings of holders and related matters not expressly set forth in the New Indenture will be governed by the provisions of the Argentine Negotiable Obligations Law, including, without limitation, the provisions of Articles 354 and 355 of the Argentine Companies Law through the application of the provisions of Article 14 of the Argentine Negotiable Obligations Law (as amended by Section 151 of the Argentine Productive Financing Law). Any modifications, amendments or waivers to the New Notes Indenture or to the New Notes may also be approved by holders of the New Notes pursuant to a written action consented to by holders of the requisite percentage of the New Notes under the New Notes Indenture. Such actions may be taken through the consent procedures of Euroclear, Clearstream or any other applicable depositary clearing system, or reliable means that ensure holders of New Notes prior access to information and allow them to vote, in accordance with Section 14 of the Argentine Negotiable Obligations Law (as amended by Section 151 of the Argentine Productive Financing Law) and any other applicable law or regulation.

Trustee’s Disclaimer	The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of	The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital in the Existing Notes Indenture or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes and the tenth recital to this Indenture.

provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital in the New Notes Indenture or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes and the thirteenth “WHEREAS” clause of this Indenture. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in the New Notes Indenture.

	No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation.	No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which, as a result thereof, the Trustee shall become subject to service of process, taxation or other consequences that, in the sole determination of the Trustee, are adverse to the Trustee, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation.

Compensation and Indemnification of Trustee and its Prior Claim.	The Company covenants to pay to the Trustee certain compensation and reimbursement, and to indemnify, defend and hold it harmless against certain losses.

The Company covenants to pay to the Trustee certain compensation and reimbursement, and to indemnify, defend and hold it harmless against certain losses.

The provisions of this Section shall survive the satisfaction and discharge of the Indenture and the Notes, the termination for any reason of this Indenture, and the resignation or removal of the Trustee.

Appointment of Co-Trustee	N/A

(a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies in the New Notes Indenture granted to the Trustee or hold title to the properties, in trust, as in the New Notes Indenture granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that, without the consent of Holders, the Trustee appoint a Person as a separate or co-trustee. The following provisions of this Section 6.15 are adopted to these ends.

(b) In the event that the Trustee appoints an additional Person as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies (in which event such rights, powers and duties shall be exercised singly by such separate or co-trustee but solely at the direction of the Trustee) and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them. No separate or co-trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 6.9 hereof and no notice to Holders of the appointment of any separate or co-trustee shall be required under Section 6.11 hereof.

(c) Should any instrument in writing from the Company be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Company; provided that if an Event of Default shall have occurred and be continuing, if the Company does not execute any such instrument within fifteen (15) days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Company to execute any such instrument in the Company’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

i. all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by the Trustee and such separate or co-trustee jointly (it being understood that such separate or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate or co-trustee, but solely at the direction of the Trustee;

ii. the Trustee shall not be personally liable by reason of any act or omission of any separate or co-trustee under the New Notes Indenture. No separate or co-trustee under the New Notes Indenture shall be personally liable by reason of any act or omission of the Trustee, any separate trustee or any co-trustee under the New Notes Indenture; and

iii. the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Section 6.15.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

Notices	Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders to or on the Company shall be sufficient for every purpose under the Existing Notes Indenture if given or served by facsimile transmission or by internationally recognized overnight courier (except as otherwise specifically provided in the Existing Notes Indenture) addressed (until another address of the Company is filed by the Company with the Trustee) to RAGHSA S.A., at San Martín 344, Floor 29, C1004AAH, City of Buenos Aires, Argentina, Attention: Chief Financial Officer, Telephone: 5411-4130-5800, Telecopy: 5411-4130-5853. Any notice, direction, request or demand by the Company or any holder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, upon actual receipt at its Corporate Trust Office.

Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders to or on the Company shall be sufficient for every purpose under the New Notes Indenture if given or served by facsimile transmission or by internationally recognized overnight courier (except as otherwise specifically provided in the New Notes Indenture) addressed (until another address of the Company is filed by the Company with the Trustee) to RAGHSA S.A., at Cecilia Grierson 255, Floor 9, C1107BHA, City of Buenos Aires, Argentina, Attention: Chief Financial Officer, Telephone: 5411-4013-5555. Any notice, direction, request or demand by the Company or any holder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, upon actual receipt at its Corporate Trust Office.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

TAXATION

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the Exchange Offer made pursuant to this Exchange Offer Memorandum and the ownership and disposition of New Notes acquired in the Exchange Offer. The following does not address the U.S. federal income tax consequences to subsequent purchasers of the ownership or disposition of the New Notes. This discussion is based on the Code, U.S. Treasury regulations, published administrative interpretations of the IRS and judicial decisions, all of which are subject to change, possibly with retroactive effect. We have not received, nor will we receive, any rulings from the IRS with respect to any of the matters summarized in this discussion. Therefore, there is no assurance that the IRS or a court would agree with the treatment of the Exchange Offer and the ownership and disposition of New Notes acquired in the Exchange Offer described below. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder. Further, the tax treatment of a U.S. Holder may vary depending on that holder’s particular situation. This discussion does not address the tax consequences that may be relevant to U.S. Holders subject to special tax rules, including partnerships and other pass-through entities and partners or members therein, insurance companies, tax-exempt entities, employee stock ownership plans, banks, regulated investment companies, brokers, dealers in securities or currencies, persons in whose hands the Existing Notes or the New Notes are not “capital assets,” persons that have hedged (or will hedge) the risk of holding Existing Notes or the New Notes, persons subject to the alternative minimum tax, persons that hold Existing Notes (or will hold New Notes) as part of (or in connection with) a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, persons that have a “functional currency” other than the U.S. dollar, and persons that use the mark-to-market method of accounting. In addition, this discussion addresses only U.S. federal income tax consequences, and does not address consequences under state, local or foreign tax laws, or any aspect of U.S. federal taxation other than U.S. federal income taxation, such as estate and gift tax laws or the Medicare tax on net investment income. U.S. Holders should consult their own tax advisors regarding the tax consequences of the Exchange Offer and the ownership and disposition of New Notes acquired in the Exchange Offer, including the application of U.S. federal, state, local and foreign tax laws to their specific circumstances.

For purposes of this discussion, “U.S. Holder” means a beneficial owner of Existing Notes or New Notes issued in the Exchange Offer that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the Existing Notes or New Notes.

Book/Tax Conformity

U.S. Holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. However, final Treasury regulations generally exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Tax Consequences of Exchanging Existing Notes for New Notes in the Exchange Offer

Overview

Under applicable Treasury regulations, the exchange of an existing debt instrument for a new debt instrument is treated as an exchange for U.S. federal income tax purposes if the terms of the new instrument constitute a “significant modification” from the terms of the old instrument. The modification or exchange of a debt instrument will constitute a significant modification if the modified or newly issued instrument differs materially either in kind or in extent from the original debt instrument.

Under the regulations, a change in yield of a debt instrument is a significant modification if the yield of the new instrument (determined taking into account any accrued interest and any payments made to the holder as consideration for the modification) varies from the yield on the exchanged instrument (determined as of the date of the exchange) by more than 5% of the annual yield of the exchanged instrument or, if greater, 25 basis points. The yield of the exchanged instrument is calculated based on the adjusted issue price, and may differ from the yield at which the instrument is trading in the market. Additionally, a change in the timing of payments on a debt instrument is a significant modification if the change in timing of payments (including any resulting change in the amount of payments) results in the material deferral of scheduled payments either through an extension of the final maturity or through deferral of payments due prior to maturity. The materiality of the deferral depends on all the facts and circumstances, including the length of the deferral, the original term of the instrument, the amounts of the payments that are deferred, and the time period between the modification and the actual deferral of payments. Pursuant to a safe harbor rule, a deferral of a scheduled payment for a period that does not exceed the lesser of 50% of the original term of the instrument and 5 years, both as measured from the original due date of the first payment that is deferred, is not treated as a material deferral, if the deferred scheduled payments are unconditionally payable by the end of the safe harbor period.

Based on the foregoing rules, the Company believes the exchange of Existing Notes for New Notes should result in a significant modification, and thus should be treated as an exchange for U.S. federal income tax purposes. The remainder of this discussion assumes such treatment.

Treatment of the Exchange as a Recapitalization

The tax consequences of an exchange of Existing Notes for New Notes will depend on whether the exchange constitutes a recapitalization. The exchange will qualify as a tax-free recapitalization for U.S. federal income tax purposes if both the Existing Notes and the New Notes are “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or Treasury regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt obligation. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years often do not constitute securities, whereas debt obligations with a maturity at issuance between five and ten years or more often do constitute securities, in each case depending on the particular facts and circumstances. However, in Revenue Ruling 2004-78, the IRS ruled that a debt instrument with a term of less than five years may be a security if received in a reorganization in exchange for an instrument having the same maturity date and substantially the same terms (other than interest rate) as the original instrument where the original instrument was a security. Here, both the Existing Notes and the New Notes have a term of more than five years, and for the most part the terms of the New Notes will be substantially similar to the terms of the Existing Notes. Accordingly, the exchange of Existing Notes for New Notes should qualify as a recapitalization, and the following discussion assumes such treatment.

A U.S. Holder that participates in the Exchange Offer will be treated as receiving (i) the amount realized in the exchange and (ii) accrued and unpaid interest on the U.S. Holder’s Existing Notes. Accrued and unpaid interest on the Existing Notes will be taxed as ordinary interest income from foreign sources (to the extent not previously included in income) to the full extent of the amount accrued, even if a U.S. Holder receives cash in a lesser amount as a result of pre-issuance accrued interest on the New Notes, and not as part of the amount realized in the exchange.

Under the rules applicable to recapitalizations, a U.S. Holder generally will recognize gain, but not loss, equal to the lesser of (i) the fair market value of any “excess principal” amount received (“boot”) and (ii) the gain realized by the U.S. Holder. The excess principal amount is the excess of the principal amount of New Notes received over the principal amount of Existing Notes surrendered for those New Notes. The gain realized by a U.S. Holder is equal to the excess of (i) the amount realized in the exchange, which generally will be the issue price of the New Notes received in the exchange (as described below under “Tax Consequences of Holding and Disposing of the New Notes—Issue Price”) over (ii) the U.S. Holder’s adjusted tax basis in the Existing Notes surrendered in the exchange.

Subject to the discussion of market discount below, any gain recognized in the exchange generally will be U.S. source capital gain and will be long-term capital gain if the U.S. Holder’s holding period for the Existing Notes exceeded one year at the time of the exchange. Certain non-corporate U.S. Holders are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains.

A U.S. Holder’s initial tax basis in the portion of New Notes that is not treated as boot will be the same as the U.S. Holder’s tax basis in the Existing Notes allocated thereto, increased by the amount of gain recognized by the U.S. Holder in the exchange, if any, and decreased by the amount of boot that is received by the U.S. Holder. A U.S. Holder’s holding period for this portion of the New Notes will include its holding period for the Existing Notes surrendered therefor. The portion of the New Notes treated as boot will have an initial tax basis in a U.S. Holder’s hands equal to the fair market value of those New Notes and will have a holding period that begins the day after the Settlement Date. Therefore, a U.S. Holder exchanging Existing Notes for New Notes may have split basis and holding periods in its New Notes.

In the case of a U.S. Holder that acquired Existing Notes with market discount, as described below under “Tax Consequences of Holding and Disposing of the New Notes—Sale, Exchange, Redemption or Other Disposition of the New Notes,” and has not elected to include market discount in income on a current basis, gain recognized by the U.S. Holder under the rules described above will be treated as ordinary income to the extent of the market discount that has accrued at the time when those Existing Notes are exchanged for New Notes. Such amount treated as ordinary income should be treated as foreign-source income for U.S. federal income tax purposes. Any accrued market discount on the Existing Notes that is not recognized as described in the preceding sentence will carry over to the New Notes, other than the portion of the New Notes treated as boot, and will be subject to the rules described below under “Tax Consequences of Holding and Disposing of the New Notes—Sale, Exchange, Redemption or Other Disposition of the New Notes.”

Tax Consequences of Holding and Disposing of the New Notes

Issue Price of the New Notes

The issue price of a debt instrument is its stated principal amount if the debt instrument is not “traded on an established market,” is issued for property that is not traded on an established market, and has adequate stated interest. Debt instruments are considered to be traded on an established market if, at any time during the 31-day period ending 15 days after their issue date, there is a sales price for the debt instrument or there are one or more firm or indicative quotes for the debt instrument. However, debt instruments are not considered to be traded on an established market if, at the time the determination is made, the outstanding stated principal amount of the issue that includes the debt instrument does not exceed U.S.$100 million. A debt instrument is issued with adequate stated interest if its stated principal amount is less than the present value of all principal and interest payments due under such debt instrument, discounted at the applicable federal rate. Because neither the New Notes nor the Existing Notes are “traded on an established market” and the New Notes will be issued with adequate stated interest, the issue price of the New Notes should be their stated principal amount.

Interest Payments on the New Notes

Interest paid on the New Notes (including any foreign withholding tax imposed on, and additional amounts paid with respect to, such payments) will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder’s method of tax accounting), other than amounts received in respect of pre-issuance accrued interest on the New Notes, which generally will not be subject to U.S. federal income tax. We expect, and the rest of this discussion assumes, that the New Notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the New Notes are issued with OID, U.S. Holders generally must accrue OID in gross income over the term of the New Notes on a constant yield to maturity basis, regardless of their regular method of tax accounting or when they receive cash attributable to that income.

Interest payments on the New Notes generally will constitute foreign-source income for U.S. federal income tax purposes and will be categorized as “passive category income” (or, in the case of certain U.S. Holders, “general category income”) for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. A U.S. Holder may be able, subject to certain generally applicable limitations, to claim a foreign tax credit (or, alternatively, a deduction if the U.S. Holder has elected to deduct all foreign income taxes for that taxable year) for any Argentine withholding taxes imposed on payments of interest. The rules relating to foreign tax credits and the timing thereof are complex, and U.S. Holders should consult their tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations to their particular situation.

Sale, Exchange, Redemption or Other Disposition of the New Notes

Upon the disposition of a New Note by sale, exchange, redemption or otherwise, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest, which will be taxable as such) and (ii) the holder’s adjusted tax basis in the New Note at the time of the disposition. A holder’s adjusted tax basis in a New Note will generally be its initial tax basis (as described above under “Tax Consequences of Exchanging Existing Notes for New Notes in the Exchange Offer—Treatment of the Exchange as a Recapitalization”), increased by any market discount previously included in income and reduced by any bond premium previously amortized. Subject to the market discount discussion below, any gain or loss generally will be U.S. source capital gain or loss. Any capital gain or loss recognized upon disposition of a New Note will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Note exceeded one year at the time of the disposition. Certain non-corporate U.S. Holders are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code.

As described above under “Tax Consequences of Exchanging Existing Notes for New Notes in the Exchange Offer—Treatment of the Exchange as a Recapitalization”, a U.S. Holder that acquired Existing Notes with market discount may have market discount on the New Notes, under the rules applicable to recapitalizations. A U.S. Holder generally will be treated as having acquired the Existing Notes with market discount if it purchased them for an amount less than their stated principal amount and such difference is not less than a statutory de minimis amount. In addition, a U.S. Holder may also be treated as having acquired the Existing Notes with market discount if such holder received the Existing Notes in a prior recapitalization in exchange for other debt obligations that were themselves acquired with market discount. Any gain recognized upon the disposition of a New Note that was acquired with market discount generally will be treated as ordinary income to the extent of the market discount that has accrued at the time of the disposition. Such amount treated as ordinary income should be treated as foreign-source income for U.S. federal income tax purposes. Generally, a U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating the portion of any gain realized on a sale of a New Note attributable to accrued market discount as ordinary income. In addition, a U.S. Holder would be required to defer the deduction of a portion of any interest paid on any indebtedness incurred or maintained to purchase or carry the New Note unless the U.S. Holder elects to include market discount on a current basis. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

If a U.S. Holder’s initial tax basis in a New Note is greater than its stated principal amount, the U.S. Holder will be considered to have acquired the New Note with “amortizable bond premium.” A U.S. Holder may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the New Note. This election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. However, because the New Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that a U.S. Holder may amortize with respect to a New Note. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in a New Note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder’s tax basis when the New Note matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds the New Note to maturity generally will be required to treat the premium as capital loss when the New Note matures. U.S. Holders should consult their tax advisors about the election to amortize bond premium.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 at the end of the year, or U.S.$75,000 at any time, are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include New Notes) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the notes, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Existing Notes and the New Notes made to, and the proceeds of dispositions of Existing Notes and New Notes effected by, certain U.S. taxpayers. In addition, certain U.S. taxpayers may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments and certify that they are not subject to backup withholding. Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Argentine Federal Tax Considerations

The following summary is based upon tax laws and regulations of Argentina in effect on the date of this Exchange Offer Memorandum and is subject to any change in Argentine law that may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant in respect of the New Notes and Existing Notes. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this Exchange Offer Memorandum will agree with this interpretation. You are advised to consult your own tax advisers as to the consequences under the tax laws of the country of which you are resident of your participation in this Exchange Offer.

Income Tax (“IT”)

Exchange of Existing Notes for New Notes and payment of accrued and unpaid interests of Existing Notes

For the purpose of this section it was considered that the Existing Notes were issued in accordance with Law No. 23,576 (the “Negotiable Obligations Law”) and qualify for tax-exempt treatment under Article 36 bis thereof (the “Article 36 bis Exemption”) and the New Notes (i) will be placed in a public offering authorized by the CNV and (ii) as well as according with all the conditions under Article 36 of the Negotiable Obligations Law (the “Exemption Requirements and Conditions”, as defined below).

The Exemption Requirements and Conditions are:

i)	the negotiable obligations must be placed by means of a public offering approved by the CNV;

ii)

the proceeds obtained from the issue of the negotiable obligations must be applied either to (a) investments in tangible assets and fixed assets located in Argentina, (b) the acquisition of ongoing concern located in Argentina, (c) working capital in Argentina, (d) refinancing of debts, (e) capital contributions to controlled or affiliated corporations, (f) the acquisition of capital stock, (g) financing of the ordinary business of the issuer, provided that such proceeds are used only for the purposes set forth in (a), (b), (c), (d), (e) or (f) above, and/or (h) granting loans (when the issuer is a financial entity ruled by the Argentine Financial Entities Law No. 21,526), which funds must be used by the borrowers for the purposes set forth above, according to the rules enacted for such purpose by the Central Bank of Argentina (in this case the financial entity will be the one responsible for evidencing the use of proceeds in the manner determined by the CNV); and

iii)

the issuer must have the use-of-proceeds plan accredited before the CNV in the time and manner prescribed by CNV Regulations, providing evidence that the proceeds from the issue of the negotiable obligations have been used for the purposes described in paragraph (ii) above.

Any capital gains and accrued and unpaid interests originated in payments made from the exchange of Existing Notes for New Notes should be subject to the following tax treatment:

a) Interest and capital gains earned by resident individuals and undivided estates

Capital gains and the payment accrued and unpaid interests derived from the exchange of the Existing Notes would not be subject to IT for Argentine tax resident individuals and undivided estates, if the Exemption Requirements and Conditions are complied with (as it happens in the case of the Existing Notes)

If the issuance does not satisfy the Exemption Requirements and Conditions, Article 38 of the Negotiable Obligations Law sets forth that, notwithstanding the penalties that could apply by Law No. 11,683, the benefits stemming from the tax treatment afforded by that law are forfeited and therefore, the issuer shall be liable for payment of the taxes payable by the holders. When this is the case, the issuer must pay the highest IT rate applicable to resident individuals, as stated in Article 94 of the ITL on the total income accrued in favor of investors. General Resolution (AFIP) No. 1516/2003, amended by General Resolution (AFIP) No. 1578/2003, regulates the mechanism for the issuer to pay the IT when a failure to comply with any of the Exemption Requirements and Conditions takes place.

Argentine resident individuals and undivided estates located in the country (provided that they were not included in subsection d) and e) and in the last paragraph of Article 53 of the ITL), are exempt from IT for the results arising from the purchase and sale, exchange, swap or disposition of securities to the extent they are listed on stock exchanges or stock markets authorized by the CNV. In such cases, individuals and undivided estates benefiting from the exemption will not be subject to the exclusion of benefits provided for in Article 109 of the ITL.

b) Interest and capital gains earned by Argentine non-residents

Capital gains derived from the sale, exchange, swap, or other disposition of the Existing Notes, which were obtained by non-Argentine residents1 (“Foreign Beneficiaries”) are exempt from IT by virtue of the provisions of the fourth paragraph of subsection u) of Article 26 of the ITL, to the extent that the negotiable obligations comply with the conditions set for in Article 36 of the Negotiable Obligations Law and provided that such Foreign Beneficiaries do not reside in non-cooperative jurisdictions and the invested funds do not come from non-cooperative jurisdictions.

The results derived from the sale, exchange, conversion or other disposition of negotiable obligations (e.g., the Existing Notes) are exempted from IT, if the Exemption Requirements and Conditions are complied with. Article 28 of the ITL and Article 106 of Law No. 11,683 (as restated in 1998, as amended) limit the application of tax exemptions when such application could result in a transfer of revenue to foreign tax authorities. Nevertheless, Article 33 of the Law No. 27,541 (“Solidarity Law”) clarifies that Foreign Beneficiaries would not be subject to these provisions.

As described above, in the case of non-compliance the Exemption Requirements and Conditions, according to provisions set forth in Article 38 of Negotiable Obligations Law, the issuer must pay the highest IT rate applicable to Argentine resident individuals, as stated in Article 94 of the ITL on the total income accrued in favor of the investors.

Payment of accrued and unpaid interest on the Existing Notes (as a consequence of the Exchange Offer) would not be subject to IT withholding if the Article 36 bis Exemption and the exemption under 4th paragraph subsection u) of Article 26 of the ITL were to apply.

If Foreign Beneficiaries reside in a non-cooperative jurisdiction or the invested funds were originated in a non-cooperative jurisdiction, accrued and unpaid interest paid and any capital gains resulting from any form of disposal of the Existing Notes (whether they comply or not with the Exemption Requirements and Conditions) will be subject to IT withholding.

Article 19 of the ITL defines “non-cooperative jurisdictions” as those countries or jurisdictions that have not entered into a tax information exchange agreement with Argentina or into an agreement to avoid international double taxation including broad exchange of information provisions. Likewise, countries having entered into an agreement with Argentina with the above-mentioned scope, but do not effectively comply with the exchange of information are considered “non-cooperating jurisdictions”. In addition, the aforementioned agreements must comply with the international standards of transparency and exchange of information on fiscal matters to which Argentina has committed itself.

[1]	Persons included in Title V of the ITL, which refers to individuals, undivided estates or legal entities that are considered foreign residents that obtain income from an Argentine source.

Article 24 of Decree No. 862/19, as amended, lists the “non-cooperating jurisdictions” for Argentine tax purposes as of the date of this Exchange Offer Memorandum, which can be found at the AFIP website (https://www.afip.gob.ar/jurisdiccionesCooperantes/) and at www.infoleg.gov.ar. The information contained on these websites is not part and shall not be deemed incorporated into this Exchange Offer Memorandum. Argentine tax authorities are required to report updates to the Ministry of Economy to modify such list.

c) Interest and capital gains earned by Argentine resident corporations and other corporate taxpayers (“Argentine Entities”)

The Article 36 bis Exemption and the exemption under subsection u) of the Article 26 of the ITL are not applicable to Argentine Entities that are subject to the tax inflation adjustment rules in Argentina in accordance with Title VI of the ITL2. Hence, Argentine Entities would be subject to IT on the exchange of the Existing Notes for the New Notes and for the payment of accrued and unpaid interests of the Existing Notes.

The IT scales and rates applicable to Argentine Entities for tax years beginning on or after January 1, 2024, are as follows:

Accumulated net taxable income		Shall pay (Ps.)	Plus (%)	On the exceeding of (Ps.)
More than (Ps.)	To (Ps.)
Ps.0	Ps.34,703,523.08	Ps.0	25%	Ps.0
Ps.34,703,523.08	Ps.347,035,230.79	Ps.8,675,880.77	30%	Ps.34,703,523.08
Ps.347,035,230.79	Onwards	Ps.102,375,393.08	35%	Ps.347,035,230.79

The amounts comprehended in the referred scale will be adjusted annually, considering the annual variation of the Consumer Price Index (IPC) provided by the National Statistics and Census Institute (INDEC), for the month of October of the previous year of the adjustment, in respect with the same period of the previous year. The amounts fixed by the described mechanism will be applicable for the tax years beginning after each adjustment.

Interest payments to Argentine Entities are also subject to withholdings pursuant to the regime established by the General Resolution (AFIP) No. 830/2000. Such withholdings should be computed as payment on account of the IT to be paid by such Argentine Entities. Any exclusion from such withholding regime must be duly evidenced to the withholding agent by the person claiming it.

Law No. 27,430 establishes specific rules for the allocation of income from notes that generate interest and returns. At the same time, the ITL considers that losses deriving from certain financial transactions have a specific nature. Investors should consider the potential impact this may have on their specific case.

[2]

In general, limited companies - including single-member limited companies – limited joint-stock companies, and simplified stock companies from Title III of Law No. 27,349, registered in Argentina, limited liability companies, limited partnerships and the part to the partners of limited joint-stock companies, in every case when the companies are constituted in Argentina, civil associations and foundations, cooperatives, civil entities and credit unions constituted in Argentina when they do not have a different treatment by the ITL, mixed-capital corporations, in respect with their non-tax-exempt earnings, trusts constituted on behalf of the Civil and Commercial Code’s provisions – except those in which the trustor is also a beneficiary, an exception that is not applicable in the cases of financial trusts or when the trustor-beneficiary is a foreign beneficiary –, investment funds constituted in Argentina not included in the first paragraph of Article 1 of Law No. 24,083 and its modifications, companies included in section b) of Article 53 of the ITL and trusts included in section c) of that same Article that choose to be taxed as corporations and other entities included in Article 73 of the ITL and that further comply with the necessary requirements in order to choose such treatment, permanent establishments defined by Article 22 of the ITL, any other class of companies or single-member enterprises constituted in Argentina, and commission agents and auctioneers.

New Notes

a) Interest and capital gains earned by Argentine resident individuals and undivided estates.

Article 33 of the Solidarity Law restored the validity of the Article 36 bis Exemption that exempts from IT the results derived from the sale, exchange, conversion or other disposition of the negotiable obligations (e.g., the New Notes), as well as, the interests, actualizations and capital adjustments received by individuals and undivided estates that are residents in Argentina for tax purposes, if the Exemption Requirements and Conditions are complied with, without being applicable the exclusion of benefits provided for in Article 109 of the ITL.

If the issuance does not satisfy the Exemption Requirements and Conditions, Article 38 of the Negotiable Obligations Law sets forth that, notwithstanding the penalties that could apply by Law No. 11,683, the benefits stemming from the tax treatment afforded by that law are forfeited and therefore, the issuer shall be liable for payment of the taxes payable by the holders. When this is the case, the issuer must pay the highest IT rate applicable to resident individuals, as stated in Article 94 of the ITL on the total income accrued in favor of investors. General Resolution (AFIP) No. 1516/2003, amended by General Resolution (AFIP) No. 1578/2003, regulates the mechanism for the issuer to pay the IT when a failure to comply with any of the Exemption Requirements and Conditions takes place.

In accordance with Article 26, subsection u) of the ITL (as amended by Article 34 of the Solidarity Law), through its last paragraph exempts resident individuals and undivided estates located in the country (provided that they were not included in subsections d) and e) and in the last paragraph of Article 53 of the ITL) from the results from transactions of sale, exchange, swap or disposition of securities covered by Article 98 of the ITL that are not included in the first paragraph of subsection u) of Article 26 of the ITL (e.g., the New Notes), to the extent that they are listed on stock exchanges or stock markets authorized by the CNV. In such cases, individuals and undivided estates benefiting from the exemption will not be subject to the exclusion of benefits provided for in Section 109 of the ITL.

b) Interest and capital gains earned by Foreign Beneficiaries

Both interest paid on the New Notes and capital gains derived from the sale, exchange, conversion or other form of disposition of negotiable obligations (e.g., the New Notes) are exempt from IT under the fourth paragraph of subsection u) of Article 26 of the ITL provided that (i) the Exemptions and Conditions are complied with, and (ii) such Foreign Beneficiaries do not reside in non-cooperative jurisdictions and the funds invested to purchase the New Notes by such Foreign Beneficiaries do not come from non-cooperative jurisdictions.

In addition, Article 33 of the Solidarity Law reinstated the Article 36 bis Exemption that exempts from IT the results derived from interests, actualizations and capital adjustments, as well as on the results derived from the sale, exchange, conversion or other disposition of negotiable obligations (e.g., the New Notes) if the Exemption Requirements and Conditions are complied with. The restrictions set by Article 28 of the ITL and in Article 106 of Law No. 11,683 regarding the application of exemptions in cases of income transfers to foreign tax agencies are not applicable.

If the Foreign Beneficiaries reside in a non-cooperating jurisdiction or the invested funds were originated in a non-cooperating jurisdiction, interest paid and any capital gains resulting from any form of disposal of the New Notes (whether they comply or not with the Exemption Requirements and Conditions) will be subject to IT withholding.

c) Interest and capital gains earned by Argentine Entities

Argentine Entities are subject to IT on the interest arising from the New Notes and capital gains derived from the sale, exchange, conversion or other disposition of the New Notes.

The scales and rates in force applicable to Argentine Entities for tax years beginning on or after January 1,2024, are as follows:

Accumulated net taxable income		Shall pay (Ps.)	Plus (%)	On the exceeding of (Ps.)
More than (Ps.)	To (Ps.)
Ps.0	Ps.34,703,523.08	Ps.0	25%	Ps.0
Ps.34,703,523.08	Ps.347,035,230.79	Ps.8,675,880.77	30%	Ps.34,703,523.08
Ps.347,035,230.79	Onwards	Ps.102,375,393.08	35%	Ps.347,035,230.79

The amounts comprehended in the referred scale will be adjusted, considering the annual variation of the Consumer Price Index (IPC) provided by the National Statistics and Census Institute (INDEC), for the month of October of the previous year of the adjustment, in respect with the same period of the previous year.

Interest payments to Argentine Entities are also subject to withholdings pursuant to the regime established by the General Resolution (AFIP) No. 830/2000. Such withholdings should be computed as payment on account of the IT to be paid by such Argentine Entities. Any exclusion from such withholding regime must be duly evidenced to the withholding agent by the person claiming it.

Law No. 27,430 establishes specific rules for the allocation of income from notes that generate interest and returns. At the same time, the ITL considers that losses deriving from certain financial transactions have a specific nature. Investors should consider the potential impact this may have on their specific case.

Personal Assets Tax (“PAT”)

Individuals and undivided estates resident in Argentina, in the terms of ITL Sections 116 and subsequent, are subject to PAT upon their assets located both in the country or abroad (such as the New Notes) held at December 31 of each year, unless an exemption applies. Argentine resident individuals and undivided estates not residing in Argentina are only liable for this tax upon their assets located in Argentina held at December 31 of each year. Negotiable obligations, such as the New Notes, are only deemed to be located in Argentina when they are issued by an entity residing in Argentina.

For those individuals and undivided estates with residence in Argentina, the PAT is calculated on the total value of the assets subject to PAT, excluding shares and participations in companies, existing as of December 31 of each year if the aggregate value thereof exceeds the non-taxable minimum threshold amount (ARS 100,000,000 for fiscal period 2023).

If the aggregate value of the assets existing as of December 31 exceeds the abovementioned amount, the PAT shall be exclusively applied to the amounts exceeding such aggregate amount, and shall be calculated as follows:

Total value of goods exceeding the non-taxable minimum		Will pay Ps.	Plus the%	Over the surplus of Ps.
More than Ps.	to Ps.
0	13,688,704.13	0	0.50%	0
13,688,704.13	29,658,858.97	68,443.52	0.75%	13,688,704.13
29,658,858.97	82,132,224.82	188,219.68	1.00%	29,658,858.97
82,132,224.82	456,290,137.84	712,953.34	1.25%	82,132,224.82
456,290,137.84	Onwards	5,389,927.25	1.50%	456,290,137.84

The amounts of the minimum threshold and the amounts of the tables above shall be updated annually considering the annual variation of the IPC. For its part, the progressive rates would vary and range: (i) from 0.50% to 1.25% for fiscal period 2024; (ii) from 0.50% to 1% for fiscal period 2025; (iii) from 0.50% to 0.75% for fiscal period 2026 and (iv) 0.25% for fiscal period 2027.

Regarding assets located in Argentina, individuals and undivided estates resident abroad will be subject to the 0.50% rate. The PAT will not apply when its amount is equivalent to or less than Ps.255.75.

Although the New Notes directly owned by individuals or foreign undivided estates not residing in Argentina are technically subject to PAT (unless a specific exemption applies), neither the Law No. 23,966, as amended (“PAT Law”) nor its Regulatory Decree have established any procedure for the collection of PAT when such assets are held directly by individuals or undivided estates. The regime of the “substitute taxpayer” (“régimen de responsable sustituto”) established by the first paragraph of Article 26 of PAT Law (local entity that has the disposition, holding, custody or deposit of the New Notes) is not applicable to the holding of New Notes (third paragraph of Section 26 of the PAT Law).

In addition, PAT Law establishes an irrefutable legal presumption that any securities issued by Argentine private issuers directly owned (titularidad directa) by a foreign legal entity that (a) is domiciled in a jurisdiction which does not require shares or private securities to be held in registered form, and (b) either (i) pursuant to its by-laws or the applicable regulatory regime of such foreign entity may only carry out investment activities outside the jurisdiction of its incorporation or (ii) cannot carry out certain transactions authorized by its by-laws or the applicable regulatory regime in its jurisdiction of incorporation; are deemed to be owned by individuals domiciled, or undivided estates located, in Argentina and, therefore, subject to the PAT.

In such cases, the law imposes that the issuer hast the duty to pay the PAT, as a substitute taxpayer, at double the rate that should be paid by the Argentine issuer. The PAT Law also authorizes the substitute taxpayer to seek recovery of the amount so paid, without limitation, by way of withholding or by foreclosing on the assets that gave rise to such payment. Notwithstanding the foregoing, the issuers will be required to pay any additional amounts or other gross-up amounts due under the New Notes Indenture in respect of such eventual reimbursements that the issuers may seek.

The above legal presumption shall not apply to the following foreign legal entities that directly own securities, such as the New Notes: (a) insurance companies, (b) open-end investment funds, (c) pension funds and (d) banks or financial entities whose head office is located in a country whose central bank or equivalent authority has adopted the international standards of banking supervision established by the Basel Committee.

Decree No. 988/2003 provides that the abovementioned legal presumption shall not apply to private securities or notes, if the public offering of such securities or notes has been authorized by the CNV and they are traded at security markets located in Argentina or abroad. In order to ensure that this legal presumption will not apply to New Notes and the Argentine private issuer will not be liable for PAT as Substitute Obligor with respect to the New Notes, as established in General Resolution (AFIP) No. 2,151/2006, the issuer must keep in its records a certified copy of CNV’s Resolution authorizing the public offering of the New Notes and evidence that such authorization was effective as of December 31 of the year for which the tax is calculated. If the AFIP considers that the issuer does not have the required documents to prove the CNV’s authorization or the trade authorization of local or foreign securities exchanges, it must pay PAT.

Value Added Tax (“VAT”)

All financial transactions and operations related to the issuance, subscription, placement, purchase, transfer, amortization, cancellation, payment of principal and/or interest or redemption of the New Notes, and guarantees thereof made in connection with the New Notes, will be exempted from VAT according to Article 36 bis of the Negotiable Obligations Law; provided that the Exemption Requirements and Conditions have been satisfied.

In accordance with Law No. 23,349, as amended, the sale or transfer of the New Notes will be exempt from VAT even if the Exemption Requirements and Conditions are not fulfilled.

The above-mentioned exemptions operate in relation to transactions carried out in Argentina with respect to both Argentine and foreign securities; while those carried out abroad are outside the scope of the tax.

Tax on Debits and Credits on Argentine Bank Accounts

Pursuant to Law No. 25,413, as amended, a tax on bank debits and credits is levied on (i) debits and credits on accounts opened in financial institutions located in Argentina regulated by Law No. 21,526; (ii) debits and credits referred to in (i) carried out without bank accounts by Argentine financial institutions, regardless of the denomination, the mechanisms used to carry them out (including cash movements) and/or their legal instrumentation, and (iii) certain fund movements or delivery of funds, either belonging to the taxpayer or to third parties, even in cash, made by any subject, on its own account or on the account of or in the name of a third party, disregarding the mechanism implemented for its execution, the way in which such operations are denominated and their legal instrumentation. .

If any amount payable with respect to the New Notes is credited to holders who do not benefit from a special tax treatment, in an account opened with a local financial institution, the relevant credit will be subject to this tax. The general rate is 0.6%.

Decree No. 409/18 provides that owners of bank accounts subject to the general rate of the tax of 0.6% on each debit and each credit may consider 33% of the tax paid as a tax credit. Taxpayers that are subject to the tax at the rate of 1.2% may consider 33% of the tax paid as a credit. In both cases, such amounts can be used as a payment on account of the IT and/or on account of the Special Tax for Cooperatives. The exceeding sum will not be considered as a payment on account of other taxes, nor it may be transferred in favor of third parties, and such amount may only be transferred to other tax periods of the mentioned taxes until its consumption. In the case of the application of a lower rate of those mentioned, the possibility to compute the tax on debits and credits as a payment on account of the IT or of the Special Tax for Cooperatives will be limited to 20% of the tax on debits and credits that was paid.

Regarding debits and credits verified in accounts opened in Argentine financial entities, the Solidarity Law provides that, for taxable events occurred as of December 24, 2019, when cash withdrawals are made under any form, debits incurred in such accounts will be subject to the double of the tax rate set forth for each case, over the amount of the relevant withdrawal. This rate increase will not apply to accounts whose holders are individuals or legal entities that evidence their condition as “micro” and “small” companies.

With respect to registered micro, small and medium companies, the percentage that may be used as credit for IT may be higher. In this sense. Law No. 27,264 established that one hundred percent (100%) of the tax on debits and credits effectively paid may be computed as payment on account of IT by companies considered “micro” and “small” companies. Additionally, sixty percent (60%) of the tax on debits and credits paid may be computed as payment by manufacturing industries considered “medium - bracket 1-“ companies, under the terms of Section 1 of Law No. 25,300 and its complementary regulations.

Moreover, Decree No. 394/2023 provides that, as from July 31, 2023, “micro” companies may compute up to 30% of the tax on debits and credits effectively paid as payment on account of up to 15% of the employer’s contributions provided for in Article 19 of the Solidarity Law that are destined to the Argentine Integrated Security System

Article 10 subsection (a) of Decree No. 380/01, as amended, also states another exemption tax for certain operations, including debit and credit operations relating to accounts used exclusively and to transfers and withdrawals of related amounts, those markets authorized by the CNV and its agents, commercial exchanges that do not have organized stock exchanges, clearing agencies and other similar liquidation agencies authorized by the CNV.

Similarly, Article 10 subsection (s) of Decree No. 380/01, as amended, sets forth that debits and credits from and into special current accounts (Communication “A” 3250 of the BCRA) are not subject to this tax if the holders of such accounts are foreign entities and the accounts are exclusively used in connection with financial investments in Argentina

As of the enactment of General Resolution (AFIP) No. 3900/2016, certain bank accounts have to be registered in the registry implemented by the administrative authority (AFIP) in order to benefit from the applicable exemptions and reductions.

By means of Law 27,702, Law No 25,413 validity was extended until 12/31/2027.

Turnover Tax (“TT”)

Any person regularly engaged, or presumed to be regularly engaged, in any business/habitual activity with a profit purpose in any Argentine local jurisdiction (provinces and the City of Buenos Aires) where they receive revenues from interest or other gains arising from tendering of Existing Notes, or interest and other gains arising from the disposal of the New Notes, could be subject to the TT at rates that vary according to the specific laws of each Argentine local jurisdiction, unless an exemption applies.

In certain jurisdictions, such as the City of Buenos Aires and the Province of Buenos Aires, the gross income derived from any transaction related to notes, accrued interests, adjustments and the sale price in case of transfer of any notes issued under the Negotiable Obligations Law are exempt from TT, provided that the New Notes and/or the Existing Notes, as the case may be, are exempt from IT. This exemption does not apply to activities carried out by agents and all types of intermediaries.

Holders considering participating in this Exchange Offer are advised to consider the possible impact of the turnover tax based on the provisions of any applicable laws that might be relevant in their specific circumstances.

Provincial Collection Regimes on Credits in Bank Accounts

Different provincial tax authorities (e.g., Corrientes, Córdoba, Tucumán, City of Buenos Aires, Province of Buenos Aires, Salta, etc.) have established advance payment regimes regarding the turnover tax that are, in general, applicable to credits generated in bank accounts opened at financial institutions irrespective of where they are located.

These regimes apply to local taxpayers that are included in a list distributed, usually on a monthly basis, by the provincial tax authorities to such financial institutions.

Tax rates applicable depend on the regulations issued by each provincial tax authority, in a range that, currently, could amount up to 5%. For taxpayers subject to these advance payment regimes, any payment applicable qualifies as an advance payment of the TT.

Holders of the New Notes should confirm the existence of said mechanisms depending on the jurisdiction that may be applicable to their specific case.

Stamp Tax (“ST”)

Stamp tax is a local tax applicable on onerous acts, contracts and transactions formalized pursuant to a public and/or private instrument executed in Argentina or, if executed abroad, to the extent that those instruments are deemed to have effects in one or more relevant jurisdictions within Argentina. In general, this tax is calculated on the economic value of the act. Each Argentine province and the City of Buenos Aires set forth its own ST regime in accordance with their local regulations.

The Tax Codes of the City of Buenos Aires and the Province of Buenos Aires also exempt from tax the acts and/or instruments and/or transactions related to the trading of securities duly authorized for public offering by the CNV, as is the case with the New Notes.

Holders should analyze any potential effects depending on the local jurisdiction involved. Holders considering participating in this Exchange Offer are advised to consider the possible impact of the ST depending on the local jurisdiction involved.

Other Taxes

There are no Argentine federal inheritance taxes applicable to the gift, ownership, free transfer or disposition of the Existing Notes and the New Notes, as the case may be.

Nevertheless, at a provincial level, the province of Buenos Aires enacted Law No. 14,044 (in effect since January 1, 2010), establishing a tax on the free transmission of assets, including inheritance, legacies, donations, advances on inheritance and any other conveyance entailing an increase in assets for no consideration. Taxpayers domiciled in the Province of Buenos Aires are subject to tax the free transmission of assets located in and out of the Province of Buenos Aires, and taxpayers domiciled outside of the Province of Buenos Aires are subject to the tax over the free enrichment of assets located in such jurisdiction. Therefore, the free transmission of notes could be subject to this tax, although certain transfers of assets may be exempted of tax to the extent that the aggregate value of the assets being transferred is equal or lower to a determined threshold provided by applicable local regulations.

With respect to the 2024 tax period, free transmission of assets is exempt from this tax when their total amount, excluding deductions, exemptions and exclusions, is equal to or less than Ps.2,038,752, or Ps.8,488,486 in the case of parents, children and spouse.

Regarding the rates, progressive rates from 1.6026% to 9.513% % is stipulated, and the payment of a fixed amount of tax, depending on the degree of kinship and the tax base involved

Holders of the New Notes and the Existing Notes, as the case may be, are encouraged to consult a tax advisor as to the particular tax consequences arising in the involved jurisdictions.

Court Tax

In the event that it becomes necessary to institute enforcement judicial proceedings in relation to the New Notes before federal courts or national courts located in the City of Buenos Aires, a court tax (currently at a rate of 3.0% or of 1.5% for estate cases) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

Treaties to avoid Double Taxation

Argentina has treaties to avoid double taxation (“DTT”) in force with several countries, which may provide certain tax benefits to the foreign beneficiary obtaining Argentine-source income, with the following jurisdictions: Australia, Belgium, Bolivia, Brazil, Canada, Chile, Denmark, Finland, France (which amendment protocol is pending ratification), Germany, Italy, Mexico, Norway, Qatar, Russia, Spain, Sweden, Switzerland, the Netherlands, Turkey, United Arab Emirates, United Kingdom, and Uruguay. DTTs with China, Luxembourg, Japan and Austria have been signed, but they are not entered into force yet. In turn, DTTs are being negotiated with Colombia and Israel, and amendments to the current DTTs with Germany. There is currently no DTTs in force between Argentina and the United States.

Inflow of Funds from Non-cooperating, No Tax or Low-Tax Jurisdictions

Pursuant to a legal presumption set forth in Article 18.2 of Law No. 11,683, inflow of funds receipt of funds from countries considered to be “no or low-tax jurisdictions” (as defined in Article 20 of the ITL), as well as non-cooperative jurisdictions (in accordance with the provisions of Article 19 of the ITL), regardless of their nature or type of transaction, shall be deemed as unjustified net worth increases for the local recipient.

Unjustified net worth increases referred to in the preceding paragraph will be taxed as follows:

(a)	IT shall be assessed on 110% of the amount of the funds transferred.

(b)	VAT and, if applicable, excise tax also shall be assessed upon us on 110% of the amount of the funds transferred.

The Argentine tax resident may rebut such legal presumption by duly evidencing before the AFIP that the funds arise from activities effectively performed by the Argentine taxpayer or a third party in such jurisdiction or that such funds were previously declared.

Article 19 of the ITL defines “non-cooperative jurisdictions” as those countries or jurisdictions that do not have an agreement in force with the Argentine Republic for the exchange of information on tax matters or an agreement to avoid double international taxation with a broad clause for the exchange of information. Likewise, it considers as non-cooperative those countries that, having an agreement with the aforementioned scope in force, do not effectively comply with the exchange of information. In addition, the article establishes that the National Executive Power shall prepare a list of non-cooperative jurisdictions based on the criteria described above. Accordingly, Article 24 of Decree No. 862/2019 established the list of jurisdictions that are considered as “non-cooperative” under section 19 of the ITL. It should be noted that this list could suffer modifications, in view of the experience in international tax cooperation. Therefore, it is recommended that potential investors consult it before making investments related to the New Notes.

According to the Article 20 of the ITL “low or no tax jurisdictions” are defined as countries, domains, jurisdictions, territories, associated states or other special tax regimes in which the maximum corporate IT rate is lower than 60% of the minimum corporate Income Tax rate established in the first paragraph of Article 73 of the ITL. In turn, Article 25 of Decree 862/2019, provides that, for purposes of determining the taxation level referred to in Article 20 of the ITL, the aggregate IT rate applied in each of the levels of government must be considered.

THE ABOVE SUMMARY DOES NOT CONSTITUTE A FULL DISCUSSION OF ALL TAX CONSEQUENCES RELATED TO THE OWNERSHIP OF THE NEW NOTES. HOLDERS AND POTENTIAL PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS ABOUT THE TAX CONSEQUENCES APPLICABLE TO THEIR SPECIFIC SITUATION.

WHERE YOU CAN FIND MORE INFORMATION

Copies of our by-laws, the New Indenture, as may be amended or supplemented from time to time and our financial statements will be available at our principal executive offices, as well as at the offices of the trustee, registrar, paying agent and transfer agent; as such addresses are set forth in this Exchange Offer Memorandum.

We file periodic reports and other information with the CNV. The CNV filings are available to the public at the CNV’s website at www.cnv.gov.ar. None of our reports or any other information filed by us with the CNV is incorporated by reference into this Exchange Offer Memorandum. The information on our website is not a part of and we are not incorporating the contents of our website into this Exchange Offer Memorandum.

DESCRIPTION OF THE NEW NOTES

General

We will issue the New Notes under the New Indenture to be entered into by and among us, The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”), co-registrar (in such capacity, the “Co-Registrar”), principal paying agent (in such capacity, the “Principal Paying Agent” and, together with any other paying agents under the New Indenture, the “Paying Agents”) and transfer agent (in such capacity, a “Transfer Agent” and, together with any other transfer agents under the New Indenture, the “Transfer Agents”), and Banco de Valores S.A., as registrar (in such capacity, the “Registrar”), Paying Agent, Transfer Agent and representative of the Trustee in Argentina (in such capacity, the “Representative of the Trustee in Argentina”). The following summary of certain provisions of the New Indenture and the New Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the New Indenture and the New Notes.

You will find the definitions of capitalized terms used in this section under the heading “—Certain Definitions.” For purposes of this section, references to “the Company,” “we,” “our” and “us” are to Raghsa S.A.

We will issue New Notes in an aggregate principal amount of up to U.S.$[•] on the Issue Date (as defined below). We may issue, without notice to or consent from Holders of the New Notes, additional Notes having identical terms and conditions as the New Notes, other than the issue date and the issue price (the “Additional Notes”). Any Additional Notes shall be issued under a separate ISIN or other identifying number unless, for U.S. federal income tax purposes, the Additional Notes are issued pursuant to a “qualified reopening” of the New Notes, are otherwise treated as part of the same “issue” as the New Notes, or do not have greater than a de minimis amount of original issue discount. We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the limitation on the incurrence of indebtedness contained in the New Indenture. Any Additional Notes will be part of the same series as the New Notes that we are currently offering and will vote on all matters with the New Notes.

The principal of the New Notes will mature on December [•], 2032. Interest on the New Notes will accrue at the rate of 8.25% per annum, from the date of original issuance or, if interest has already been paid, from the most recent interest payment date to, but excluding, the relevant payment date. Interest on the New Notes will be payable semi-annually in arrears on each December [•] and June [•] commencing on June [•], 2025 to the Holders of record at the close of business on the fifteenth calendar day prior to the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Status and Ranking

The New Notes will qualify as “obligaciones negociables simples no convertibles en acciones” under the Argentine Negotiable Obligations Law No. 23,576, as amended by Argentine Productive Financing Law No. 27,440 and as further amended and supplemented from time to time (the “Negotiable Obligations Law”), and will be entitled to the benefits set forth therein and subject to the procedural requirements thereof. The New Notes will be offered, issued, and placed pursuant to and in compliance with the Argentine Capital Markets Law No. 26,831, as amended by the Productive Financing Law No. 27,440 and as further amended and supplemented from time to time (the “Argentine Capital Markets Law”) and any other applicable Argentine laws and regulations. Under the terms of Article 29 of the Negotiable Obligations Law, notes constituting negotiable obligations grant their holders access to summary judgment judicial proceedings. The relevant depositary will be able to deliver, in accordance with the Argentine Capital Markets Law, certificates in respect of the New Notes represented by any global Note in favor of any beneficial owner subject to certain limitations set out in the New Indenture. These certificates enable beneficial owners to institute suit before any competent court in Argentina, including summary judgment proceedings, to obtain any overdue amount under the New Notes.

The New Notes will constitute our direct, unsecured, and unsubordinated obligations and will rank at all times at least pari passu in right of payment with all of our other unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law, including, without limitation, tax and labor related claims). The New Notes will be effectively subordinated to our secured obligations to the extent of the value of the assets securing such obligations. The New Notes will be structurally subordinated to the obligations of any of our subsidiaries that do not guarantee the New Notes, including trade payables.

Payment of Principal and Interest

General

Interest (and principal, if any, payable other than at the final maturity or upon acceleration or redemption) will be payable in immediately available funds to the person in whose name a New Note is registered at the close of business on the regular record date next preceding each interest payment date notwithstanding the cancellation of such New Notes upon any transfer or exchange thereof subsequent to such regular record date and prior to such interest payment date; provided that interest payable at the final maturity or upon acceleration or redemption will be payable to the person to whom principal will be payable; provided, further, that if and to the extent we default in the payment of the interest due on such interest payment date, such defaulted interest will be paid to the person in whose names such New Notes are registered at the close of business of a subsequent record date established by us by notice given by mail by or on behalf of us to the Holders of the New Notes not less than 15 days preceding such subsequent record date, such record date to be not less than 15 days preceding the date of payment in respect of such defaulted interest.

Payment of the principal of and any premium, interest, Additional Amounts and other amounts on or in respect of any registered New Note at the final maturity or upon redemption or acceleration will be made in immediately available funds to the person in whose name such New Note is registered upon surrender of such New Note at the corporate trust office of the Trustee in the Borough of Manhattan, New York City, or at the specified office of any other Paying Agent; provided that the registered New Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of the principal of and any premium, interest, Additional Amounts and other amounts on or in respect of registered New Notes to be made other than at the final maturity or upon redemption will be made by check mailed on or before the due date for such payments to the address of the person entitled thereto as it appears in the Register; provided that (a) DTC, as holder of the Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds (each as defined in “—Form and Denomination”) and (b) a holder of U.S.$1,000,000 in aggregate principal or face amount of New Notes shall be entitled to receive payments of interest by wire transfer of immediately available funds to an account maintained by such holder at a bank located in the United States as may have been appropriately designated by such person to the Trustee in writing no later than 15 days prior to the date such payment is due. Unless such designation is revoked, any such designation made by such holder with respect to such New Notes shall remain in effect with respect to any future payments with respect to such New Notes payable to such holder.

If any principal payment date, the final maturity or any interest payment date for the New Note falls on a day which is not a Business Day, payment of principal of and any premium, interest and Additional Amounts, with respect to the New Notes will be made on the next succeeding Business Day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date.

Foreign Exchange Restrictions

In the event that, on any payment date a restriction or prohibition on access to the Argentine foreign exchange market required to make payment in respect of the New Notes exists, we will pay all amounts then payable in respect of the New Notes in U.S. Dollars either (i) by purchasing securities of any series of U.S. Dollar-denominated Argentine sovereign bonds or any other securities or private or public bonds issued in Argentina, and transferring and selling such instruments outside Argentina for U.S. Dollars, to the extent permitted by applicable law, or (ii) by means of any other commercially reasonable means permitted by law in Argentina, in each case, on such payment date. All costs and taxes payable in connection with the procedures referred to in (i) and (ii) above shall be borne by us. The Company agrees that, notwithstanding any restriction or prohibition on access to the foreign exchange market in Argentina, any and all payments to be made under the New Notes and the New Indenture will be made in U.S. Dollars. Nothing in the New Notes and the New Indenture shall impair any of the rights of the Holders of the New Notes or the Trustee or the Paying Agent or justify the Company in refusing to make payments under the New Notes and the New Indenture in U.S. Dollars for any reason whatsoever, including, without limitation, any of the following: (i) the purchase of U.S. Dollars in Argentina by any means becoming more onerous or burdensome for the Company than as of the date hereof and (ii) the exchange rate in force in Argentina increasing significantly from that in effect as of the date hereof. The Company waives the right to invoke any defense of payment impossibility (including any defense under Article 1091 of the Argentine Civil and Commercial Code), impossibility of paying in U.S. Dollars (assuming liability for any force majeure or act of God), or similar defenses or principles (including, without limitation, equity or sharing of efforts principles). In addition, pursuant to Section 4 of the Argentine Negotiable Obligations Law as amended by the Productive Financing Law, Section 765 of the Argentine Civil and Commercial Code, if reverted the amendments introduced by Decree No. 70/2023 shall not apply in connection with payments under the notes.

Additional Amounts

All payments of principal, premium or interest by us in respect of the New Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Argentina, or any political subdivision thereof or any authority therein having power to tax (“Argentine Taxes”), unless we are compelled by law to deduct or withhold such Argentine Taxes.

In any such event, we will pay to the Holders of the New Notes, or to the Trustee, as applicable, such additional amounts (“Additional Amounts”) in respect of Argentine Taxes as may be necessary to ensure that the amounts received by Holders of such New Notes or the Trustee, as the case may be, after such withholding or deduction will equal the respective amounts that would have been receivable in respect of such New Notes in the absence of such withholding or deduction, except that no such Additional Amounts will be payable:

1.

to or on behalf of a holder or beneficial owner of a New Note that is liable for Argentine Taxes in respect of such New Note by reason of having a present or former, direct or indirect, connection with Argentina other than merely the holding or owning of such New Note or the enforcement of rights with respect to such New Note or the receipt of income or any payments in respect thereof;

2.

to or on behalf of a holder or beneficial owner of a New Note in respect of Argentine Taxes that would not have been imposed but for the failure of the holder or beneficial owner of a New Note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, identity, residence or connection with Argentina of such holder or beneficial owner (within 30 calendar days following a written request from us to the holder for compliance) if such compliance is required by applicable law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Argentine Taxes;

3.	to or on behalf of a holder or beneficial owner of a New Note in respect of any estate, inheritance, gift, sales, transfer, personal assets or similar tax, assessment or other governmental charge;

4.

to or on behalf of a holder or beneficial owner of a New Note in respect of Argentine Taxes payable otherwise than by withholding from payment of principal of, premium, if any, or interest on the New Notes;

5.

to or on behalf of a holder or beneficial owner of a New Note in respect of Argentine Taxes that would not have been imposed but for the fact that the holder presented such New Note for payment (where presentation is required) more than 30 days after the later of (x) the date on which such payment became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect will have been given to the Holders by the Trustee, except, in each case, to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such New Note for payment on the last day of such 30-day period;

6.

any such Argentine Taxes, to the extent that the Company has determined based on information obtained directly from the recipient or from third parties that such Argentine Taxes are imposed due to (i) the residence of the non-Argentine recipient of the payment in a jurisdiction other than a cooperating jurisdiction (jurisdicción cooperante) or otherwise designated as a non-cooperating jurisdiction (jurisdicción no cooperante) or (ii) the funds invested originating or being connected to a jurisdiction other than a cooperating jurisdiction (jurisdicción cooperante) or otherwise designated as a non-cooperating jurisdiction (jurisdicción no cooperante), in each case as determined under applicable Argentine law or regulation; or

7.	any combination of items (1) to (6) above;

nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any New Notes to any holder or beneficial owner of a New Note who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Argentina to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or limited liability company or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such New Notes.

All references in this Exchange Offer Memorandum to principal, premium or interest payable hereunder will be deemed to include references to any Additional Amounts payable with respect to such principal, premium or interest. We will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of any amounts deducted or withheld promptly upon our payment thereof, and copies of such documentation will be made available by the Trustee to Holders upon written request to the Trustee.

We will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of each New Note or any other document or instrument referred to in the New Indenture or such New Note or the making of payments in respect of the New Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Argentina except those resulting from, or required to be paid in connection with, the enforcement of such New Note after the occurrence and during the continuance of any Event of Default with respect to the New Note in default.

In the event of any merger or other transaction described and permitted under “Limitation on Merger, Consolidation and Sale of Assets,” in which the surviving entity is a corporation organized and validly existing under the laws of a country other than Argentina, all references to Argentina, Argentine law, regulations or rulings, and Argentine political subdivisions or taxing authorities under this “Additional Amounts” section and under “—Redemption and Repurchase—Optional Redemption for Taxation Reasons” will be deemed to also include such country and any political subdivision therein or thereof, law, regulations or rulings of such country, and any taxing authority of such country or any political subdivision therein or thereof, respectively.

At least 30 days prior to each date on which any payment under or with respect to the New Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the New Notes is due and payable, in which case it will be promptly thereafter), if we are obligated to pay Additional Amounts with respect to such payment, we will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of such New Notes on the payment date.

Redemption and Repurchase

Optional Redemption with Make-Whole Premium

We will have the right, at our option, to redeem the New Notes, in whole but not in part, at any time prior to December [•], 2025 upon giving not less than 30 nor more than 60 days’ written notice (which will be irrevocable) to the Trustee, and, if required by the applicable laws and regulations, as interpreted by the CNV and/or any other applicable authorities, to the CNV, in writing, at a redemption price equal to the greater of (i) 100% of the principal amount outstanding of the New Notes and (ii) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the applicable date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case any accrued and unpaid interest on the principal amount of the New Notes to the date of redemption. The Company will publish the relevant notice in the CNV’s web page (www.cnv.gob.ar), section “Financial Information.”

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such New Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such quotations.

“Reference Treasury Dealer” means at least four leading primary United States government securities dealers in New York City (a “Primary Treasury Dealer”) reasonably designated by the Company; provided that if any of the foregoing cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

Optional Redemption without a Make-Whole Premium

At any time and from time to time on or after December [•], 2025, we may, at our option, redeem the New Notes in whole or in part, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest thereon, if any, to but not including the applicable redemption date, if redeemed during the 12-month period beginning on December [•] of the years indicated below:

Year	Percentage
2025	103.00
2026	102.00
2027	101.00
2028	100.50
2029 and thereafter	100.00

The Company will publish the relevant notice in the CNV’s web page (www.cnv.gob.ar), section “Financial Information.”

Optional Redemption for Taxation Reasons

We may redeem the New Notes at our option in whole, but not in part, at any time, giving not less than 30 nor more than 60 days’ written notice (which will be irrevocable) to the Trustee, and, if required by the applicable laws and regulations, as interpreted by the CNV and/or any other applicable authorities, to the CNV, in writing, at the principal amount thereof, together with any accrued but unpaid interest and any Additional Amounts to the date fixed for redemption if, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, we have or will become obligated to pay Additional

Amounts on or in respect of such Notes, which change or amendment becomes effective on or after the date of issuance of the New Notes, and we determine in good faith that such obligation cannot be avoided by our taking commercially reasonable measures available to us; it being understood that commercially reasonable measures shall not include any change in our jurisdiction of incorporation or organization or location of our principal executive office or registered office. Prior to the distribution of any notice of redemption pursuant to this paragraph, we will deliver to the Trustee a certificate signed by a duly authorized officer stating that we have or will become obligated to pay Additional Amounts as a result of such change or amendment, and that such obligation cannot be avoided by our taking reasonable measures available to us. We will also deliver an opinion of an independent legal counsel of recognized standing in Argentina stating that we would be obligated to pay Additional Amounts as a result of such change or amendment. The Trustee will be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent contained in the third preceding sentence, in which event it will be conclusive and binding on the Holders.

Change of Control Offer

Upon the occurrence of a Change of Control, each Holder will have the right to require that we purchase all or a portion (in integral multiples of U.S.$1,000) of the Holder’s New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the “Change of Control Payment”) pursuant to an offer (the “Change of Control Offer”).

Within 30 days following the date upon which the Change of Control occurred or, at our option, prior to the Change of Control but after public announcement of the transaction that constitutes the Change of Control, we must send, by first-class mail, a Change of Control Offer notice to each Holder, with a copy to the Trustee, offering to purchase the New Notes as described above. The Change of Control Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned upon the Change of Control occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

1.	accept for payment all New Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

2.	deposit with the Paying Agents funds in an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof properly tendered and not withdrawn; and

3.

deliver or cause to be delivered to the Trustee the New Notes so accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by us.

If only a portion of a New Note is purchased pursuant to a Change of Control Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original New Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and in the New Indenture applicable to a Change of Control Offer made by us and purchases all New Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the New Indenture as described under the captions “—Make-Whole Redemption”, “—Optional Redemption without a Make-Whole Premium” or “—Optional Redemption for Taxation Reasons” unless and until there is a default in payment of the applicable redemption price.

In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding New Notes accept a Change of Control Offer and we or a third party purchases all of the New Notes held by such Holders, we will have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the New Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the New Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Other existing and future Indebtedness of ours may contain prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the New Notes upon a Change of Control may cause a default under such Indebtedness even if the Change of Control itself does not.

If a Change of Control Offer occurs, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all the New Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding New Notes pursuant to a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations and any other obligations in respect of Senior Indebtedness. However, there can be no assurance that we would be able to obtain necessary financing or that such financing will be permitted under the terms of any other Indebtedness.

Holders will not be entitled to require us to purchase their New Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which does not result in a Change of Control.

We will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws and regulations, to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control Offer” provisions of the New Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the New Indenture by doing so.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease (other than in the ordinary course of business), transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase our New Notes as a result of a sale, lease (other than in the ordinary course of business), transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Repurchase of New Notes

We and our Subsidiaries may at any time purchase or otherwise acquire any New Note in the open market or otherwise at any price; provided that in determining at any time whether the Holders of the requisite principal amount of the New Notes outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the New Indenture, New Notes then owned by us or any of our Affiliates will be disregarded and deemed not outstanding.

Cancellation

Any New Notes redeemed or repurchased by us will be immediately canceled and may not be reissued or resold.

Procedure for Payment upon Redemption

If notice of redemption has been given in the manner set forth herein, the New Notes to be redeemed will become due and payable on the redemption date specified in such notice, and upon presentation and surrender of the New Notes at the place or places specified in such notice, the New Notes will be paid and redeemed by us at the places and in the manner therein specified and at the redemption price therein specified together with accrued interest and Additional Amounts, if any, to the redemption date. From and after the redemption date, if monies for the redemption of New Notes called for redemption will have been made available at the corporate trust office of the Trustee for redemption on the redemption date, the New Notes called for redemption will cease to bear interest, and the only right of the Holders of such New Notes will be to receive payment of the redemption price together with accrued interest and Additional Amounts, if any, to the redemption date as aforesaid.

Certain Covenants

For as long as any New Note is outstanding, we will, and to the extent specified below will cause our Restricted Subsidiaries to, comply with the terms of the following covenants.

Suspension of Covenants

During any period of time that (i) the New Notes have Investment Grade Rating from at least one (1) Rating Agency and (ii) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the provisions of the New Indenture described under:

1.	“—Limitations on Incurrence of Indebtedness”;

2.	“—Limitation on Restricted Payments”;

3.	“—Limitation on Asset Sales”;

4.	“—Limitation on Designation of Unrestricted Subsidiaries”;

5.	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

6.	“—Limitation on Transactions with Affiliates”;

7.	clause (c) of “—Limitation on Merger, Consolidation and Sale Assets”; and

8.	“—Limitation on Guarantees by Restricted Subsidiaries” (collectively, the “Suspended Covenants”).

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reinstatement Date”) the relevant Rating Agency withdraws its Investment Grade Rating or downgrades its rating assigned to the New Notes below an Investment Grade Rating, and as a result of such withdrawal or downgrade, the New Notes no longer have Investment Grade Rating from at least one (1) Rating Agency, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, unless and until the New Notes subsequently attain an Investment Grade Rating from at least one (1) Rating Agency and no Default or Event of Default is in existence (in which case the Suspended Covenants will again be suspended for such time that the New Notes maintain Investment Grade Rating from at least one (1) Rating Agency and no Default or Event of Default is in existence); provided, however, that no Default or Event of Default or breach of any kind shall be deemed to exist under the New Indenture or the New Notes with respect to the Suspended Covenants based on, and neither the Company nor any of its Restricted Subsidiaries will bear any liability with respect to the Suspended Covenants for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any legal or contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants had remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reinstatement Date, to the extent any Indebtedness Incurred during the Suspension Period would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (2)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness.”

Limitation on Incurrence of Indebtedness

(1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) except that the Company and its Restricted Subsidiaries may Incur Indebtedness if, at the time of and after giving pro forma effect to the Incurrence thereof and the application of the net proceeds therefrom, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the ratio of (x) the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter to (y) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, would be no less than 1.5 to 1.0 and (iii) the Company’s Consolidated Interest Coverage Ratio would be no less than 1.5 to 1.0.

(2) Notwithstanding clause (1) above, the Company and its Restricted Subsidiaries, as applicable, may at any time, Incur the following Indebtedness (“Permitted Indebtedness”):

(a)	Indebtedness outstanding on the Issue Date;

(b)	Indebtedness in respect of the New Notes, excluding Additional Notes;

(c)

guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness Incurred in accordance with this covenant, which guarantee in the case of a Restricted Subsidiary is permitted under “—Limitation on Guarantees by Restricted Subsidiaries” below;

(d)	Hedging Obligations entered into in the ordinary course of business and not for speculative purposes, including, without limitation, Hedging Obligations in respect of the New Notes;

(e)

Indebtedness Incurred (including Acquired Indebtedness) for the purpose of financing or Refinancing all or any part of the purchase price or cost of construction, development or improvement of property or equipment used in a Permitted Business (i) which is non-recourse with respect to any other property or assets of the Company or any of its Restricted Subsidiaries (other than (1) in connection with a Lien contemplated by clause (10) of the definition of “Permitted Lien”, (2) guarantees that are customary in otherwise non-recourse mortgage financings, such as completion and payment guarantees relating to construction financings and so-called “recourse carveout” guarantees that are triggered by specified prohibited actions; provided that any such otherwise non-recourse mortgage financing is in an aggregate principal amount which, at the time of Incurrence, when taken together with the aggregate principal amount of all such financings under this clause (e)(i)(2) and then outstanding, does not exceed the greater of (x) U.S.$250 million and (y) 35% of total Consolidated Tangible Assets of the Company, calculated as of the end of the Latest Completed Quarter (after giving pro forma effect to the application of the proceeds or the value of the cash and Cash Equivalents in which such proceeds are being held, as applicable), and (3) Liens on property and assets related to real property whose acquisition, construction, development or improvement is being financed or Refinanced) or (ii) is in an aggregate principal amount which, at the time of Incurrence when taken together with the aggregate principal amount of all Indebtedness Incurred under this clause (e)(ii) and then outstanding, does not exceed the greater of (x) U.S.$150.0 million and (y) 15% of total Consolidated Tangible Assets of the Company, calculated as of the end of the Latest Completed Quarter (after giving pro forma effect to the application of the proceeds or the value of the cash and Cash Equivalents in which such proceeds are being held, as applicable); provided that the proceeds from any Indebtedness Incurred under this clause (e) shall be held in cash and Cash Equivalents until used for such purpose and any such subsequent acquisition, construction, development or improvement shall be financed or Refinanced, in whole or in part, with such cash and Cash Equivalents;

(f)

Indebtedness Incurred between or among the Company, on the one hand, and any of its Restricted Subsidiaries, on the other hand, or between any Restricted Subsidiaries (in each case, other than a Receivables Entity); provided that: (i) a subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted by this clause (f), and provided, further, that, if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the New Notes and the New Indenture;

(g)

Indebtedness in respect of any obligations under workers’ compensation claims, severance payment obligations, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds, letters of credit or completion or performance guarantees in the ordinary course of business;

(h)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) business days of its Incurrence;

(i)

Indebtedness of the Company or any of its Restricted Subsidiaries (including a Receivables Entity) Incurred pursuant to (1) a Qualified Receivables Transaction, or (2) a factoring transaction or other financing involving the sale and transfer of, or the grant of a security interest in, Residential Receivables, provided, in the case of this clause (2), that such Indebtedness at the time of Incurrence does not exceed 80% of the discounted present value, determined in good faith by the Company, of such Residential Receivables;

(j)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clauses (2)(a), (b), (i) or (j) of this covenant;

(k)

Indebtedness arising from agreements providing for customary guarantees, indemnification, adjustment of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets or Person or any Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business or assets or such Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

(l)	Indebtedness Incurred in connection with any Project Financing;

(m)	Indebtedness consisting solely of Liens granted in reliance on clause (10) of the definition of “Permitted Lien”; and

(n)

additional Indebtedness in an aggregate outstanding principal amount which, when taken together with the aggregate principal amount of all Indebtedness Incurred under this clause (n) at any time outstanding, does not exceed the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter.

(3) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clause (2) of this covenant will be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision. For purposes of determining compliance with this “Limitation on Incurrence of Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and may, in its sole discretion, divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded as a result solely of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

1.	declare or pay any dividend or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to Holders of such Capital Stock, other than:

(1)

dividends or distributions payable in Qualified Capital Stock of the Company or its Restricted Subsidiaries, or options, warrants or other rights to purchase Capital Stock that is not Disqualified Capital Stock of the Company or its Restricted Subsidiaries and that are not convertible into or exchangeable for Disqualified Capital Stock;

(2)	dividends, distributions or returns of capital payable to the Company and/or a Restricted Subsidiary, or

(3)

dividends or distributions made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

2.	purchase, redeem or otherwise acquire or retire for value:

(1)	any Capital Stock of the Company, or

(2)

any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary) or any Preferred Stock of a Restricted Subsidiary, except for (x) Capital Stock held by the Company or a Restricted Subsidiary or (y) purchases, redemptions, acquisitions or retirements for value of Capital Stock of a Restricted Subsidiary on a pro rata basis from the Company and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand, according to their respective percentage ownership of the Capital Stock of such Restricted Subsidiary;

3. make any principal payment on, purchase, defease, redeem, prepay, decrease, or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness (excluding (x) any intercompany Indebtedness between or among the Company and/or any Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinate to the New Notes, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one (1) year of such date of purchase, repurchase or acquisition); or

4. make any Investment (other than a Permitted Investment); if at the time of the Restricted Payment and immediately after giving effect thereto:

1.	a Default or an Event of Default shall have occurred and be continuing;

2.	the Company is not able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to clause (1) of “—Limitation on Incurrence of Indebtedness”; or

3.	the aggregate amount of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof shall exceed the sum of:

A.

50% of cumulative Adjusted Consolidated Net Income of the Company, or, if such cumulative Adjusted Consolidated Net Income of the Company is a loss, minus 100% of the loss accrued during the period beginning on March 1, 2015 to the end of the most recent fiscal quarter for which financial statements are available; provided, however, for the avoidance of doubt, that for the purpose of determining the amount available for Restricted Payments under this clause, the U.S. Dollar-equivalent amount of the cumulative Adjusted Consolidated Net Income of the Company shall be equal to the sum of each Adjusted Consolidated Net Income of the Company as of the end of each applicable fiscal quarter of the Company calculated based on the ask price (billete vendedor) published by the Banco de la Nación Argentina in effect as of the end of each applicable fiscal quarter, or, if on such date such rate is not quoted, as of the last day on which such rate was quoted preceding such day; plus

B.	100% of the aggregate Net Cash Proceeds and the Fair Market Value of Property other than cash received by the Company or any Restricted Subsidiary from any Person from any:

i.

contribution to the equity capital of the Company or any Restricted Subsidiary (not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company or any Restricted Subsidiary, in each case, subsequent to the Issue Date, or

ii.

issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company or any Restricted Subsidiary;

excluding, in each case, any Net Cash Proceeds:

(a)	received from any Restricted Subsidiary of the Company; or

(b)	used to redeem New Notes under “—Redemption and Repurchase—Optional Make-Whole Redemption” and “—Optional/Redemption for Taxation Reasons”; or

(c)	applied in accordance with clause (2) or (3) of the second paragraph of this covenant below; plus

C.	any reductions of Indebtedness of the Company or any Restricted Subsidiary by conversion to Qualified Capital Stock; plus

D.	any net reductions of Investments (other than Permitted Investments) of the Company or any Restricted Subsidiary; plus

E.	any distributions received by the Company or any Restricted Subsidiary from Unrestricted Subsidiaries.

Notwithstanding the preceding paragraph, this covenant does not prohibit:

1.

the payment of any dividend or the irrevocable redemption of Subordinated Indebtedness within sixty (60) days after the date of declaration of such dividend or giving of the redemption notice, if the dividend or redemption would have been permitted on the date of declaration or the giving of the notice pursuant to the preceding paragraph;

2.	the redemption or other acquisition of any shares of Capital Stock of the Company,

(a)	in exchange for Qualified Capital Stock of the Company, or

(b)

through the application of the net proceeds received by the Company or any Restricted Subsidiary from a substantially concurrent sale of Qualified Capital Stock of the Company or any Restricted Subsidiary or a contribution to the equity capital of the Company or any Restricted Subsidiary not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company;

provided that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such proceeds shall be excluded from clause (3)(B) of the first paragraph of this covenant (and were not included therein at any time);

3.

the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of:

(a)	Qualified Capital Stock of the Company, or

(b)	Refinancing Indebtedness for such Subordinated Indebtedness;

provided that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net proceeds referred to above shall be excluded from clause (3)(B) of the first paragraph of this covenant (and were not included therein at any time);

4.

repurchases of Qualified Capital Stock or options, warrants or other securities exercisable or convertible into Qualified Capital Stock from any current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees, officers or directors, or the termination of retention of any such consultants, in an amount not to exceed U.S.$2.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years) plus the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries;

5.

the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants to the extent such Capital Stock represents a portion of the exercise price of those stock options or warrants;

6.

an Investment either (a) solely in exchange for shares of Qualified Capital Stock or (b) through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock within 60 days after such sale;

7.

upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the New Notes pursuant to the covenant described under “—Change of Control Offer” above, any repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Company required pursuant to the terms thereof as a result of such Change of Control; provided that the terms of such purchase or redemption are substantially similar in all material respects to the comparable provision included in the New Indenture;

8.	the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;

9.

payments or distributions to dissenting stockholders of Capital Stock of the Company and its Restricted Subsidiaries pursuant to a requirement of applicable law in connection with a consolidation or merger that complies with the provisions of the New Indenture applicable to mergers and consolidations of the Company or any of its Restricted Subsidiaries;

10.

the distribution, by dividend or otherwise, or any series or combination of contribution, distribution or other transfer or disposition, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents); and

11.

Restricted Payments in an aggregate amount, when made, taken together with all other Restricted Payments made pursuant to this clause (11) (in the case of Investments, at the time outstanding) not to exceed the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets as of the end of the Latest Completed Quarter.

provided that, at the time of and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (7) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of clauses (1) through (11) above or the definition of “Permitted Investments”, or is entitled to be made pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or a portion thereof) as being made in part under one or more of such clauses (1) through (11), such clauses of the definition of “Permitted Investments” and/or such first paragraph in a manner that complies with this covenant.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (including Capital Stock of its Restricted Subsidiaries) unless:

1.

the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock sold or otherwise disposed of; and

2.

at least 75% of the consideration received for the assets or Capital Stock sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale shall be in the form of cash or Cash Equivalents and/or Property to be used in a Permitted Business (including Capital Stock of a Person engaged in a Permitted Business) received at the time of such Asset Sale.

The Company or such Restricted Subsidiary, as the case may be, must apply 100% of the Net Cash Proceeds of any such Asset Sale within twenty four (24) months (or, if not so applied by such date, committed to be applied within twenty four (24) months of the expiration of such preliminary twenty four (24) month period) thereof to:

3.	repay Senior Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries; or

4. invest in a Permitted Business (including expenditures for maintenance, repair or improvement of existing Properties and acquisitions of Capital Stock of Persons engaged in a Permitted Business);

provided that the Company or such Restricted Subsidiary, pending application of such Net Cash Proceeds in accordance with clause (a) or (b) above, may invest such Net Cash Proceeds in Cash Equivalents.

To the extent that all or a part of the Net Cash Proceeds of any Asset Sale are not applied or committed to be applied within twenty four (24) months of the Asset Sale as described above, the Company will make an offer to purchase New Notes (the “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the New Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”). The Company will purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the Holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of New Notes and the other Senior Indebtedness to be purchased equal to such unapplied Net Cash Proceeds. The Company may satisfy its obligations under this covenant with respect to the Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of such preliminary twenty four (24) month period.

The Asset Sale Offer will remain open for a period of not less than twenty (20) business days, or any longer period as may be required by law. The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of U.S.$15.0 million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of U.S.$15.0 million, will be applied as required pursuant to this covenant.

Each notice of an Asset Sale Offer will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within twenty (20) days following such preliminary twenty four (24) month period, with a copy to the Trustee offering to purchase the New Notes as described above. Each notice of an Asset Sale Offer will state, among other things, the purchase date, which must be no earlier than thirty (30) days nor later than sixty (60) days from the date the notice is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”). Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their New Notes in whole or in part in integral multiples of U.S.$1,000 in exchange for cash.

On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

1.	accept for payment all New Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

2.	deposit with the Paying Agents funds in an amount equal to the Asset Sale Offer Amount in respect of all New Notes or portions thereof so tendered; and

3.

deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company.

To the extent Holders of New Notes and Holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw New Notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company will purchase the New Notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a New Note is purchased pursuant to an Asset Sale Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original New Note (or appropriate adjustments to the amount and beneficial interests in a global note will be made, as appropriate). New Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws and regulations, to the extent such laws and regulations are applicable in connection with the purchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Asset Sale” provisions of the New Indenture, the Company will comply with these laws and regulations and will not be deemed to have breached its obligations under the “Asset Sale” provisions of the New Indenture by doing so.

Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of New Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company and its Restricted Subsidiaries may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited by the New Indenture.

If at any time any consideration other than cash or Cash Equivalents received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied or committed to be applied as described above within twenty four (24) months of conversion or disposition.

Notwithstanding anything to the contrary provided herein, the Company shall not contribute or transfer, in a single transaction or a series of related transactions, any of its Existing Properties or Future Leveraged Properties to any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that this undertaking shall not restrict the Company from transferring to any Restricted Subsidiary any Existing Property or Future Leveraged Property pursuant to a transaction that, but for items (2) or (5) of the second paragraph of the definition of “Asset Sale,” would constitute an Asset Sale, if (i) such transaction is made at Fair Market Value and (ii) at least 75% of the consideration received by the Company in such transaction at the time of such transaction is in the form of cash or Cash Equivalents and/or Property to be used by the Company in a Permitted Business (other than Capital Stock of a Person engaged in a Permitted Business).

Limitation on Designation of Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under the New Indenture (a “Designation”) only if:

1.	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

2.

at the time of and after giving effect to such Designation, the Company could Incur U.S.$1.00 of additional Indebtedness pursuant to clause (1) of “—Limitation on Incurrence of Additional Indebtedness”;

3.

the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph or clauses (1) through (11) of “—Limitation on Restricted Payments” or as a Permitted Investment in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date;

4.

all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt except for a Lien contemplated by clause (10) of the definition of “Permitted Lien”;

5.

such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

6.	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

7.

on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

1.	no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

2.

all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the New Indenture.

The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)

Except as provided in paragraph (b) below, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2)	make loans or advances to the Company or any other Restricted Subsidiary; or

(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)	Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rule, regulation or order;

(2)	the New Indenture or the New Notes;

(3)	customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary;

(4)

any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5)

restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(6)	Liens permitted to be Incurred under “—Limitation on Liens;”

(7)

provisions limiting the payment of dividends in the organizational documents, shareholders’ agreements, joint venture agreements or similar documents of, or related to, Restricted Subsidiaries that are not Wholly-Owned Subsidiaries and which have been entered into in the ordinary course of business;

(8)

restrictions contained in the terms of Indebtedness Incurred pursuant to clause (d) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness,” mortgage financing or Capitalized Lease Obligations Incurred in the ordinary course of business; provided that such restrictions relate only to the assets acquired or financed with such Indebtedness;

(9)

encumbrances or restrictions contained in the terms of Indebtedness entered into after the Issue Date so long as such encumbrances or restrictions included therein will not materially impair the Company’s ability to make payments on the New Notes when due, in the good faith judgment of the Board of Directors of the Company as certified to the Trustee in an officers’ certificate at the time such encumbrances or restrictions are agreed to;

(10)	restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(11)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(12)	net worth provisions in leases and other agreements entered into in the ordinary course of business;

(13)

any customary restriction on the ability of a Restricted Subsidiary to pay dividends or make any other distributions or pay any indebtedness to the Company or any other Restricted Subsidiary during the continuance of an event of default under Indebtedness other than the New Notes;

(14)	contractual requirements with respect to Indebtedness Incurred in accordance with clause (2)(i) under “—Limitation on Incurrence of Indebtedness” that are customary for a financing of that type; and

(15)

an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clauses (2), (4), (6), (8) or (9) above; provided that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable in any material respect to the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (6), (8) or (9), respectively, above.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness, without expressly providing that the New Notes are secured equally and ratably with the obligations so secured for so long as such obligations are so secured.

Limitation on Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, directly or indirectly, consolidate with or merge into, any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer convey or otherwise dispose of all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(a)	either:

(1)	the Company shall be the surviving or continuing corporation, or

(2)

the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer conveyance or other disposition of all or substantially all of the properties and assets of the Company (the “Surviving Entity”):

(A)	shall be a corporation, organized and validly existing under the laws of a Qualified Merger Jurisdiction, and

(B)

shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Amounts, if any, on all of the New Notes and the performance and observance of every covenant of the New Notes and the New Indenture on the part of the Company to be performed or observed;

(b)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)

immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Consolidated Interest Coverage Ratio of the Surviving Entity would be equal or greater than such ratio for the Company immediately prior to such transaction;

(d)	each Subsidiary Guarantor shall have by supplemental indenture confirmed that its guarantee shall apply to such Surviving Entity’s obligations in respect of the New Indenture and the New Notes; and

(e)

the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the New Indenture.

Notwithstanding the clauses (b) and (c) of the preceding paragraph,

(1)

any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (e) of the preceding paragraph; and

(2)

the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the transfer (by lease (other than in the ordinary course of business), assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease (other than in the ordinary course of business) or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the New Indenture and the New Notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Redemption and Repurchase—Change of Control Offer,” if applicable.

Limitation on Guarantees by Restricted Subsidiaries

The Company will not permit any of its Restricted Subsidiaries (other than a Receivables Entity), directly or indirectly, to guarantee any Indebtedness of the Company, unless, in any such case:

(1) such Restricted Subsidiary executes and delivers to the Trustee, together with an opinion of counsel, a supplemental indenture to the New Indenture, pursuant to which provides a guarantee of the New Notes; and

(2) if such guarantee is provided with respect to Senior Indebtedness, the guarantee of the New Notes will be pari passu with such guarantee; and if such guarantee is provided with respect to Subordinated Indebtedness, the guarantee of the New Notes will be senior to such guarantee.

The obligations of each Restricted Subsidiary in respect of its guarantee of the New Notes will be limited to the maximum amount as will result in the obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law.

Each Restricted Subsidiary will be released and relieved of its obligations under its guarantee of the New Notes in the event that:

(1) there is a sale or other disposition of such Restricted Subsidiary (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets), following which such Restricted Subsidiary is no longer a direct or indirect Subsidiary the Company (other than a Receivables Entity);

(2) such Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with “—Limitation on Designation of Unrestricted Subsidiaries”;

(3) there is a total defeasance of the New Notes or upon satisfaction and discharge of the New Indenture; or

(4) the Indebtedness, the Incurrence of which gave rise to such Restricted Subsidiary’s obligation to provide such guarantee, has been repaid in full or otherwise discharged,

provided that such transaction is carried out pursuant to, and in accordance with, the applicable provisions of the New Indenture.

Limitation on Transactions with Affiliates

1. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(a)

the terms of such Affiliate Transaction are not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(b)

in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$7.5 million, the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

(c)

in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of U.S.$10.0 million, the Company will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction (other than (i) loans or extensions of credit or (ii) transactions involving listed securities or whose terms can otherwise be verified by reference to publicly available information) to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

2.	Paragraph (1) above will not apply to:

(a)	Affiliate Transactions with or among the Company and any Restricted Subsidiary (other than a Receivables Entity) or between or among Restricted Subsidiaries (other than a Receivables Entity);

(b)

fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or shareholders, as applicable;

(c)

Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not materially more disadvantageous to the Holders of the New Notes, taken as a whole, than the original agreement as in effect on the Issue Date);

(d)	any Restricted Payments and Permitted Investments made in compliance with “—Limitation on Restricted Payments”; and

(e)

loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate principal amount not exceeding U.S.$2.0 million at any time.

Conduct of Business

The Company and its Restricted Subsidiaries taken as a whole will remain primarily engaged in Permitted Businesses.

Reports to Holders

The Company will provide the Trustee with the following reports:

(1) an English language version of its annual audited consolidated financial statements prepared in accordance with IFRS promptly upon such financial statements becoming available but not later than 90 days after the close of its fiscal year;

(2) an English language version of its unaudited quarterly financial statements prepared in accordance with IFRS promptly upon such financial statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year);

(3) simultaneously with the delivery of each set of financial statements referred to in clauses (1) and (2) above, an officers’ certificate stating (i) that the Company is, to the best knowledge of such officer, in compliance with all conditions and covenants set forth in this Indenture (for purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture) and (ii) whether a Default or Event of Default exists on the date of such certificate and, if a Default or Event of Default exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(4) without duplication, English language versions or summaries of such other reports or notices relating to material events or developments (hechos relevantes o esenciales) as may be filed or submitted by (and promptly after filing or submission by) the Company with (a) the CNV, (b) the Bulletin of the BYMA, (c) the information systems of the Argentine markets authorized by the CNV on which the New Notes are listed and/or other stock exchange on which the New Notes are listed or (d) if applicable, the SEC (in each case, to the extent that any such report or notice is generally available to its security holders or the public in Argentina or elsewhere and, in the case of clause (d), is filed or submitted pursuant to Rule 12g3-2(b) under, or Section 13 or 15(d) of, the Exchange Act); and

(5) upon any director or executive officer of the Company becoming aware of the existence of a Default or Event of Default or any event by reason of which payments of either principal or interest on the bonds are prohibited, an officers’ certificate setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of our covenants in the New Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

The Company shall transmit to all Holders, in the manner and to the extent provided in the Trust Indenture Act Section 313(c), within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to the Trust Indenture Act Sections 314(a)(1) and (2) (including, without limitation, those of paragraphs (1) and (3) above) as may be required by rules and regulations prescribed from time to time by the SEC.

In addition, at any time when the Company is not subject to or is not current in its reporting obligations under clause (1) of the preceding paragraph, the Company will make available, upon request, to any Holder or a beneficial owner of a Rule 144A Global Note or a prospective purchaser of a Rule 144A Global Note or a beneficial interest therein designated by any such Holder or beneficial owner, the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following shall constitute an Event of Default.

(i) we fail to pay any principal, premium or interest (or Additional Amounts, if any) on the New Notes on the date when it becomes due and payable in accordance with the terms thereof, and such failure, in the case of interest (or Additional Amounts, if any, relating thereto) continues for a period of 30 days;

(ii) failure by the Company to comply with its obligations under “—Limitation on Merger, Consolidation and Sale of Assets,” “—Change of Control Offer” and “Limitation on Asset Sales”;

(iii) we fail to duly perform or observe any other covenant or obligation under the New Indenture or the New Notes (other than a default referred to in clauses (i) and (ii) above) and such failure continues for a period of 60 days after written notice to that effect is received by us or by us and the Trustee from the Holders of at least 25% in aggregate principal amount of the outstanding New Notes and stating that such notice is a “notice of default”;

(iv) (A) we or any of our Restricted Subsidiaries fail to pay when due principal of or interest on any of our or such Restricted Subsidiary’s Indebtedness in an aggregate principal amount of at least U.S.$30.0 million (or the equivalent thereof at the time of determination) and such failure continues after the grace period, if any, applicable thereto, or (B) any other event of default occurs under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least U.S.$30.0 million (or the equivalent thereof at the time of determination), and such other event of default results in the acceleration of the maturity of such Indebtedness;

(v) one or more final judgments or decrees for the payment of money in excess of U.S.$30.0 million (or the equivalent thereof at the time of determination) in the aggregate (to the extent not covered by insurance) are rendered against us or any of our Restricted Subsidiaries and are not discharged and, in the case of each such judgment or decree, there is a period of 90 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(vi) a court having jurisdiction enters a decree or order for (x) relief in respect of us or any of our Significant Subsidiaries in an involuntary case under the Argentine Law No. 24,522, as amended (the “Bankruptcy Law”), or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (y) appointment of an administrator, receiver, trustee or intervenor for us or any or our Significant Subsidiaries for all or substantially all of the property of us or any or of our Significant Subsidiaries and, in each case, such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(vii) we or any of our Significant Subsidiaries (a) commence a voluntary case under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the appointment of or taking possession by an administrator, receiver, trustee or intervenor for us or any of our Significant Subsidiaries for all or substantially all of our or any of our Significant Subsidiaries’ properties or (c) effect any general assignment for the benefit of creditors; or

(viii) it becomes unlawful for us to perform or comply with our payment obligations under the New Indenture and the New Notes and such condition shall continue for a period of 90 days after written notice to that effect is received by us or by us and the Trustee from the Holders of at least 25% in aggregate principal amount of the outstanding New Notes and stating that such notice is a “notice of default.”

Upon the occurrence and continuance of an Event of Default (other than pursuant to clauses (vi) or (vii) above), the Trustee or Holders of not less than 25% in aggregate principal amount of the New Notes may, by written notice to us and the Trustee, declare all the New Notes then outstanding to be immediately due and payable. In the case an Event of Default set forth in clauses (vi) or (vii) above has occurred and is continuing, the outstanding New Notes shall be automatically and immediately due and payable. In the event an Event of Default set forth in clause (iv) above has occurred and is continuing with respect to the New Notes, such Event of Default will be automatically rescinded and annulled once the payment default or event of default triggering such Event of Default pursuant to clause (iv) is remedied or cured by us and/or the relevant Restricted Subsidiary or waived by the Holders of the relevant Indebtedness. No such rescission and annulment will affect any subsequent Event of Default or impair any right consequent thereto. Upon any such declaration of acceleration, the principal of the New Notes so accelerated and the interest accrued thereon and all other amounts payable with respect to such New Notes will become and be immediately due and payable. If the Event of Default or Events of Default giving rise to any such declaration of acceleration are cured following such declaration, such declaration may be rescinded by the Holders of such New Notes in the manner set forth in the New Indenture.

At any time after a declaration of acceleration with respect to the New Notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount of the New Notes may rescind and cancel such declaration and its consequences:

1.	if the rescission would not conflict with any judgment or decree;

2.	if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses (including the fees and expenses of its counsel), disbursements and advances.

No rescission will affect any subsequent Default or impair any rights relating thereto.

The Holders of a majority in principal amount of the New Notes may waive any existing Default or Event of Default under the New Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any New Notes.

The Trustee is under no obligation to exercise any of its rights or powers under the New Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the New Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Meetings, Modification and Waiver

The Trustee and we may, without the vote or consent of any holder of New Notes, modify, waive, supplement or amend the New Indenture or the New Notes for the purpose of:

(1)

adding (a) to our covenants such further covenants, restrictions, conditions or provisions, and (b) to our Events of Default such further events of default, in each case as are for the benefit of the Holders of the New Notes;

(2)	surrendering any right or power conferred upon us;

(3)	securing the New Notes pursuant to the requirements thereof or otherwise;

(4)

evidencing the succession of another Person to us and the assumption by any such successor of our covenants and obligations in the New Notes and in the New Indenture pursuant to “Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets”;

(5)	establishing the form or terms of any Additional Notes as permitted under the New Indenture;

(6)

providing for the acceptance of an appointment under the New Indenture of a successor trustee, registrar, co-registrar, paying agent, transfer agent or representative of the trustee in Argentina; provided that the successor trustee, registrar, co-registrar, paying agent, transfer agent or representative of the trustee in Argentina is otherwise qualified and eligible to act as such under the terms of the New Indenture;

(7)	complying with any mandatory requirements of the CNV (to the extent such requirements do not adversely affect the interest of the Holders of the New Notes in any material respect);

(8)	making any modification correcting or supplementing any ambiguous, inconsistent or defective provision contained in the New Indenture or in such New Notes; and

(9)

making any other modification, or granting any waiver or authorization of any breach or proposed breach, of any of the terms and conditions of such New Notes or any other provisions of the New Indenture in any manner which does not adversely affect the interest of the Holders of the New Notes in any material respect.

Modifications to and amendments of the New Indenture and the New Notes may be made, and future compliance or past default by us may be waived, by us and the Trustee by the adoption of a resolution at a meeting of Holders of New Notes as set forth below, but no such modification or amendment and no such waiver may, without the unanimous consent of the Holders of all New Notes directly and adversely affected thereby:

(i)	extend the due date for the payment of principal of, premium, if any, or any installment of interest on any such New Note;

(ii)

reduce the principal amount of, the portion of such principal amount which is payable upon acceleration of the maturity of, the rate of interest on or the premium payable upon redemption of any such New Note;

(iii)	reduce our obligation to pay Additional Amounts on any such New Note;

(iv)	change the currency of denomination or payment in respect of the New Notes;

(v)	impair the right to institute suit for enforcement of any payment or place of payment on or with respect to any New Note;

(vi)	shorten the period during which we are not permitted to redeem any such New Note, or permit us to redeem any such New Note if, prior to such action, we are not permitted to do so;

(vii)	amend the circumstances under which the New Notes may be redeemed;

(viii)

reduce the percentage of the aggregate principal amount of such New Notes necessary to modify, amend or supplement the New Indenture or such New Notes, or for waiver of compliance with certain provisions thereof or for waiver of certain defaults;

(ix)

reduce the percentage of aggregate principal amount of outstanding New Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of the New Notes at which a resolution is adopted; or

(x)

modify any provisions of the New Indenture relating to meetings of Holders of the New Notes, modifications or waivers as described above, except to increase any such percentage or to provide that certain other provisions of the New Indenture cannot be modified or waived without the consent of the holder of each security directly and adversely affected thereby.

The New Indenture contains provisions for convening meetings of Holders of New Notes to consider matters affecting their interests. A meeting of the Holders of New Notes may be called by our Board of Directors, our Supervisory Committee, the Trustee or upon the request of the Holders of at least 5% in principal amount of the outstanding New Notes to give, deliver or receive any authorization, notice, amendment, waiver or other action or in general to amend the terms and conditions of the New Notes. If a meeting is held pursuant to the written request of Holders of New Notes, such written request will include the specific matters to be addressed in the meeting, and such meeting will be convened within 40 days from the date such written request is received by us.

Meetings of Holders will be convened and held in accordance with the provisions of the Negotiable Obligations Law and the Argentine Corporations Law No. 19,550, as amended (the “Argentine Corporations Law”), the CNV Rules and the requirements established by the stock exchanges authorized by the CNV in Argentina and/or the foreign stock exchanges where the New Notes are listed. Any such meeting will be held in the City of Buenos Aires. In any event, meetings shall be held at the time and place determined by the Company. Notice of any meeting of Holders of New Notes (which will include the date, place and time of such meeting, the agenda therefor and the requirements for attendance) will be given by the summoning party as set forth under “—Notices” and will be given not less than 10 nor more than 30 days prior to the date fixed for the meeting and will be published at the Company’s expense in each of: (a) for five business days in Argentina in the Official Gazette of Argentina (Boletín Oficial), and (b) a newspaper of general circulation in Argentina and the Bulletin of the BYMA (as long as the New Notes are listed on the BYMA) and/or the Bulletin of the MAE (as long as the New Notes are traded on the MAE), or such other informative systems of the markets in which the New Notes are listed, as is applicable. Meetings of Holders may be simultaneously convened for two dates, in case the initial meeting were to be adjourned for lack of quorum. However, for meetings that (i) include in the agenda items requiring unanimous approval by the Holders, or (ii) convened upon request of the Holders of the New Notes, notice of a new meeting resulting from adjournment of the initial meeting for lack of quorum will be given not less than eight days prior to the date fixed for such new meeting and will be published for three business days in the Official Gazette of Argentina, a newspaper of general circulation in Argentina and the Bulletin of the BYMA (as long as the New Notes are listed on the BYMA), the bulletin of the MAE (as long as the New Notes are traded on the MAE), or such other informative systems of the markets in which the New Notes are listed, as is applicable.

Any Holder may attend any such meeting either personally or by proxy. To be entitled to vote at a meeting of Holders, a person shall be (i) a holder of one or more New Notes as of the relevant record date or (ii) a person appointed by an instrument in writing as proxy by such a holder of one or more New Notes. Holders who intend to attend a meeting of holders must notify the Company of their intention to do so at least three business days prior to the date of such meeting.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the outstanding New Notes and at any reconvened adjourned meeting will be the person(s) present at such reconvened adjourned meeting. At a meeting or a reconvened adjourned meeting duly convened and at which a quorum is present, any resolution to modify or amend, or to waive compliance with, any provision of the New Notes (other than the provisions referred to in the fourth preceding paragraph) will be validly passed and decided if approved at a meeting by the persons entitled to vote a majority in aggregate principal amount of the New Notes then outstanding, provided that the unanimous consent or the unanimous affirmative vote of the holders shall be required to adopt a valid decision on any of the matters listed in the fourth preceding paragraph. Any instrument given by or on behalf of any holder of a New Note in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent Holders of such New Note. Any modifications, amendments or waivers to the New Indenture or to the New Notes will be conclusive and binding upon all Holders of New Notes whether or not they have given such consent or were present at any meeting, and on all New Notes.

The Trustee will designate the record date for determining the Holders of New Notes entitled to vote at any meeting and will provide notice to Holders of New Notes in the manner set forth in the New Indenture. The holder of a New Note may, at any meeting of Holders of the New Notes at which such holder is entitled to vote, cast one vote for each U.S. Dollar in principal amount of the New Notes held by such holder. Officers may not be appointed as proxies.

For purposes of the above, any New Note authenticated and delivered pursuant to the New Indenture will, as of any date of determination, be deemed to be “outstanding,” except:

(i)	New Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii)

New Notes that have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereof and any premium, interest, Additional Amounts or other amount thereon have been deposited with the Trustee; or

(iii)	New Notes in lieu of or in substitution for which other New Notes have been authenticated and delivered pursuant to the New Indenture;

provided that in determining whether the Holders of the requisite principal amount of outstanding New Notes are present at a meeting of Holders of New Notes for quorum purposes or have consented to or voted in favor of any notice, consent, waiver, amendment, modification or supplement under the New Indenture, New Notes owned directly or indirectly by us or any of our Affiliates, including any Subsidiary, will be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such notice, consent, waiver, amendment, modification or supplement, only New Notes which the Trustee knows to be so owned shall be so disregarded.

Promptly after the execution by us and the Trustee of any supplement or amendment to the New Indenture, we will give notice thereof to the Holders of the New Notes and, if applicable, to the CNV, setting forth in general terms the substance of such supplement or amendment. If we fail to give such notice to the Holders of the New Notes within 15 days after the execution of such supplement or amendment, the Trustee will give notice to the Holders at our expense. Any failure by us or the Trustee to give such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplement or amendment.

Notwithstanding the foregoing, and prior to any meeting called to adopt a resolution to modify or amend the New Indenture or the New Notes, we will submit any such proposed modifications to the CNV for analysis, if required by the applicable laws and regulations, as interpreted by the CNV and/or any other applicable authorities.

Meetings of holders and related matters not expressly set forth herein will be governed by the provisions of the Argentine Negotiable Obligations Law, including, without limitation, the provisions of Articles 354 and 355 of the Argentine Companies Law through the application of the provisions of Article 14 of the Argentine Negotiable Obligations Law (as amended by Section 151 of the Argentine Productive Financing Law).

Any modifications, amendments or waivers to the New Notes Indenture or to the New Notes may also be approved by holders of the New Notes pursuant to a written action consented to by holders of the requisite percentage of the New Notes under the New Notes Indenture. Such actions may be taken through the consent procedures of Euroclear, Clearstream or any other applicable depositary clearing system, or reliable means that ensure holders of New Notes prior access to information and allow them to vote, in accordance with Section 14 of the Argentine Negotiable Obligations Law (as amended by Section 151 of the Argentine Productive Financing Law) and any other applicable law or regulation.

Form and Denomination

General

The New Notes will be issued in denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof. New Notes will be issued in registered form without interest coupons. The Registrar and Co-Registrar will maintain the register in which names and addresses of Holders of New Notes will be recorded. No service charge will be made for any registration of transfer or exchange of the New Notes, but the Trustee, Registrar, Co-Registrar or any Transfer Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The New Notes shall be offered and sold by the Issuer (1) to U.S. persons in the United States in reliance on Section 3(a)(9) (“3(a)(9) Notes”) and (2) outside of the United States, in offshore transactions, in reliance on Regulation S under the Securities Act (“Regulation S Notes”). Such Notes may thereafter be transferred to purchasers in reliance on Rule 144 and Regulation S under the Securities Act. Any Additional Notes issued thereafter shall be offered and sold by the Issuer (i) to U.S. persons in the United States in reliance on Section 3(a)(9) of the Securities Act, (ii) to dealers and resold, initially only to QIBs in reliance on Rule 144A (“Rule 144A Notes”), or (iii) outside of the United States, in offshore transactions, in reliance on Regulation S under the Securities Act.

Global Notes

3(a)(9) Notes shall be issued initially in the form of one or more registered global Notes, numbered 3(a)(9)-1 upward (collectively, the “3(a)(9) Global Note”), Rule 144A Notes shall be issued initially in the form of one or more registered global Notes, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global registered Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the New Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary for credit to accounts of the Depositary’s direct or indirect participants (including Euroclear or Clearstream), duly executed by the Company and authenticated by the Trustee as provided in the New Indenture. Beneficial ownership interests in the 3(a)(9) Global Note may be exchangeable for interests in the Regulation S Global Note only upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Initial Notes to the effect that such transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S or (if available) Rule 144 under the Securities Act. The 3(a)(9) Global Note, the Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the Outstanding (as defined in the New Indenture) Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the New Indenture and Section 2.3(c) of Appendix A to the New Indenture.

A Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the New Notes represented by such Global Note to the accounts of institutions that have accounts with DTC (“participants”). The accounts to be credited shall be designated by the dealers of such New Notes or by us, if such New Notes are offered and sold directly by us. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of participants), or by participants or persons that hold through participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the Holder of a Global Note, DTC or its nominee, as the case may be, will be considered the sole registered owner or holder of the New Notes represented by such Global Note for all purposes under the New Indenture. Except as set forth below under “—Definitive Notes,” owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of New Notes of such tranche in definitive form and will not be considered the owners or Holders thereof under the New Indenture.

Payments of principal of and premium (if any) and interest on New Notes registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such New Notes. Neither we nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC upon receipt of any payment of principal of or premium (if any) or interest in respect of a Global Note, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, and will be the responsibility of such participants.

Book-Entry Provisions

Section 2.1(c) of Appendix A to the New Indenture shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with Section 2.1(c) and Section 2.2 of Appendix A to the New Indenture and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the New Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Definitive Notes

Except as provided in Sections 2.3 or 2.4 of Appendix A to the New Indenture, owners of beneficial interests in Global Notes shall not be entitled to have New Notes represented by such Global Note registered in their names, shall not be entitled to receive physical delivery of certificated New Notes and shall not be considered the owners or Holders thereof under the New Indenture.

Enforcement by Holders of New Notes

Except as described in the next paragraph, no holder of a New Note will have any right by virtue of or by availing itself of any provision of the New Indenture or such New Note to institute any suit, action or proceeding in equity or at law upon or under or with respect to the New Indenture or the New Notes or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such holder previously has given to the Trustee written notice of a default with respect to the New Notes as set forth under “Events of Default,” (ii) Holders of not less than 25% in aggregate principal amount of the New Notes have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee under the New Indenture and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Trustee for 90 days after its receipt of such notice, request and offer of indemnity has failed to institute any such action, suit or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the New Indenture.

Notwithstanding any other provision in the New Indenture and any provision of any New Note, the right of any holder of New Notes to receive payment of the principal of and interest on such New Note (including Additional Amounts) on or after the respective due dates expressed in such New Note, or to institute suit, including a summary proceeding (acción ejecutiva individual) pursuant to Article 29 of the Argentine Negotiable Obligations Law, for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such holder.

Any beneficial owner of New Notes represented by a Global Note will be able to obtain from the relevant depositary, upon request and subject to certain limitations set forth in the New Indenture, a certificate representing its interest in the relevant Global Note in accordance with the Argentine Capital Markets Law. This certificate will enable such beneficial owner to initiate legal action before any competent court or arbitral tribunal in Argentina, including a summary proceeding, to obtain overdue amounts under the New Notes.

Defeasance

We may, at our option, elect to terminate (1) all of our obligations with respect to the New Notes (“total defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the New Notes, the replacement of mutilated, destroyed, lost or stolen New Notes and the maintenance of agencies with respect to the New Notes or (2) our obligations under certain of the covenants in the New Indenture, so that any failure to comply with such obligations will not constitute an event of default (“partial defeasance”). In order to exercise either total defeasance or partial defeasance, we must irrevocably deposit with the Trustee money or U.S. government obligations, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including Additional Amounts) in respect of the New Notes then outstanding on the stated maturity of the New Notes, and comply with certain other conditions, including, without limitation, the delivery to the Trustee of opinions of independent U.S. and Argentine counsel of nationally recognized standing experienced in such tax matters to the effect that the Holders of the New Notes will not recognize income, gain or loss for U.S. or Argentine, as the case may be, federal income tax purposes as a result of such deposit and total or partial defeasance and will be subject to U.S. or Argentine, as the case may be, federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and total or partial defeasance had not occurred. In the case of total defeasance, such opinion of U.S. counsel must refer to, and be based upon, a ruling of the U.S. Internal Revenue Service or a change in the applicable U.S. federal income tax laws.

Repayment of Monies; Prescription

Any monies deposited with or paid to the Trustee or any Paying Agent for the payment of the principal of or interest or any other amounts payable on or in respect of any New Note (including Additional Amounts) and not applied but remaining unclaimed for two years after the date upon which such principal or interest or other amounts have become due and payable will, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to us upon our written request by the Trustee or such Paying Agent, and the holder of such New Note will, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to us for any payment that such holder may be entitled to collect, and all liability of the Trustee or any Paying Agent with respect to such monies will thereupon cease.

All claims against us for payment of principal of or interest or any other amounts payable on or in respect of any New Note (including Additional Amounts) will prescribe unless made within five years for principal and two years for interest from the date on which such payment first became due or the shorter period if provided by applicable law.

Notices

Notices to Holders of New Notes will be deemed to be validly given (i) if sent by first class mail to them (or, in the case of joint Holders, to the first named in the Register) at their respective addresses as recorded in the Register, and will be deemed to have been validly given on the fourth Business Day after the date of such mailing, and for notices mailed to Holders of New Notes located in Argentina, upon receipt and (ii) for as long as the New Notes are listed on the BYMA and MAE, upon publication on the CNV website (www.cnv.gov.ar) in the “Financial Information” section, in the Bulletin of the BYMA, the Bulletin of the MAE and , to the extent required by applicable law, in a widely circulated newspaper in Argentina and in the Official Gazette of Argentina, and in any other manner required by the provisions of the Negotiable Obligations Law, the Argentine Capital Markets Law and the CNV Rules. Any such notice will be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the last date on which publication is required and made as so required. In the case of Global Notes, notices will be sent to DTC or its nominee (or any successors), as the holder thereof, and such clearing agency or agencies will communicate such notices to their participants in accordance with their standard procedures.

In addition, we will be required to cause all such other publications of such notices as may be required from time to time by applicable Argentine law. Neither the failure to give notice nor any defect in any notice given to any particular holder of a New Note will affect the sufficiency of any notice with respect to any other New Notes.

Judgment Currency Indemnity

If a judgment or order given or made by any court for the payment of any amount in respect of any New Note is expressed in a currency (the “judgment currency”) other than U.S. Dollars (the “denomination currency”), we will indemnify the relevant holder against any deficiency arising or resulting from any variation in rates of exchange between the date as of which the amount in the denomination currency is notionally converted into the amount in the judgment currency for the purposes of such judgment or order and the date of actual payment thereof. This indemnity will constitute a separate and independent obligation from the other obligations contained in the terms and conditions of the New Notes, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant New Note or under any such judgment or order.

Governing Law, Judgments, Jurisdiction, Service of Process, Waiver of Immunities

The New Indenture and the New Notes are governed by, and will be construed in accordance with, the law of the State of New York; provided that all matters relating to (a) the due authorization, execution, issuance and delivery of the New Notes by us, (b) the CNV’s authorization of the public offering of the New Notes in Argentina, (c) matters relating to the legal requirements necessary in order for the New Notes to qualify as “obligaciones negociables simples no convertibles en acciones” under Argentine law, and (d) the validity of meetings of Noteholders in Argentina, will be governed by the Negotiable Obligations Law, the Argentine Capital Markets Law, the Argentine Corporations Law, the CNV Rules, and other applicable Argentine laws and regulations.

We will irrevocably and unconditionally submit to the non-exclusive jurisdiction of any state or federal court sitting in (a) the Borough of Manhattan, City and State of New York, and (b) any Argentine court sitting in the City of Buenos Aires, including the ordinary courts for commercial matters and the Tribunal de Arbitraje General de la Bolsa de Comercio de Buenos Aires (Permanent Arbitral Tribunal of the Buenos Aires Stock Exchange), any arbitral tribunal of the stock exchange where the New Notes are listed under the provisions of Article 46 of the Argentine Capital Markets Law or any competent court in the place of our corporate domicile for purposes of any action or proceeding arising out of or related to the New Indenture or the New Notes, in each case with all applicable courts of appeal therefrom. We will irrevocably waive, to the fullest extent permitted by law, any objection which we may have to the laying of the venue of any such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum. We have also agreed that final judgment in any such action or proceeding brought in such court will be conclusive and binding upon us and may be enforced in any court in the jurisdiction to which we are subject by a suit upon such judgment; provided that service of process is effected upon us in the manner specified in the following paragraph or as otherwise permitted by law.

As long as any note remains outstanding, we will at all times have an authorized agent in the Borough of Manhattan in the City and State of New York upon whom process may be served in any legal action or proceeding arising out of or relating to the New Notes or the New Indenture. Service of process upon such agent and written notice of such service mailed or delivered to the party being joined in such action or proceeding will, to the extent permitted by law, be deemed in every respect effective service of process upon such party in any such legal action or proceeding. We have appointed Raghsa Real Estate LLC as our agent for service of process in any proceedings in the Borough of Manhattan, City and State of New York.

Trustee

The New Notes will be issued in accordance with the New Indenture. The Bank of New York Mellon has been appointed as the Trustee under the New Indenture. The New Indenture contains provisions relating to the duties and responsibilities of the Trustee and its obligations to the Holders of the New Notes.

The Trustee may resign at any time and the Holders of a majority in aggregate principal amount of the New Notes may remove the Trustee at any time. If the Trustee has or shall acquire a conflicting interest (as defined in the New Indenture), the Trustee shall either eliminate such interest or resign. We may remove the Trustee if the Trustee becomes ineligible to serve as Trustee under the terms of the New Indenture, becomes incapable of acting as Trustee, or is adjudged insolvent or bankrupt. If the Trustee resigns or is removed, a successor Trustee will be appointed in accordance with the terms of the New Indenture. We will give notice of any resignation, termination or appointment of the Trustee to the Holders of the New Notes and to the CNV.

In the New Indenture, we covenant to indemnify and defend the Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable costs and expenses of its counsel) arising out of or in connection with the acceptance or administration of the New Indenture or the trusts thereunder and the performance of its duties and the exercise of its rights thereunder, including in each of its capacities hereunder as Co-Registrar, Principal Paying Agent and Transfer Agent, except to the extent such loss, liability or expense is due to its own gross negligence or willful misconduct.

The New Indenture provides that the Trustee or any affiliate or agent of the Trustee may become the owner or pledgee of securities with the same rights it would have if it were not the Trustee or any agent of the Trustee and may otherwise deal with us and receive, collect, hold and retain collections from us with the same rights it would have if it were not the Trustee or an affiliate or agent. The Trustee and its affiliates and agents are entitled to enter into business transactions with us or any of our affiliates without accounting for any profit resulting from such transactions.

Paying Agents; Transfer Agents; Registrars

The Registrars, Paying Agents and Transfer Agents appointed by us are referred to under “Description of the New Notes—General” above. We may at any time appoint additional or other Registrars, Paying Agents and Transfer Agents and terminate the appointment thereof; provided that (i) while the New Notes are outstanding, we will maintain a Co-Registrar, a Paying Agent and a Transfer Agent in New York City; and (ii) as long as it is required by Argentine law or by the CNV, we will maintain a Registrar, a Paying Agent and a Transfer Agent in the City of Buenos Aires. In the event required by the New Indenture, notice of any resignation, termination or appointment of any Registrar, Paying Agent or Transfer Agent, and of any change in the office through which any Registrar, Paying Agent or Transfer Agent will act, will be promptly given to the Holders of the New Notes in the manner described under “—Notices” above and to the CNV.

The Trustee, the Paying Agents, the Transfer Agents, Registrar and Co-Registrar make no representation regarding this Exchange Offer Memorandum, any pricing supplement or the matters contained herein or therein.

Certain Definitions

The following sets forth certain defined terms used in the New Indenture:

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning set forth under “—Additional Amounts” above.

“Adjusted Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there will not be included in such Adjusted Consolidated Net Income on an after-tax basis:

1.	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)

subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)

the Company’s equity in a net loss of any such Person for such period will be included in determining such Adjusted Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

2.

solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of “Certain Covenants—Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)

subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Adjusted Consolidated Net Income;

3.

any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company;

4.	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

5.	any extraordinary gain or loss;

6.	any unrealized gain or loss from the revaluation of investment properties;

7.	any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, to the extent such gain or losses are non-cash items;

8.	any income taxes (including deferred taxes) to the extent in excess of cash payments made in respect of such income taxes; and

9.	the cumulative effect of a change in accounting principles.

“Additional Notes” has the meaning set forth under “—General” above.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For the purposes of the provisions described under “—Certain Covenants—Limitation on Transactions with Affiliates,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Acquisition” means:

1.

an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary;

2.

the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

3.	any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”), in a single disposition or a series of related dispositions, by the Company or any Restricted Subsidiary of:

(a)	any Capital Stock of any Restricted Subsidiary (but not Capital Stock of the Company); or

(b)	any property or assets (other than cash or Cash Equivalents or Capital Stock of the Company) of the Company or any Restricted Subsidiary.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)

the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets” or any disposition which constitutes a Change of Control;

(2)

sales of apartments and leases and transfers of office or commercial space in the ordinary course of business and consistent with past practices (including, without limitation, pre-sales of apartments and the transfer of office space to finance the purchase of land);

(3)	exchanges or swaps of real estate (including properties under development and completed properties) in the ordinary course of business;

(4)	the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(5)

a disposition to the Company or a Restricted Subsidiary (other than a Receivables Entity), including a Person that is or will become a Restricted Subsidiary (other than a Receivables Entity) immediately after the disposition;

(6)	any Restricted Payment permitted under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Investment, or the reinvestment of any proceeds thereof;

(7)

an issuance or sale of Capital Stock by a Restricted Subsidiary of the Company that is offered on a pro rata basis to the Company and its Restricted Subsidiaries (other than a Receivables Entity), on the one hand, and minority Holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority holder);

(8)	any sale or other disposition of inventory or damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(9)	any sale or other disposition of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien in the ordinary course of business;

(10)

any sale, transfer or other disposition of Residential Receivables and related assets in connection with Indebtedness Incurred in accordance with clause 2(i) under “—Limitation on Incurrence of Indebtedness”;

(11)	any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(12)	the good faith surrender or waiver of contract rights, tort claims or statutory rights in connection with a settlement or in bankruptcy or similar proceedings; and

(13)	any transaction or series of related transactions that involves Property having a Fair Market Value of less than U.S.$2.0 million.

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Designation with respect to an Unrestricted Subsidiary and (3) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (2) of that definition.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City or the City of Buenos Aires are authorized or required by law, regulation or executive order to close.

“BYMA” means the Bolsas y Mercados Argentinos S.A. or the entity that in the future replaces it.

“Capital Stock” means:

1.

with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

2.	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

3.	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under IFRS. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with IFRS.

“Cash Equivalents” means:

1.

marketable direct obligations issued by, or unconditionally guaranteed by, the government of the United States, the government of Argentina or the Argentine Central Bank, or issued by any agency or instrumentality of the governments of the United States or Argentina and backed by the full faith and credit of the United States or Argentina, respectively;

2.

marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having an Investment Grade Rating;

3.

money market investments, marketable securities, checks and deferred payment checks (cheques de pago diferido) and other similar instruments (a) by whomever issued which, by their terms, are payable or may be required to be paid in cash within 360 days of their issuance, or (b) issued by any Person which by their terms, are payable or may be required to be paid in cash within 18 months from date of acquisition thereof;

4.

demand deposits, certificates of deposit, overnight deposits, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign branch of a U.S. bank, or (b) any bank organized under the laws of Argentina and authorized by the Argentine Central Bank;

5.

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

6.	corporate obligations that at the time of acquisition thereof have a local market credit rating of at least “BBB” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s; and

7.	investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means (i) the Permitted Holders cease to be the beneficial owner (as defined below), directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company; (ii) individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of the Company; (iii) the sale, assignment, conveyance, transfer, lease (other than in the ordinary course of business) or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder; or (iv) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

For purposes of this definition:

(a)

“beneficial owner” will have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

(b)

the Permitted Holders or any other Person or Group will be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the Permitted Holders or such other Person or Group, as the case may be, beneficially own, directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent corporation.

“Change of Control Payment” has the meaning set forth under “Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “Change of Control.”

“CNV” means the Argentine National Securities Commission (Comisión Nacional de Valores).

“CNV Rules” means the CNV rules and regulations approved by general resolution 622/2013 as amended.

“Commodity Agreement” means any commodity or raw material futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interest, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any year or period, the Adjusted Consolidated Net Income of such Person for such year or period, increased or decreased (without duplication), as applicable, by the following items to the extent deducted or added in calculating such Adjusted Consolidated Net Income:

1.	Consolidated Interest Expense;

2.	consolidated interest income (excluding to the extent included in clause (1) above);

3.

non-cash expenses or losses for such period, determined on a consolidated basis in accordance with IFRS (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period);

4.

(x) all non-cash credits and gains increasing Adjusted Consolidated Net Income for such period and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Adjusted EBITDA in any prior period;

5.	depreciation and amortization; and

6.	income tax and minimum presumed income tax.

“Consolidated Interest Coverage Ratio” means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Adjusted EBITDA of such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Interest Expense for such Person for such Four Quarter Period. For purposes of this definition, “Consolidated Adjusted EBITDA” and “Consolidated Interest Expense” will be calculated after giving effect on a pro forma basis as determined in good faith by our Board of Directors for the period of such calculation to:

(1)

the Incurrence or repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

(2)

any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company), including any Asset Sale Transaction or Asset Acquisition giving rise to the need to make such determination occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Interest Expense” for purposes of determining the denominator (but not the numerator) of this “Consolidated Interest Coverage Ratio,”

(a)

interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(b)

if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period;

(c)

notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(d)

interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with IFRS; and

(e)

for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Interest Expense” means, for any period, without duplication, total cash and non-cash interest expense, less interest income to the extent reducing interest expense, of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense:

(1)

interest expense attributable to Capitalized Lease Obligations in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with IFRS, and the interest component of any deferred payment obligations;

(2)

amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to IFRS, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)

non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to IFRS shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)

the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)

interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, or any interest payment made by the Company and its Restricted Subsidiaries during such period; and

(8)	Receivables Fees.

“Consolidated Tangible Assets” means, for any Person at any time, the total consolidated assets of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in accordance with IFRS, less Intangible Assets.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Custodian” means the Trustee, as custodian with respect to the New Notes in global form, or any successor entity thereto.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the New Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the New Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designation” and “Designation Amount” have the meanings set forth under “—Certain Covenants— Limitation on Designation of Unrestricted Subsidiaries” above.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the final maturity date of the New Notes; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because under certain circumstances it may be required to be repurchased by the Company or its Subsidiaries, and provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity of the New Notes shall not constitute Disqualified Stock if:

1.

the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the terms applicable to the New Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Redemption and Repurchase—Change of Control Offer”; and

2.	any such requirement only becomes operative after compliance with such terms applicable to the New Notes, including the purchase of any New Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the New Indenture; provided that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Event of Default” has the meaning set forth under “Events of Default.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934 (or any successor statute), as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Properties” means any item of property, plant and equipment, any item of investment property or any item of property under construction existing on the Issue Date.

“Fair Market Value” means, with respect to any asset, the price (after deducting any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Company acting in good faith and provided, further that with respect to any asset having a price less than U.S.$7.5 million, only the good faith determination of the Company’s senior management shall be required.

“Fitch” means Fitch Ratings Ltd. and its successors and assigns.

“Future Leveraged Property” means any item of property, plant and equipment, any item of investment property or any item of property under construction not existing on the Issue Date and acquired or developed by the Company with the net proceeds of any Indebtedness Incurred after the Issue Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent, or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities, or services, to take or pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” with respect to any note, the Person in whose name at the time such note is registered in the Register.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board as applicable in Argentina from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee, or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding).

“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments; (c) all obligations of such Person under any lease that are required to be classified and accounted for as capital lease obligations under IFRS; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (e) all obligations due and payable under letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof; (f) guarantees of such Person in respect of Indebtedness referred to in clauses (a) through (e) above and (g) through (i) below; (g) net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); (h) to the extent not otherwise included in this definition, amount of obligations outstanding of such Person under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions (including, without limitation, Qualified Receivables Transactions and factoring or similar financing transactions); (i) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and (j) all Indebtedness of any other Person of the type referred to in clauses (a) through (i) which is secured by any Lien on any property or asset of such Person. Notwithstanding anything set forth herein, for the avoidance of doubt, Indebtedness shall not include (i) any obligation Incurred in connection with (x) the purchase of property that pursuant to its terms can be discharged only by delivering office or commercial space or residential units or (y) the pre-sale of residential units or the advanced collections of lease payments, in each case in the ordinary course of business and consistent with market practice and (ii) any provision or liability for taxes.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Intangible Assets” means with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with IFRS.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments, and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

1.	direct or indirect loan, advance or other extension of credit (including, without limitation, by means of a guarantee) to any other Person;

2.	capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or

3.	any purchase or acquisition by such Person of any Capital Stock, bonds, Notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” will exclude:

(i)	accounts receivable, trade credit, and advances and other extensions of credit to customers, employees and other Persons in the ordinary course of business;

(ii)	Hedging Obligations entered into in the ordinary course of business and in compliance with the New Indenture;

(iii)	endorsements of negotiable instruments in the ordinary course of business;

(iv)	guarantees made in compliance with “Certain Covenants—Limitation on Incurrence of Indebtedness” and “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries”;

(v)

investments consisting of purchases of real property, inventory, supplies, material or equipment or purchase of contract rights or licenses, leases or intellectual property, in the ordinary course of business and consistent with past practice; and

(vi)

any purchase or acquisition by such Person of Indebtedness of another Person in the ordinary course of business (a) that is secured by a mortgage or other Lien encumbering real property and/or the equity interests of the Person owning such real property and not by any other unrelated property, (b) whereby the sole obligor with respect to such Indebtedness is the Person that owns the real property subject to the mortgage or other Lien, and (c) that is acquired for the principal purpose of exercising remedies and otherwise obtaining control or ownership over the real property subject to the mortgage or other Lien by foreclosure, a conveyance in lieu of foreclosure, a bankruptcy or otherwise; provided, however, that any amount of such Indebtedness that at the time of the purchase or the acquisition is in excess of the Fair Market Value of the real property subject to the mortgage or other Lien securing such Indebtedness as determined by an Independent Financial Advisor shall be deemed an Investment for the purposes of this Indenture.

For purposes of the “—Certain Covenants—Limitation on Restricted Payments” covenant, the Company will be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Grade Rating” means a rating equal to or higher than (i) Baa3 (or the equivalent) by Moody’s or (ii) BBB – (or the equivalent) by S&P or Fitch; in each case at international level.

“Issue Date” means December [•], 2024.

“Latest Completed Quarter” means the most recently ended fiscal quarter of the Company for which consolidated financial statements of the Company are available.

“Lien” means any lien, mortgage, pledge, security interest or similar encumbrance.

“MAE” means the Mercado Abierto Electronico S.A.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

1.	reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

2.

taxes paid or estimated by the Company in good faith to be payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

3.	repayment of Indebtedness secured by a Lien on the Property or assets that are the subject of such Asset Sale;

4.	all distributions and other payments required to be made to minority interest holders (that are not Affiliates of the Company) in Subsidiaries or joint ventures as a result of such Asset Sale; and

5.

amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with IFRS, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Officer” means, when used in connection with any action to be taken by the Company, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Controller or the General Counsel of the Company.

“Officers’ Certificate” means, when used in connection with any action to be taken by the Company, a certificate signed by an Officer of the Company and delivered to the Trustee.

“Permitted Business” means any business activity of the type conducted by the Company as of the Issue Date, and any business related, ancillary or complementary thereto, in Argentina or any other jurisdiction.

“Permitted Holders” means (i) Moisés Khafif; (ii) his spouse, children and grandchildren; (iii) any legal heirs (or similar legal successors) upon death of any of the persons specified in clauses (i) or (ii); (iv) any trust created for the benefit of any of the persons specified in clauses (i) or (ii) or for the benefit of the estate, executor, administrator or beneficiaries of any of the persons specified in clauses (i) or (ii); or (v) any Affiliates of any of the persons specified in clauses (i) or (ii).

“Permitted Indebtedness” has the meaning set forth under clause (2) of “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Permitted Investments” means:

1.

Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary (other than a Receivables Entity) or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary (other than a Receivables Entity);

2.	Investments in the Company or any Restricted Subsidiary (other than a Receivables Entity) that is engaged in a Permitted Business;

3.	Investments in cash and Cash Equivalents;

4.	Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date;

5.

any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

6.	Investments permitted pursuant to clause (2)(b) of “Certain Covenants—Limitation on Transactions with Affiliates”;

7.

Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under “Certain Covenants—Limitation on Asset Sales”;

8.	Investments in the form of Hedging Obligations permitted under clause 2(d) of “Certain Covenants—Limitation on Incurrence of Indebtedness”;

9.	payroll, travel, moving and other loans or advances to, or guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business;

10.	extensions of credit and prepayment of expenses to customers, suppliers, utility providers, licensees and other trade creditors in the ordinary course of business;

11.

contingent obligations and performance guarantees Incurred in the ordinary course of business in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness”, and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with the covenant described under “—Certain Covenants—Limitation on Liens;”

12.	loans or advances to employees for bona fide business purposes made in the ordinary course of business and consistent with past practices of the Company or such Restricted Subsidiary;

13.	Investments in the New Notes or the Existing Notes;

14.

Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

15.	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

16.

any Investment by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided that the Investment in any Person is in the form of a Purchase Money Note or an equity interest or interest in Residential Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any Person owning those accounts receivable;

17.

Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary; and

18.

(i) Investments by the Company or any Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) engaged in a Permitted Business; provided that the Company or its Restricted Subsidiaries (x) are primarily responsible for the development (to the extent the relevant real estate project is undeveloped) and/or management of the related real estate project(s), (y) maintain an equity ownership interest in such Person of no less than 20% of such Person’s total Capital Stock, or, if less than such percentage, to the extent such Investment, together with all other Investments incurred under this clause (18)(i) that are less than such percentage, do not exceed in aggregate at the time of such Investment the greater of (i) U.S.$150.0 million and (ii) 30% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), and (z) comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person; and

(ii) Investments by the Company or any Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) engaged in a Permitted Business for which the Company or its Restricted Subsidiaries are not primarily responsible for the development (to the extent the relevant real estate project is undeveloped) and/or management of the related real estate project(s); provided that (x) maintain an equity ownership interest in such Person of no less than 20% of such Person’s total Capital Stock, (y) such Investment, together with all other Investments incurred under this clause (18)(ii), do not exceed in the aggregate at the time of such Investment the greater of (i) U.S.$150.0 million and (ii) 30% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), and (z) comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person; and

(iii) Investments by the Company or any Restricted Subsidiary in any Person (other than, for the avoidance of doubt, a Restricted Subsidiary) (x) for which the Company or its Restricted Subsidiaries are not primarily responsible for the development (to the extent any relevant project is undeveloped) and/or management of any related project(s), and in which the Company or any Restricted Subsidiary do maintain an equity ownership in such Persons of less than 20% of such

Persons’ total Capital stock; provided that (y) such Investment, together with all other Investments incurred under this clause (18)(iii), do not exceed in the aggregate at the time of such Investment the greater of (i) U.S.$100.0 million and (ii) 16% of the Company’s Total Consolidated Tangible Assets as of the end of the Latest Completed Quarter (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), and (z) the Company and its Restricted Subsidiaries comply with the covenant set forth under “Certain Covenants—Limitation on Asset Sales” with respect to any direct or indirect sale, transfer or other dispositions of the Investment in such Person.

“Permitted Lien” means:

1.	any Lien existing on the Issue Date;

2.

any landlord’s, workmen’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other Liens arising in the ordinary course of business (excluding, for the avoidance of doubt, Liens in connection with any Indebtedness);

3.

any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing or Refinancing all or any part of the cost of acquiring, constructing, developing or improving such asset, which Lien attached to such acquired, constructed, developed or improved asset or property and assets related to real property whose acquisition, construction, development or improvement is being financed or Refinanced, concurrently with or within 180 days after the acquisition or the completion of the construction, development or improvement thereof or the date of such Refinancing, provided that such Indebtedness does not exceed the aggregate cost of acquisition, construction, development or improvement and is not secured by any other property or asset;

4.	any Lien in favor of the Company or any of its Restricted Subsidiaries (other than a Receivables Entity);

5.	any Lien on any property existing thereon at the time of acquisition of such property and not created in connection with such acquisition;

6.

any Lien securing an extension, renewal or refunding of Indebtedness secured by an Lien referred to in (1), (3) or (5) above; provided that such new Lien is limited to the property which was subject to the prior Lien immediately before such extension, renewal or refunding; and provided further that the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased;

7.

(i) any inchoate Lien for taxes, assessments or governmental charges or levies not yet due (including any relevant extensions), (ii) any Lien arising or incurred in connection with judgments or assessments under circumstances not constituting an Event of Default or (iii) any Lien in the form of a tax or other statutory Lien or any other Lien arising by operation of law; provided that any such Lien will be discharged within 90 days after the date it is created or arises (unless contested in good faith);

8.	Liens on Residential Receivables and related asset pursuant to Indebtedness Incurred in accordance with clause (2)(i) under “—Limitation on Incurrence of Indebtedness”;

9.

any Lien securing or providing for the payment of Indebtedness Incurred in connection with any Project Financing, provided that the properties to which any such Lien applies are (a) any property whose acquisition, construction and/or improvement is the subject of, and being financed in, such Project Financing or (b) revenues or claims which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such properties;

10.

Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary or such Unrestricted Subsidiary’s Subsidiaries; and

11.

Any other Lien on the assets of the Company or of any of its Restricted Subsidiaries; provided that on the date of the creation or assumption of such Lien, the Indebtedness secured by such Lien, together with all of the Company’s and its Restricted Subsidiaries’ Indebtedness secured by any Lien under this clause (11), will have an aggregate principal amount outstanding not exceeding the greater of (x) U.S.$150.0 million and (y) 30% of the Company’s Consolidated Tangible Assets.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Project Financing” means any financing for the acquisition, construction, development and/or improvement of any property (a) if the Person or Persons providing such financing agree expressly to, or by operation of the relevant financing documents, look to the properties so financed and the revenues to be generated by the operation of, or loss or damage to, such property (except to the extent set forth in clause (b)) as the sole source of repayment for the moneys advanced and (b) for which there is no recourse to the Company or its Restricted Subsidiaries other than sole recourse to the relevant project financing Subsidiary.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock and that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Merger Jurisdiction” means any of (i) Argentina; (ii) the United States, any State thereof or the District of Columbia; or (iii) any country member of the Organization for Economic Co-operation and Development (OECD).

“Qualified Receivables Transactions” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Receivables Entity or (b) any other Person, or may grant a security interest in, any Residential Receivables (whether now existing or arising in the future) of the Company or any Restricted Subsidiary and any asset related thereto, including, without limitation, all collateral securing such Residential Receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such Residential Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Residential Receivables (collectively, “Receivables Property”); provided that, no portion of the Indebtedness or any other Obligations (contingent or otherwise) in respect of such transaction or transactions (a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset (other than the related Receivables Property) of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings.

“Rating Agency” means any one of Moody’s, S&P or Fitch.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Company as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary (for the avoidance of doubt, solely to the extent the discount relates to interest accrual and not to the valuation of the receivables or participations); provided that any such amounts that are required to be paid by discounting the face amount of receivables in transactions pursuant to clause 2(i)(2) under “—Limitation on Incurrence of Indebtedness” that exceed the amounts that would have been paid if such discounting had been made at market rates, as determined in good faith by the Board of Directors of the Company, will not be considered Receivables Fees.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as:

1.

the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the reasonable fees, expenses, defeasance costs and accrued but unpaid interest payable by the Company in connection with such Refinancing);

such new Indebtedness has:

(a)	a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(b)	a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; and

(c)

if the Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the New Notes, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Residential Receivables” means a right of the Company or any of its Restricted Subsidiaries to receive payment arising from the sale of a residential unit constructed after the Issue Date pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for such residential unit under terms that permit the purchase of such residential unit on credit, including, without limitation, an account receivable; provided that, for purposes of this definition, (x) no Residential Receivables may exceed 35% of the total purchase price of the aggregate residential units in the development project to which such Residential Receivables relate; and (y) no Residential Receivable may exceed 40% of the purchase price of the residential unit relating to such Residential Receivable.

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 (or any successor statute), as amended and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means the New Notes and any other Indebtedness of the Company that ranks equal in right of payment with the New Notes.

“Significant Subsidiary” means, at any relevant time, any of the Company’s Restricted Subsidiaries which is a “significant subsidiary” of the Company within the meaning of Rule 1.02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of receivables transactions.

“Subordinated Indebtedness” means, with respect to the Company, any Indebtedness of the Company which is expressly subordinated in right of payment to the New Notes, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.

“Subsidiary Guarantor” means each Restricted Subsidiary that provides a guarantee of the New Notes in accordance with the New Indenture; provided that upon release or discharge of such Restricted Subsidiary from its guarantee in accordance with the New Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets.”

“Unrestricted Subsidiary” means any Subsidiary of the Company Designated as such pursuant to “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the Holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

1.	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

2.	the sum of the products obtained by multiplying:

(a)

the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means, for any Person, any Subsidiary (Restricted Subsidiary in the case of the Company) of which all the outstanding Capital Stock (other than, in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies this definition in respect of such Person.

TRANSFER RESTRICTIONS

The following restrictions will apply with respect to the resale of the New Notes. Purchasers are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of the New Notes.

The New Notes have not been registered and will not be registered under the Securities Act, any state securities laws or the laws of any other jurisdiction (other than Argentina), and may not be offered or sold except pursuant to transactions exempt from, or not subject to, registration under the Securities Act and the securities laws of any other jurisdiction. Accordingly, the New Notes are being offered and sold only:

•	to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act;

•	outside of the United States, in offshore transactions, in reliance on Regulation S under the Securities Act; and

•	to any Eligible EEA and UK Investor.

Purchasers’ Representations and Restrictions on Resale and Transfer

Each purchaser of New Note and each owner of any beneficial interest therein will be deemed, by its acceptance or purchase thereof, to have represented and agreed as follows:

(1)

the offering and sale of the New Notes have not been registered under the Securities Act, or any state securities laws, and are intended to be exempt from registration under the Securities Act pursuant to Section 3(a)(9) of the Securities Act and Regulation S;

(2)

the purchaser is acquiring the New Notes for its own account (or, if it is acquiring the New Notes as a fiduciary or agent for one or more investor accounts, the purchaser has the full power and authority to make the representations, warranties and agreements herein on behalf of each such account);

(3)	the New Notes will be represented by a global note;

(4)

the purchaser is (or, if it is acquiring the New Notes as a fiduciary or agent for one or more investor accounts, each such account is) either (i) a U.S. Person in the United States and is purchasing the New Notes issued in exchange for the Existing Notes issued pursuant to Rule 144A of the Securities Act, in reliance on Section 3(a)(9) of the Securities Act, or (ii)(A) not in the United States and is purchasing the New Notes in an offshore transaction pursuant to Regulation S under the Securities Act and (B) an Eligible EEA and UK Investor;

(5)

the purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of independently evaluating the merits and risks of an investment in the New Notes, and the purchaser is able to bear the economic risk of the investment. The purchaser has made its own investment decision regarding the New Notes based on its own knowledge;

(6)

the purchaser understands and agrees that (A) with respect to the New Notes issued to U.S. Persons in the United States in reliance on Section 3(a)(9) of the Securities Act, in exchange for the Existing Notes issued pursuant to Rule 144A of the Securities Act, such New Notes may be freely transferred to third parties, except by affiliates of the Company, because the one-year holding period under Rule 144(d) will have been satisfied and (B) with respect to the New Notes issued pursuant to Regulation S, such New Notes may not be re-offered, resold, pledged or otherwise transferred except (1) outside the United States in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S and (2) in accordance with all applicable securities laws of the states of the United States;

(7)	the purchaser agrees that it will give to each person to whom it transfers the New Notes notice of any restrictions on transfer of such New Notes;

(8)

the purchaser has had the opportunity to ask questions of, and receive answers from, the Company concerning the Company, the Company’s business and financial condition and the New Notes to be acquired by the purchaser and other related matters. The purchaser further represents and warrants that the Company has made available to the purchaser, or its agents all documents and information requested by the purchaser or on its behalf relating to an investment in the New Notes, including this Exchange Offer Memorandum. In evaluating the suitability of an investment in the New Notes, the purchaser has not relied and will not rely on any other representations or other information (whether oral or written) made by or on behalf of the Company (or any of the Company’s agents, including, without limitation, the Information and Exchange Agent) other than as contemplated by the two preceding sentences;

(9)

the purchaser acknowledges that prior to any proposed transfer of New Notes (other than pursuant to an effective registration statement) the holder of such New Notes may be required to provide certifications relating to the manner of such transfer as provided in the New Indenture;

(10)

the purchaser acknowledges that the trustee, co-registrar or transfer agent for the New Notes will not be required to accept for registration the transfer of any New Notes acquired by it, except upon presentation of evidence satisfactory to us that the restrictions set forth herein have been complied with; and

(11)	the purchaser acknowledges that the Company, the Information and Exchange Agent and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, and agreements.

Legends

The following is the form of restrictive legend which will appear on the face of the 3(a)(9) global note and which will be used to notify transferees of the foregoing restrictions on transfer:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAS BEEN ISSUED IN RELIANCE UPON SECTION 3(a)(9) OF THE SECURITIES ACT AND MAY ONLY BE RESOLD PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

The following is the form of restrictive legend which will appear on the face of the Regulation S global note and which will be used to notify transferees of the foregoing restrictions on transfer:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS AND MAY NOT BE SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS THE NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE STATEMENTS IN THIS LEGEND ARE AN INTEGRAL PART OF THIS NOTE AND THE HOLDER AGREES TO BE SUBJECT TO AND BOUND BY THE TERMS AND PROVISIONS SET FORTH IN THIS LEGEND.”

The resale restriction periods may be extended, in our discretion, in the event of one or more issuances of additional notes, as described under “Description of the New Notes.” The above legend (including the restrictions on resale specified thereon) may be removed solely at our direction.

For further discussion of the requirements (including the presentation of transfer certificates) under the New Indenture to effect exchanges or transfers of interest in global notes and certificated notes, see “Description of the New Notes.”

Any questions or requests for assistance or additional copies of this Exchange Offer Memorandum may be directed to the Information and Exchange Agent at the address and telephone number set forth below.

The Information and Exchange Agent for the Exchange Offer is:

New York Attn: Rana Sails 30 Broad Street 46th Floor New York, NY 10004 Tel: +1 212 809 2663 Email: RSails@bondcom.com	London Attn: Rana Sails Unit 3, 1st Floor Cosmopolitan House 10A Christina Street London EC2A 4PA United Kingdom Tel: +44-(0)207-382-4580 Email: RSails@bondcom.com